UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Mattel, Inc.
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Notice of Annual Meeting

of Stockholders and

2015 Proxy Statement

NOTICE OF THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Mattel, Inc.

Notice of the 2015 Annual Meeting of Stockholders

WHERE:	Manhattan Beach Marriott
1400 Parkview Avenue
Manhattan Beach, California 90266

WHEN:	Thursday, May 21, 2015
9:00 a.m., Los Angeles time

The 2015 Annual Meeting of Stockholders of Mattel, Inc. (“Mattel” or the “Company”) will be held on May 21, 2015 at 9:00 a.m. (Los Angeles time) at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California 90266 (“Annual Meeting”).

We will consider and act on the following items of business at the Annual Meeting:

1.	Election of the 10 director nominees named in the Proxy Statement. The nominees for election to our Board of Directors (“Board”) are Michael J. Dolan, Trevor A. Edwards, Dr. Frances D. Fergusson, Ann Lewnes, Dominic Ng, Vasant M. Prabhu, Dean A. Scarborough, Christopher A. Sinclair, Dirk Van de Put and Kathy White Loyd;

2.	Advisory vote to approve named executive officer compensation (“Say-on-Pay”);

3.	Approval of the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan;

4.	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2015;

5.	Stockholder proposal regarding an independent Board Chairman, if properly presented; and

6.	Such other business as may properly come before the Annual Meeting.

The Proxy Statement accompanying this notice describes each of the items of business in more detail. The Board recommends a vote:

•	FOR each of the 10 nominees for director named in the Proxy Statement;

•	FOR the Say-on-Pay vote;

•	FOR the approval of the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan;

•	FOR the ratification of the selection of PriceWaterhouseCoopers LLP as Mattel’s independent registered public accounting firm; and

•	AGAINST the stockholder proposal regarding an independent Board Chairman, if properly presented.

If you were a holder of record of Mattel common stock at the close of business on March 27, 2015, you are entitled to notice of, and to vote at, the Annual Meeting.

NOTICE OF THE 2015 ANNUAL MEETING OF STOCKHOLDERS

The Manhattan Beach Marriott is accessible to those who require special assistance. If you require special assistance, please call the hotel at (310) 546-7511. Whether or not you expect to attend the Annual Meeting, please submit a proxy to vote as soon as possible in order that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors

Robert Normile

Secretary

El Segundo, California

April 9, 2015

Mattel, Inc.

PROXY STATEMENT

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting.

Meeting Information and Mailing of Proxy Materials

Date and Time:	May 21, 2015 at 9:00 a.m. (Los Angeles time)
Location:	Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California 90266
Record Date:	March 27, 2015
Mailing Date:	On or about April 9, 2015, we will mail a Notice of Internet Availability of Proxy Materials to most stockholders and printed copies of our proxy materials to our other stockholders.

Voting Items and Board Recommendations

Matter	Our Board’s Recommendations
Election of Ten (10) Director Nominees (page 10)	FOR each Director Nominee
Advisory Vote on the Compensation of Our Named Executive Officers (“Say-on-Pay”) (page 98)	FOR
Approval of the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan (page 100)	FOR
Ratification of PricewaterhouseCoopers LLP as Our Independent Accounting Firm for 2015 (page 114)	FOR
Stockholder Proposal Regarding Independent Board Chairman, if properly presented (page 115)	AGAINST

Mattel, Inc. 2015 Proxy Statement	1

PROXY SUMMARY

Board Nominees

Name	Director Since	Principal Occupation/ Key Experience	Independent	Mattel Committee Memberships
Michael J. Dolan†	2004	Chief Executive Officer of Bacardi Limited	Yes	Compensation (Chair), Executive (Chair) and Governance and Social Responsibility
Trevor A. Edwards	2012	President, NIKE Brands of NIKE, Inc.	Yes	Compensation and Governance and Social Responsibility
Dr. Frances D. Fergusson	2006	Former President of Vassar College; Director at Pfizer Inc.	Yes	Executive, Finance and Governance and Social Responsibility (Chair)
Ann Lewnes	2015	Senior Vice President and Chief Marketing Officer of Adobe Systems Incorporated	Yes	Governance and Social Responsibility
Dominic Ng*	2006	Chairman of the Board and Chief Executive Officer of East West Bancorp, Inc. and East West Bank	Yes	Audit and Finance
Vasant M. Prabhu*	2007	Executive Vice President and Chief Financial Officer of Visa Inc.	Yes	Audit (Chair), Executive and Finance
Dean A. Scarborough	2007	Chairman of the Board and Chief Executive Officer of Avery Dennison Corporation	Yes	Compensation, Executive and Finance (Chair)
Christopher A. Sinclair	1996	Chairman of the Board and Chief Executive Officer of Mattel, Inc.	No	Equity Grant Allocation
Dirk Van de Put*	2011	President and Chief Executive Officer of McCain Foods Limited	Yes	Audit and Governance and Social Responsibility
Kathy White Loyd	2001	Executive in Residence and Faculty Member at the Bryan School of Business & Economics at the University of North Carolina –Greensboro	Yes	Audit and Compensation
* Audit Committee Financial Expert † Independent Lead Director

2	Mattel, Inc. 2015 Proxy Statement

PROXY SUMMARY

Governance Highlights

Governance highlights include:

•	Other than our Chief Executive Officer (“CEO”), all independent directors (9 out of 10 directors);

•	Annual election of directors, with majority of votes cast voting standard;

•	Board membership marked by leadership, experience and diversity;

•	Independent Lead Director and regular sessions of independent directors;

•	Four active standing Board committees comprised solely of independent directors;

•	Board oversight of risk management;

•	CEO transition occurred (on January 25, 2015, Christopher A. Sinclair was appointed as our new Chairman of the Board and Interim CEO and on April 2, 2015, he was appointed as CEO); and

•	Meaningful director and executive stock ownership guidelines.

Financial Highlights

At the Mattel family of companies, we design, manufacture and market a broad variety of toy products worldwide, which are sold to our retail customers and directly to consumers. As a global consumer goods company, we compete for executive talent with a large range of companies that are category leaders in the consumer products, apparel and fashion, food and beverage, retail, and entertainment and leisure industries. Our objectives are to grow our share in the marketplace, continue to improve our operating margins and create long-term stockholder value.

While we experienced a disappointing year in 2014, our financial discipline and success in driving efficiencies continued to deliver healthy margins and cash flow. In addition, we returned approximately $515 million to our stockholders through dividends. A summary of our 2014 financial results are as follows:

•	Worldwide net sales were down 7% percent from the prior year, with International gross sales down 7% and North American gross sales down 5%.

•	Operating income was approximately $654 million, compared to operating income of approximately $1.17 billion for 2013.

•	Earnings per share were $1.45 as compared to the prior year of $2.58.

•	Net cash flows from operating activities were approximately $889 million, an increase of approximately $191 million from 2013.

•	We paid annual total dividends of $1.52 per share during 2014, which reflects an increase of 6% from 2013, and we repurchased approximately 5 million shares of our common stock at a cost of approximately $177 million.

•	Our stock price decreased from $47.58 to $30.95 during 2014, reflecting a one-year Total Stockholder Return(1) (“TSR”) of -32% compared to our peer group one-year median TSR of 13%.

(1) TSR represents the annualized rate of return reflecting price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends over such period.

Mattel, Inc. 2015 Proxy Statement	3

PROXY SUMMARY

•	We experienced three- and five-year TSR of 8% and 13%, respectively. This compares to our peer group three- and five-year median TSR of 20% and 17%, respectively.

For more details, please see our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (“SEC”).

In early 2015, the Board agreed on a series of management changes that it believes will strengthen Mattel going forward including:

•	On January 13, 2015, Richard Dickson was promoted from Chief Brands Officer to President, Chief Brands Officer.

•	On January 13, 2015, Timothy Kilpin was promoted from Executive Vice President International to President, Chief Commercial Officer.

•	On January 25, 2015, Bryan Stockton ceased to be the Chairman of the Board and CEO and his employment was terminated; on the same day, Christopher Sinclair, our Independent Lead Director, was appointed as Chairman of the Board and Interim CEO.

•	On April 2, 2015, Mr. Sinclair was appointed as CEO and Mr. Dickson was appointed as President and Chief Operating Officer.

In 2015 and beyond, we intend to utilize our unmatched portfolio of brands, global scale of infrastructure, capable management team and strong balance sheet to work towards revitalizing our business and to deepen our connection with children and parents around the world. In addition, we launched “Funding Our Future,” our cost savings program where we are looking to simplify our global operations through structural and process improvements and supply chain optimization.

Executive Compensation Highlights

Our executive compensation programs directly tie the amount of earned and realizable executive compensation to Company performance. As a result of our poor performance in 2014:

•	No merit-based salary increases were given to our named executive officers (“NEOs”) in 2014 or 2015;

•	No bonuses were earned or paid to our NEOs under our annual cash incentive plan, the Mattel Incentive Plan (“MIP”), for 2014 because we did not achieve our threshold goal for adjusted operating profit;

•	No performance-based restricted stock units (“Performance Units”) granted to our NEOs under our 2014-2016 Long-Term Incentive Program (“LTIP”) were earned for 2014 because the Company did not achieve our threshold goals under the annual net operating profit after tax, less capital charge and annual net sales performance measures;

•	Stock options granted to our NEOs in 2014 were underwater as of fiscal year end; and

•	Value of time-vesting restricted stock units (“RSUs”) granted to our NEOs in 2014 declined 12.2%, based on our stock price on the RSU grant date compared to our stock price at fiscal year end.

4	Mattel, Inc. 2015 Proxy Statement

PROXY SUMMARY

Our strong pay-for-performance link is demonstrated by comparing Mr. Stockton’s 2014 targeted compensation to the realizable value of his 2014 compensation as of December 31, 2014, when our stock price was $30.95 per share, as set forth below:

2014 Targeted Compensation

2014 Targeted Annual Cash	$2,875,000
Base Salary	$1,150,000
Target Annual Incentive (MIP)(1)	$1,725,000
2014 LTI Grant Date Values(1)(2)	$6,111,386
Stock Options	$2,312,499
Stock Awards	$3,798,887
RSUs ($2,333,339)
Performance Units ($1,465,548)
Total 2014 Targeted Compensation	$8,986,386

2014 Realizable Compensation
2014 Actual Annual Cash(2)	$1,150,000
Base Salary	$1,150,000
Actual Annual Incentive (MIP) Paid	$0
2014 LTI Realizable Values(3)	$2,048,704
Stock Options	$0
Stock Awards	$2,048,704
RSUs ($2,048,704)
Performance Units ($0)
Total 2014 Realizable Compensation	$3,198,704
% of Targeted Compensation	36%

(1) Reflects equity long-term incentive (“LTI”) amounts disclosed in the “Grants of Plan-Based Awards in 2014” table on page 73. The grant date fair value of the 2014-2016 Performance Units is determined in accordance with FASB ASC Topic 718 based on probable outcome of the performance-related component for one-third of the granted Performance Units and estimated valuation of the market-related component using a Monte Carlo simulation.

(2) Reflects amounts disclosed in the “Summary Compensation Table” on page 69 for 2014.

Mattel, Inc. 2015 Proxy Statement	5

PROXY SUMMARY

(3) The value shown for the 2014 stock options reflects the intrinsic value of such options as of fiscal year end based on the difference between the $30.95 stock price and the option exercise price. If instead the Black Scholes value of the stock options was taken into account at year end, then such options would be valued at $1.3 million, resulting in Total 2014 Realizable Compensation of $4.5 million, or 50% of Targeted Compensation.

The value shown for 2014 RSUs reflects our stock price as of fiscal year end of $30.95.

The value of the Performance Units is zero because the Performance Units that could have been earned in 2014, representing one-third of the amount granted, were not earned due to our poor 2014 financial performance. The remaining granted Performance Units will be earned, if at all, based on our performance in 2015 and 2016.

Our strong pay-for-performance link also is demonstrated by the following:

•	A significant percentage of our NEOs’ compensation is in the form of variable or “at risk” pay in order to provide the greatest emphasis on long-term performance and stockholder alignment. For 2014, our equity-based awards and annual cash incentive opportunities represented between 72% and 88% of our NEOs’ compensation opportunities.

•	For 2014, our former CEO’s total target direct compensation and long-term incentive compensation were below the median but above the 25th percentile of our comparator peer group, with base salary and target bonus at the median of our comparator peer group. Our NEOs’ total target direct compensation was in the median range overall.

•	We have a Compensation Recovery Policy (“Clawback Policy”) applicable to all executive officers and other direct reports to the CEO that permits our Compensation Committee to require forfeiture or reimbursement of certain cash and equity that was paid, granted or vested based upon the achievement of financial results that, when recalculated to include the impact of a material financial restatement, were not achieved, whether or not fraud or misconduct was involved.

•	We have Executive Severance Plans that limit benefits to a multiple of 2x base salary and annual incentive (or in the case of some executives, 1.5x) and no excise tax gross-ups. We also require “double trigger” (i.e., both a change of control and a qualified termination of employment) for equity acceleration in connection with a change of control.

•	We maintain meaningful stock ownership guidelines. Our guidelines were revised, effective January 1, 2014, to require stock ownership levels as a value of Mattel shares equal to a multiple of base salary (CEO at 6x, CFO at 4x and other NEOs at 3x and, as of January 29, 2015, certain NEOs at 4x due to promotions to higher job levels), consistent with market practices, and to include holding requirements if the target level ownerships are not met within the compliance deadline.

•	Our Compensation Committee retains a leading independent compensation consultant.

•	We have experienced strong “say-on-pay” support, with approximately 98% stockholder approval in 2014.

Corporate Information

Corporate Headquarters:	333 Continental Boulevard, El Segundo, California 90245-5012

Corporate Website:	www.corporate.mattel.com

Investor Relations Website:	http://investor.shareholder.com/mattel/

State of Incorporation:	Delaware

Stock Symbol:	Nasdaq: MAT

6	Mattel, Inc. 2015 Proxy Statement

PRINCIPAL STOCKHOLDERS

PRINCIPAL STOCKHOLDERS

As of March 27, 2015, the only persons known by Mattel to own beneficially, or to be deemed to own beneficially, 5% or more of Mattel’s common stock were as follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Owned(1)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	25,948,735	(2)	7.67%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	25,267,465	(3)	7.47%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	25,051,158	(4)	7.40%

(1) The percentages shown are based on 338,340,597 shares of Mattel common stock outstanding as of March 27, 2015 and may differ from the percentages reflected in the filings referenced below.

(2) As reported in a Schedule 13G/A filed with the SEC on January 26, 2015 by BlackRock, Inc. The Schedule 13G/A states that BlackRock, Inc. has sole voting power as to 22,419,277 shares and sole dispositive power over all of the shares.

(3) As reported in a Schedule 13G/A filed with the SEC on February 11, 2015 by The Vanguard Group. The Schedule 13G/A states that The Vanguard Group has sole voting power as to 584,128 shares, shared dispositive power as to 552,492 shares and sole dispositive power as to 24,714,973 shares.

(4) As reported in a Schedule 13G filed with the SEC on February 12, 2015 by T. Rowe Price Associates, Inc. The Schedule 13G states that T. Rowe Price Associates, Inc. has sole voting power as to 7,457,693 shares and sole dispositive power over all of the shares.

Mattel, Inc. 2015 Proxy Statement	7

SECURITY OWNERSHIP OF MANAGEMENT AND THE BOARD

SECURITY OWNERSHIP OF MANAGEMENT AND THE BOARD

The following table sets forth information regarding the beneficial ownership of Mattel common stock as of March 27, 2015, the record date, by (i) each director and nominee for director, (ii) our NEOs, as described under the section “Executive Compensation – Compensation Discussion and Analysis” and (iii) all current directors and executive officers of Mattel as a group.

Name of Beneficial Owner	Current Position with Mattel	Amount and Nature of Beneficial Ownership(1)(2)
Named Executive Officers
Bryan G. Stockton	Former Chairman of the Board and CEO	1,722,859
Kevin M. Farr	Chief Financial Officer	832,656
Richard Dickson	President and Chief Operating Officer	25,182
Timothy J. Kilpin	President, Chief Commercial Officer	157,254
Robert Normile	Executive Vice President, Chief Legal Officer and Secretary	450,027
Geoff M. Massingberd	Chairman and President of MEGA Brands	279,994
Directors
Michael J. Dolan	Director	98,992
Trevor A. Edwards	Director	4,449
Dr. Frances D. Fergusson	Director	25,374
Ann Lewnes	Director	0
Dominic Ng	Director	18,500
Vasant M. Prabhu	Director	23,374
Dean A. Scarborough	Director	23,967
Christopher A. Sinclair	Director, Current Chairman of the Board and CEO	61,542
Dirk Van de Put	Director	7,182
Kathy White Loyd	Director	10,760
All current Directors and Executive Officers, as a group (20 persons)		2,282,291	(3)

(1) Each director and executive officer named above owns or controls, or may be deemed to beneficially own or control, less than 1.0% of Mattel common stock. Except as otherwise noted, the directors and executive officers named above have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. There were 338,340,597 shares of Mattel common stock outstanding as of March 27, 2015.

8	Mattel, Inc. 2015 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT AND THE BOARD

(2) Includes (i) shares which the individuals shown have the right to acquire upon vesting of RSUs, or upon exercise of vested stock options, as of March 27, 2015 or within 60 days thereafter, and (ii) shares held through the Mattel stock fund of the Mattel, Inc. Personal Investment Plan, a 401(k) tax-qualified savings plan, as set forth in the table below.

Name of Beneficial Owner	Stock Options	RSUs	401(k) Shares
Named Executive Officers
Bryan G. Stockton	1,666,410	–	7,641
Kevin M. Farr	608,162	–	15,269
Richard Dickson	24,957	–	225
Timothy J. Kilpin	74,792	–	3,407
Robert Normile	344,631	–	13,454
Geoff M. Massingberd	178,958	–	–
Directors
Michael J. Dolan	21,000	3,701	–
Trevor A. Edwards	–	3,701	–
Dr. Frances D. Fergusson	–	3,701	–
Ann Lewnes	–	–	–
Dominic Ng	9,000	–	–
Vasant M. Prabhu	–	3,701	–
Dean A. Scarborough	12,000	3,701	–
Christopher A. Sinclair	21,000	3,701	–
Dirk Van de Put	–	3,701	–
Kathy White Loyd	–	3,701	–
All current Directors and Executive Officers, as a group (20 persons)	1,527,869	33,067	49,065

(3) The amount stated represents approximately 0.67% of the outstanding shares of Mattel common stock as of March 27, 2105.

Mattel, Inc. 2015 Proxy Statement	9

PROPOSAL 1 – ELECTION OF DIRECTORS

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board recommends that stockholders vote FOR each of the nominees named herein for election as directors.

Identifying and Evaluating Nominees for Director

The Board, acting through the Governance and Social Responsibility Committee, is responsible for identifying and evaluating candidates for membership on the Board. Mattel’s Corporate Governance Guidelines (“Guidelines”) set forth the process for selecting candidates for director positions and the role of the Governance and Social Responsibility Committee in identifying potential candidates and screening them, with input from the Chairman of the Board.

Under the Guidelines, the Governance and Social Responsibility Committee is responsible for reviewing with the Board annually the skills and characteristics required of Board members given the current make-up of the Board and the perceived needs of the Board at that time. This review includes an assessment of the talents, skills, areas of expertise, experience, diversity and independence of the Board and its members. Any changes that may have occurred in any director’s responsibilities, as well as such other factors as may be determined by the committee to be appropriate for review, are also considered.

The charter of the Governance and Social Responsibility Committee also sets forth the process by which the committee actively seeks individuals qualified to become Board members for recommendation to the Board. The committee, with input from the Chairman of the Board, screens candidates to fill vacancies on the Board, solicits recommendations from Board members as to such candidates, and considers recommendations for Board membership submitted by stockholders as described further below. Candidates whom the committee expresses interest in pursuing meet in person with at least two members of the Governance and Social Responsibility Committee before they are selected. The committee recommends to the Board the director nominees for each annual meeting of stockholders.

The Governance and Social Responsibility Committee also has adopted a Director Nominations Policy that describes the methodology for selecting the candidates who are included in the slate of director nominees recommended to the Board and the procedures for stockholders to follow in submitting nominations and recommendations of possible candidates for Board membership. This policy also identifies the following minimum qualifications that each nominee should possess:

•	An outstanding record of professional accomplishment in his or her field of endeavor;

•	A high degree of professional integrity, consistent with Mattel’s values;

•	Willingness and ability to represent the general best interests of all of Mattel’s stockholders and not just one particular stockholder or constituency, including a commitment to enhancing stockholder value; and

•	Willingness and ability to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and no commitments that would, in the Governance and Social Responsibility Committee’s judgment, interfere with or limit his or her ability to do so.

10	Mattel, Inc. 2015 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

The Director Nominations Policy also lists the following additional skills, experiences and qualities that are desirable in nominees:

•	Skills and experiences relevant to Mattel’s business, operations or strategy. These skills and experiences might include, among other things, experience in senior management of a large, consumer products or multinational company, and/or senior level experience in one or more of the following areas: finance, accounting, law, strategy and business development, operations, sales, marketing, international business, information technology and/or public relations;

•	Qualities that help the Board achieve a balance of a variety of knowledge, experience and capability on the Board and an ability to contribute positively to the collegial and collaborative culture among Board members; and

•	Qualities that contribute to the Board’s overall diversity – diversity being broadly construed to mean a variety of opinions, perspectives, professional and personal experiences and backgrounds, as well as other differentiating characteristics.

Lastly, the Director Nominations Policy indicates that whether a nominee would be an independent director of Mattel also is considered in the context of the overall independence of Mattel’s Board and the independence of the committees of the Board.

In performing its role in the annual nomination process, the Governance and Social Responsibility Committee reviews the composition of the Board in light of the committee’s assessment of the needs of the Board for additional or replacement Board members, Mattel’s current business structure, operations and financial condition, challenges facing Mattel, the Board’s performance and inputs from stockholders and other key constituencies, and evaluates director nominees against the criteria for nominees set forth in the Director Nominations Policy, including such criteria related to diversity. The committee intends to review the Director Nominations Policy periodically, and anticipates that modifications may be necessary or advisable from time to time as Mattel’s needs and circumstances evolve, and as applicable legal or listing standards change. Accordingly, the Governance and Social Responsibility Committee may amend the Director Nominations Policy from time to time, in which case the most current version will be available in the “Corporate Governance” section of Mattel’s corporate website.

Stockholder Nominations

The Governance and Social Responsibility Committee will consider stockholder nominations of possible candidates for Board membership that are properly submitted pursuant to the advance notice provisions of Mattel’s Bylaws and applicable law, as well as recommendations made by stockholders, as described below. In evaluating such nominations and recommendations, the Governance and Social Responsibility Committee applies the same criteria as are used for evaluating candidates generally, as described above.

Any stockholder of Mattel may nominate one or more persons for election as a director of Mattel at an annual meeting of stockholders if the stockholder complies with the timing and other requirements for such nomination contained in the advance notice provisions of Mattel’s Bylaws and applicable law. The notice should be sent to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012.

Mattel, Inc. 2015 Proxy Statement	11

PROPOSAL 1 – ELECTION OF DIRECTORS

Any stockholder of Mattel may also recommend one or more persons for nomination by the Board for election as a director by sending to the Governance and Social Responsibility Committee the name of such recommended nominee, as well as a detailed statement explaining why such stockholder is making such recommendation. Any such recommendation must include all information required by Mattel’s Bylaws and applicable law. Such recommendation should be sent to: Governance and Social Responsibility Committee, c/o Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012. See the “Deadline for Future Proposals, Nominations and Recommendations by Stockholders – Recommendations of Director Candidates” section of this Proxy Statement for a description of the procedures that are required to be followed. Mattel’s Bylaws and the Director Nominations Policy are available on Mattel’s corporate website at http://corporate.mattel.com/about-us/relatedlinks.aspx.

The Nominees

The authorized number of directors is currently set at 10 and the Board currently consists of 10 members. Dr. Andrea L. Rich passed away in July 2014, and Mr. Stockton ceased service as a director in January 2015. Ann Lewnes was appointed to serve as a director as of February 1, 2015. Based upon recommendations of the Governance and Social Responsibility Committee, the Board has nominated the following 10 members for election to the Board at the Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal:

Michael J. Dolan	Dominic Ng	Dirk Van de Put
Trevor A. Edwards	Vasant M. Prabhu	Kathy White Loyd
Dr. Frances D. Fergusson	Dean A. Scarborough
Ann Lewnes	Christopher A. Sinclair

All of the nominees are currently directors and each nominee has consented to being named in this Proxy Statement as a nominee for election as a director and agreed to serve as a director, if elected.

If you properly submit your proxy, unless you subsequently give instructions to the contrary, the proxy holders will cast your votes “for” the election of the nominees listed above. If, before the Annual Meeting, any nominee becomes unavailable to serve, the Board may identify a substitute for such nominee and treat votes “for” the unavailable nominee as votes “for” the substitute. We presently believe that each of the nominees named above will be available to serve.

No nominee has any current arrangement or understanding with Mattel or, to Mattel’s knowledge, any other person or persons, pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any familial relationship to any other nominee or to any executive officer of Mattel.

The Board, upon recommendation of the Governance and Social Responsibility Committee, selected a slate of nominees whose experiences, qualifications, attributes and skills in, among other things, leadership of large corporations, consumer products, international business, marketing and advertising, financial management and operations, information technology, commercial banking, investment banking, including mergers and acquisitions and business development, accounting, community outreach, corporate governance and public policy, led the Board to conclude that these persons should serve as our directors at this time. The Board also selected nominees with experience gained from past service with Mattel and situations confronting other companies that are comparable to those situations confronting Mattel.

12	Mattel, Inc. 2015 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

For each nominee who is standing for election, set forth below is his or her name, age, tenure as a director of Mattel, and a description of his or her principal occupation, other business experience, public company and other directorships held during the past five years and educational degrees. The specific experiences, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director at this time are described below.

MICHAEL J. DOLAN

Mr. Dolan has served as Chief Executive Officer of Bacardi Limited, the largest privately held spirits company in the world, since November 2014. From May 2014 to November 2014, he served as Interim Chief Executive Officer of Bacardi. From November 2011 to May 2014, he served as Chairman of the Board and Chief Executive Officer of IMG Worldwide, a global leader in sports, fashion and media entertainment. Prior to that, Mr. Dolan served at IMG as President and Chief Operating Officer, from April 2011 to November 2011, and before that as Executive Vice President and Chief Financial Officer, from April 2010 to April 2011. He served as Executive Vice President and Chief Financial Officer of Viacom, Inc., a leading global entertainment content company, from May 2004 to December 2006. Mr. Dolan served as Senior Advisor to Kohlberg Kravis Roberts & Co., a leading private equity firm with substantial investments in many large consumer retail companies, from October 2004 to May 2005. Prior to that, he served in the following positions with Young & Rubicam, Inc., a marketing and communications company: Chairman of the Board and Chief Executive Officer (2001 to 2003), Vice Chairman and Chief Operating Officer (2000 to 2001) and Vice Chairman and Chief Financial Officer (1996 to 2000). Mr. Dolan holds bachelor’s and master’s degrees from Fordham University, an MBA from Columbia University, and a Ph.D. from Cornell University.

Other Directorships/Advisory Affiliations

Mr. Dolan has served on the Board of Directors of Bacardi Limited (since 2009), where he served on the Audit Committee until 2014, the Board of Directors of the March of Dimes (since 2013) and the Board of Directors of Northside Center for Child Development (since 2003). Mr. Dolan has served as Chairman of the Board of America’s Choice, Inc., a developer of research-based school improvement solutions (2004 to 2010).

Key Experience/Director Qualifications

As a currently serving Chief Executive Officer of a large global company, Mr. Dolan brings to Mattel’s Board leadership, finance, global retail and branding, strategic marketing and operations experience. Mr. Dolan also brings to Mattel’s Board a valuable perspective on the entertainment industry through his experience as the former Chief Executive Officer of IMG, which is important to Mattel since many of its most popular toys are derived from licensed entertainment properties. Also, Mr. Dolan’s long tenure with Young & Rubicam enables him to provide unique insights to Mattel, which is a large purchaser of advertising, in the areas of advertising and brand building. Mr. Dolan has gained valuable experience as the former Chief Financial Officer of IMG, Viacom and Young & Rubicam, where he dealt with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluating the financial results and financial reporting processes of large companies. Mr. Dolan’s extensive business experience across a variety of industries and service on multiple boards make him well suited to be Mattel’s Independent Lead Director and to chair each of Mattel’s Compensation Committee and Executive Committee, and make him an important contributor to Mattel’s Governance and Social Responsibility Committee, on which he serves as a member.

Age: 68 Director Since: 2004
Mattel Committee Memberships: • Compensation Committee (Chair) • Executive Committee (Chair) • Governance and Social Responsibility Committee

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PROPOSAL 1 – ELECTION OF DIRECTORS

TREVOR A. EDWARDS

Mr. Edwards has served as President, NIKE Brands of NIKE, Inc., the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities, since July 2013. From August 2006 through June 2013, Mr. Edwards served as Vice President, Global Brand & Category Management of NIKE. Mr. Edwards served as Vice President, Global Brand Management of NIKE from September 2002 to August 2006, and before that, as Vice President, U.S Brand Marketing from 2000 to 2002, and as Vice President, EMEA Marketing from 1999 to 2000. He was the Director of Marketing for Europe from 1997 to 1999 and the Director of Marketing for the Americas from 1995 to 1997. During his career at NIKE, Mr. Edwards has led some of the brand’s most significant break-through innovations, including spearheading the creation of NIKE+. In addition, he helped transform the digital landscape and position NIKE as a leader in the use of social media to connect with consumers globally. Mr. Edwards began his career at The Goldman Sachs Group, Inc. and has also held management positions at Colgate-Palmolive Company. Mr. Edwards holds a bachelor’s degree in business and an MBA from Baruch College, City University of New York.

Other Directorships/Advisory Affiliations

Mr. Edwards has served on the boards of the following non-profit entities: NIKE Foundation (since 2005) and Management Leadership for Tomorrow (since 2008).

Key Experience/Director Qualifications

Mr. Edwards brings to Mattel’s Board, the Governance and Social Responsibility Committee and the Compensation Committee on which he serves as a member, two decades of marketing and global brand management experience from a large, public company. His leadership, strategy and management skills in overseeing category business units globally and all brand management functions, including digital and advertising, sports marketing, brand design, public relations and retail marketing, provide a unique perspective on Mattel’s key goals and strategies for growth.

Age: 52 Director Since: 2012
Mattel Committee Memberships: • Compensation Committee • Governance and Social Responsibility Committee

DR. FRANCES D. FERGUSSON

Dr. Fergusson served as President of Vassar College from 1986 to 2006. From 1982 to 1986, Dr. Fergusson was Provost and Vice President for academic affairs at Bucknell University. Dr. Fergusson received in 2011 the Harvard Medal for her outstanding service to the University. Dr. Fergusson holds a bachelor’s degree from Wellesley College and master’s and Ph.D. degrees from Harvard University.

Other Directorships/Advisory Affiliations

Dr. Fergusson has served on the Board of Directors of Pfizer Inc. (since 2009), where she is Chair of the Regulatory and Compliance Committee, and served on the Compensation and Science & Technology Committees, the Ringling Foundation (since 2014), where she is Chair of the Strategic Planning Committee and served on the Executive Committee, The Getty Trust (since 2007), where she is Chair of the Governance Committee and served on the Finance Committee, The School of American Ballet (since 2007), where she served on the Strategic Planning Committee, and Second Stage Theatre (since 2006), where she served on the Executive Committee. She has served on the Board of Directors of Wyeth Pharmaceuticals (2005-2009), where she served as Chair of the Nominating and Governance Committee and served on the Corporate Issues and Science & Technology Committees. She was a director of HSBC Bank USA (1990-2008) and was on the Executive Committee and served as Chair of the Human Resources and Compensation Committee. Dr. Fergusson also has served on the boards of the following non-profit entities: The Mayo Clinic (1988-2002, Chair 1998-2002), Harvard University Board of Overseers (2002-2008, President 2007-2008), Vassar College

Age: 70 Director Since: 2006
Mattel Committee Memberships: • Executive Committee • Finance Committee • Governance and Social Responsibility Committee (Chair)

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PROPOSAL 1 – ELECTION OF DIRECTORS

(President and Chair of the Executive Committee, 1986-2006), National Humanities Center (2006-2012), Foundation for Contemporary Arts (2006-2012) and The Noguchi Foundation (1997-2007).

Key Experience/Director Qualifications

As the former President of a major educational institution, Dr. Fergusson provides to Mattel’s Board her extensive general and financial management, leadership and strategic planning experience. Dr. Fergusson also brings to Mattel’s Governance and Social Responsibility Committee, on which she serves as Chair, as well as the Executive Committee and the Finance Committee, on which she serves as a member, her broad experience serving on the Boards of many large, highly-regarded for-profit and non-profit entities.

ANN LEWNES

Ms. Lewnes has served as Senior Vice President and Chief Marketing Officer of Adobe Systems Incorporated, a diversified software company that provides digital marketing and digital media solutions, since November 2006. Prior to Adobe, Ms. Lewnes was employed with Intel Corporation, a leading semiconductor manufacturing company that designs, manufactures and sells integrated digital technology platforms worldwide, for more than 20 years, serving most recently as Vice President, Sales & Marketing, from January 2000 to November 2006. In 2000, she was elected to the American Advertising Federation’s Hall of Achievement. In 2010, she was honored with a Changing The Game Award by the Advertising Women of New York. Ms. Lewnes holds a bachelor’s degree from Lehigh University.

Other Directorships/Advisory Affiliations

Ms. Lewnes has served on the Board of Directors of the Advertising Council (since 2009), where she served on the Executive Committee, and the Board of Directors of the Adobe Foundation since 2009, where she served as Secretary.

Key Experience/Director Qualifications

As a global media and marketing leader in the technology industry, Ms. Lewnes provides Mattel’s Board with strong leadership in branding, advertising, technology and financial management marketing. She brings to Mattel’s Board and the Governance and Social Responsibility Committee experience in driving strategic growth and global demand at two public, technology companies as well as her experience serving on the boards of non-profit entities. At Adobe, Ms. Lewnes is responsible for Adobe’s corporate brand, corporate communications and integrated marketing efforts worldwide and has spearheaded the transformation of the company’s global marketing efforts to be digital-first and data-driven. At Intel, Ms. Lewnes played a key role globally positioning the business and products to consumers, business professionals and key computer channels.

Age: 53 Director Since: 2015
Mattel Committee Memberships: • Governance and Social Responsibility Committee

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PROPOSAL 1 – ELECTION OF DIRECTORS

DOMINIC NG

Mr. Ng has served as Chairman of the Board and Chief Executive Officer of East West Bancorp, Inc. and East West Bank, one of the largest banks based in California, since 1992, and served as President from 1992 to 2009. Prior to that, Mr. Ng was President of Seyen Investment, Inc., from 1990 to 1992, and before that Mr. Ng spent a decade practicing as a certified public accountant with Deloitte & Touche LLP. From 2005 to 2011, Mr. Ng served as a director of the Los Angeles Branch of the Federal Reserve Bank of San Francisco. Mr. Ng transformed East West Bank from a small savings and loan association based in Los Angeles into a full service commercial bank with over 130 locations worldwide. Ranked in the top 10 of the 100 Best Banks in America by Forbes for four consecutive years (2010-2013) and rated among the 25 largest U.S. banks by market capitalization, East West Bank is a leading commercial bank that is widely known as the financial bridge between the United States and Greater China. Mr. Ng holds a bachelor’s degree from the University of Houston, an honorary doctor of law degree from Occidental College and an honorary fellowship from Lingnan University in Hong Kong.

Other Directorships/Advisory Affiliations

Mr. Ng has served on the Board of Trustees of the University of Southern California (since 2014), and on the Board of Directors of the Committee of 100, an international, non-profit, non-partisan, membership organization that promotes constructive relations between the people of the United States and Greater China (since 2011). He also was Chairman of the Committee of 100 (2011-2014). Mr. Ng has served on the boards of the following non-profit entities and government organizations: the United Way of Greater Los Angeles (2006-2014), The Bowers Museum (2004-2014), Pacific Council on International Policy (2010-2013), California Bankers Association (2002-2010), Federal Reserve Bank of San Francisco – Los Angeles Branch (2005-2010), Los Angeles’ Mayor’s Trade Advisory Council as Co-Chair(2009-2011), and Southern California Committee for 2016 Olympic Games (2006-2010).

Key Experience/Director Qualifications

As a certified public accountant, Mr. Ng has gained valuable experience dealing with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluating financial results and financial reporting processes of large companies. Mr. Ng brings all of this experience to Mattel’s Audit Committee where he serves, along with Messrs. Prabhu and Van de Put, as one of the Committee’s three Audit Committee Financial Experts, and to the Finance Committee, on which he also serves as a member. Mr. Ng’s extensive experience conducting business in China is extremely valuable to Mattel because of Mattel’s large manufacturing presence in China. Mr. Ng also brings to Mattel’s Board extensive business and governmental connections in the State of California and the City of Los Angeles, where Mattel is headquartered.

Age: 56 Director Since: 2006
Mattel Committee Memberships: • Audit Committee • Finance Committee

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PROPOSAL 1 – ELECTION OF DIRECTORS

VASANT M. PRABHU

Mr. Prabhu has served as Executive Vice President and Chief Financial Officer of Visa Inc., the world’s largest consumer payments technology company, since February 2015. From May 2014 to February 2015, he served as Chief Financial Officer of NBCUniversal, one of the world’s leading media and entertainment companies. From March 2010 to May 2014, he served as Vice Chairman and Chief Financial Officer of Starwood Hotels and Resorts Worldwide, Inc. (“Starwood”), one of the world’s largest hotel and leisure companies. From 2004 to March 2010, he served as Executive Vice President and Chief Financial Officer of Starwood. From 2000 to 2003, Mr. Prabhu served as Executive Vice President and Chief Financial Officer of Safeway, Inc. From 1998 to 2000, Mr. Prabhu served as President of the Information and Media Group of McGraw-Hill. Mr. Prabhu served as Senior Vice President Finance & Chief Financial Officer of Pepsi International from 1992 to 1998. Mr. Prabhu holds a bachelor’s degree in Engineering from the Indian Institute of Technology, Mumbai, India, and an MBA in Marketing and Finance from the University of Chicago.

Other Directorships/Advisory Affiliations

Mr. Prabhu has served on the Board of Directors of the U.S. India Business Counsel (2013-2014). Mr. Prabhu has served as a director and member of the Audit and Compensation Committees of the Board of Directors of Knight Ridder (2003–2006).

Key Experience/Director Qualifications

As Chief Financial Officer of a number of large public companies, Mr. Prabhu has extensive experience dealing with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluating financial results and financial reporting processes of large companies. Mr. Prabhu brings this experience to Mattel’s Audit Committee, where he serves both as Chair, and along with Messrs. Ng and Van de Put, as one of the Committee’s three Audit Committee Financial Experts. He also brings this experience to the Finance Committee and Executive Committee, on which he serves as a member. As Senior Vice President Finance & Chief Financial Officer of Pepsi International, Mr. Prabhu was responsible for the company’s franchise and had oversight of operations in more than 100 countries. His global management and finance experience are also important to Mattel given its significant international operations.

Age: 55 Director Since: 2007
Mattel Committee Memberships: • Audit Committee (Chair) • Executive Committee • Finance Committee

DEAN A. SCARBOROUGH

Mr. Scarborough has served as Chief Executive Officer of Avery Dennison Corporation (“Avery”), an industry leader that develops innovative identification and decorative solutions for businesses and consumers worldwide, since May 2005, and has served as Chairman of the Board of Avery since April 2010. In addition, he served as President of Avery from May 2000 through October 2014. From 2000 to May 2005, Mr. Scarborough served as President and Chief Operating Officer of Avery. He also has served on Avery’s Board of Directors since May 2000. Mr. Scarborough holds a bachelor’s degree from Hiram College and an MBA from the University of Chicago.

Other Directorships/Advisory Affiliations

As discussed above, Mr. Scarborough has served as Chairman of the Board of Avery since 2010 and a director of Avery since 2000.

Key Experience/Director Qualifications

As a currently-serving Chief Executive Officer of a large public company, Mr. Scarborough brings to Mattel’s Board deep management, brand building, leadership, finance, global retail and operations experience that makes him an important contributor to the Board, the Compensation Committee and the Executive Committee on which he serves as a member and the Finance Committee on which he serves as Chair. He has extensive experience in retail and distribution channels, enabling Mr. Scarborough to provide valuable perspective and insights in these areas. He also brings to Mattel’s Board his experience serving on the Board of Directors of another large public company. Mr. Scarborough is a prominent member of the Los Angeles business community, where Mattel is headquartered.

Age: 59 Director Since: 2007
Mattel Committee Memberships: • Compensation Committee • Executive Committee • Finance Committee (Chair)

Mattel, Inc. 2015 Proxy Statement	17

PROPOSAL 1 – ELECTION OF DIRECTORS

CHRISTOPHER A. SINCLAIR

Mr. Sinclair has served as Chief Executive Officer of Mattel, Inc. since April 2015, and has served as Chairman of the Board of Mattel since January 2015. He also served as Interim Chief Executive Officer of Mattel from January 2015 to April 2015. Prior to assuming the role of Chairman of the Board and Interim Chief Executive Officer, Mr. Sinclair served as the Independent Lead Director, Chairman of the Audit Committee and Chairman of the Executive Committee since 2011. From 2002-2008, he served as Executive Chairman of Scandent Holdings, an information technology investment company. From 2005 to 2009, he also served as Executive Chairman of Cambridge Solutions Corporation, Ltd., a leader in providing information technology and business process outsourcing services. He also served as a Managing Director of Manticore Partners, LLC, a venture capital advisory firm, from 2000 to 2005, as an Operating Partner of Pegasus Capital Advisors, LP, a private equity firm, from 2000 to 2002, and as Chairman of the Board and Chief Executive Officer of Caribiner International, Inc. from 1999 to 2000. Prior to that, he served as President and Chief Executive Officer of Quality Food, Inc., Chairman and Chief Executive Officer of Pepsi-Cola Company and President and Chief Executive Officer of PepsiCo Foods & Beverages International and Pepsi-Cola International for more than five years. Mr. Sinclair holds a bachelor’s degree in Business Administration from the University of Kansas and an MBA from the Tuck School of Business at Dartmouth College.

Other Directorships/Advisory Affiliations

In addition to the directorships listed above, Mr. Sinclair has served on the Board of Directors of Reckitt Benckiser Group plc (since February 2015), where he served on the Nominating and Audit Committees, and has previously served on the Board of Directors of Foot Locker, Inc. (1995-2008), where he served on the Finance and Compensation Committees, and Perdue Farms (1992-2000). While serving on the Board of Directors of Cambridge Solutions Corporation, Ltd. (2005-2009), he served on the Compensation and Audit Committees.

Key Experience/Director Qualifications

Mr. Sinclair brings to Mattel’s Board invaluable management, leadership and strategic experience across a variety of industries, and during his tenure as a director of Mattel, he has gained a deep understanding of Mattel’s business and the toy industry and its cycles. He was responsible for building Pepsi-Cola’s international business, and as a result, he also brings substantial global business experience to Mattel’s Board. As a former Chief Executive Officer of a large, multinational, multibrand consumer products company like Pepsi-Cola, Mr. Sinclair also gained front-line exposure to many of the issues facing a public company like Mattel, particularly on the operational, financial and corporate governance fronts, making Mr. Sinclair an important contributor to the Board. As noted above, Mr. Sinclair has extensive board experience, having served on the boards of numerous companies, including a number of emerging market growth ventures such as The Water Initiative (since 2008) and Biovittoria, Ltd. (2009-2014).

Age: 64 Director Since: 1996
Mattel Committee Memberships: • Equity Grant Allocation Committee

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PROPOSAL 1 – ELECTION OF DIRECTORS

DIRK VAN DE PUT

Mr. Van de Put has served as President and Chief Executive Officer of McCain Foods Limited, an international leader in the frozen food industry, since July 2011. From May 2010 to July 2011, he served as Chief Operating Officer of McCain Foods, and he has served on the Board of Directors of McCain Foods since May 2010. From September 2009 to May 2010, he served as President of the Global Over-the-Counter, Consumer Health division of Novartis AG, a world leader in innovative healthcare products. From 2007 to 2009, he served as President of the Americas division at Groupe Danone, a leader in the food industry in packaged water, dairy and baby food products. Mr. Van de Put served as President of the Latin America division at Groupe Danone from 1998 to 2007. In 1998, Mr. Van de Put served as President of the Caribbean division of The Coca-Cola Company and served as Vice President of the Value Chain Management, Brazil division of The Coca-Cola Company from 1997 to 1998. Mr. Van de Put holds a doctorate in veterinary medicine from the University of Ghent and an MBA from the University of Antwerp.

Other Directorships/Advisory Affiliations

Mr. Van de Put serves on the Board of Directors of the Consumer Goods Forum, a worldwide organization that represents hundreds of consumer product good companies and grocery retailers (since 2013).

Key Experience/Director Qualifications

As a currently-serving President, Chief Executive Officer and member of the Board of Directors of a large, multinational corporation, Mr. Van de Put has invaluable management, finance, leadership, international, global retail and operations expertise. Mr. Van de Put contributes to Mattel’s Board extensive and diversified management experience in large public and private companies in the global retail and consumer packaged goods industries. Mr. Van de Put also brings all of this experience to Mattel’s Audit Committee where he serves, along with Messrs. Prabhu and Ng, as one of the Committee’s three Audit Committee Financial Experts, and to the Governance and Social Responsibility Committee, where he also serves as a member.

Age: 54 Director Since: 2011
Mattel Committee Memberships: • Audit Committee • Governance and Social Responsibility Committee

KATHY WHITE LOYD

Ms. White Loyd has served as Executive in Residence and Faculty Member at the Bryan School of Business & Economics at the University of North Carolina – Greensboro since August 2013. She founded both the Horizon Institute of Technology (in 2002) and Rural Sourcing, Inc. (in 2003) to support information technology education and outreach. Ms. White Loyd served as Executive Vice President, e-business and Chief Information Officer of Cardinal Health, Inc. from 1999 to 2003, where she was responsible for directing the company’s strategic use of information systems and the e-business organization. From 1996 to 1999, Ms. White Loyd was Senior Vice President and Chief Information Officer for Allegiance Corporation, which merged with Cardinal Health, Inc. in 1999. From 1981 to 1991, she was a tenured professor of information technology at the Bryan School of Business at the University of North Carolina. Ms. White Loyd holds a bachelor’s degree in Business Education and an MBA from Arkansas State University, and an Ed.D. in Business Education from the University of Memphis.

Other Directorships/Advisory Affiliations

Ms. White Loyd has served on the Board of Directors of Novell, Inc. (2003-2010), where she was a member of the Compensation and Corporate Governance Committees. She also served on the Board of the University of North Carolina Educational Foundation (2005-2009).

Age: 65 Director Since: 2001
Mattel Committee Memberships: • Audit Committee • Compensation Committee

Mattel, Inc. 2015 Proxy Statement	19

PROPOSAL 1 – ELECTION OF DIRECTORS

Key Experience/Director Qualifications

As a former Chief Information Officer and an information management leader, Ms. White Loyd provides Mattel’s Board with unique insights into the strategic use of information technology as a competitive advantage. Such experience as well as her public company experience make Ms. White Loyd an important contributor to the Board and the Audit Committee and Compensation Committee, on which she serves as a member.

Recommendation

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED HEREIN FOR ELECTION AS DIRECTORS.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Nasdaq requires each Nasdaq-listed company to have a board of directors comprised of at least a majority of independent directors. Generally, under Nasdaq rules, a director qualifies as independent if the director is not an executive officer or employee of the listed company and, as affirmatively determined by the Board, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Nasdaq rules specify a number of categories of relationships between a director and a listed company that would make a director ineligible to be independent. Mattel’s Board has adopted Corporate Governance Guidelines that include provisions regarding qualifications for director independence. The Corporate Governance Guidelines are available on Mattel’s corporate website at http://corporate.mattel.com/about-us/guide.aspx. These provisions incorporate Nasdaq’s categories of relationships between a director and a listed company that would make a director ineligible to be independent.

In accordance with Nasdaq rules and Mattel’s Corporate Governance Guidelines, the Board has affirmatively determined that each of the current directors of Mattel, except Christopher A. Sinclair, our CEO, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of both Mattel’s and Nasdaq’s director independence standards, as currently in effect. Furthermore, the Board has determined that each of the members of our Audit Committee, Compensation Committee, and Governance and Social Responsibility Committee is independent within the meaning of Nasdaq director independence standards applicable to members of such committees. The Audit Committee members also meet the specific membership criteria for members of audit committees under the applicable Nasdaq and SEC rules. The Compensation Committee members also qualify as “non-employee directors” and “outside directors” within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended (“Exchange Act”) and the Internal Revenue Code, respectively.

In making these determinations, the Board considered, among other things, ordinary course commercial relationships with companies at which Board members then served as executive officers (including Adobe Systems Incorporated and Avery Dennison Corporation). The aggregate annual amounts involved in these commercial transactions were less than the greater of $200,000 or 5% of the annual consolidated gross revenues of these companies, and our Board members were not deemed to have a direct or indirect material interest in those transactions. The Board has determined that none of these relationships are material and that none of these relationships impair the independence of any non-employee director.

Board Meetings

During 2014, the Board held six meetings. No director attended less than 75% of the aggregate of all Board meetings and all meetings held by any committee of the Board on which he or she served.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Policy Regarding Attendance of Directors at the Annual Meeting of Stockholders

Each member of Mattel’s Board is expected, but not required, to attend Mattel’s annual meeting of stockholders. There were 11 directors at the time of the 2014 Annual Meeting of Stockholders and all 11 directors attended the meeting.

Board Committees

Our Board has established six principal committees: the Audit Committee, the Governance and Social Responsibility Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Equity Grant Allocation Committee. Each of the Audit Committee, the Governance and Social Responsibility Committee and the Compensation Committee has a written charter that is reviewed annually and revised as appropriate. A copy of each of these committees’ current charter is available on our website at http://corporate.mattel.com/about-us/bios.aspx.

The current chairs and members of the committees are identified in the following table:

Director	Audit Committee	Governance and Social Responsibility Committee	Compensation Committee	Executive Committee	Finance Committee	Equity Grant Allocation Committee
Non-Employee Directors
Michael J. Dolan*		M	C	C
Trevor A. Edwards		M	M
Dr. Frances D. Fergusson		C		M	M
Ann Lewnes		M
Dominic Ng	M				M
Vasant M. Prabhu	C			M	M
Dean A. Scarborough			M	M	C
Dirk Van de Put	M	M
Kathy White Loyd	M		M
Employee Director
Christopher A. Sinclair						M

“C” Chair

“M” Member

* Independent Lead Director

Audit Committee

Mattel’s Audit Committee is chaired by Mr. Prabhu and includes Mr. Ng, Mr. Van de Put and Ms. White Loyd as members. Throughout 2014, Mr. Sinclair also served as a member and Chair of the Audit Committee. Upon his appointment as Interim CEO in January 2015, Mr. Sinclair ceased to be a member and Chair of the Audit Committee. The Board has determined that each member of the Audit Committee meets the SEC and Nasdaq independence requirements for members of audit committees. The Board has further determined that each member of the Audit Committee satisfies the “financial sophistication” requirements of the Nasdaq listing standards, and that Mr. Prabhu, the Chair of the Audit Committee, and Messrs. Ng and Van de Put are all “Audit Committee Financial Experts,” as such term is defined under SEC rules.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

During 2014, the Audit Committee held 12 meetings.

The purpose of the Audit Committee is to provide assistance to the Board in fulfilling the Board’s oversight responsibilities regarding:

•	The quality and integrity of Mattel’s financial reports;

•	The independence, qualifications and performance of Mattel’s independent registered public accounting firm;

•	The performance of Mattel’s internal audit function; and

•	Mattel’s compliance with legal and regulatory requirements.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm. The committee is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the committee.

The Audit Committee meets periodically, in separate executive sessions, with management, the Chief Legal Officer, the senior internal auditing officer and the independent registered public accounting firm. The committee may request any officer or employee of Mattel, Mattel’s outside counsel or Mattel’s independent registered public accounting firm to attend a meeting of the committee or to meet with any members of, or consultants to, the committee. The committee has the authority to retain independent legal, accounting or other advisors, to the extent it deems necessary or appropriate.

Additional duties and responsibilities of the Audit Committee are outlined in the committee’s charter and include the following:

•	To pre-approve audit services, internal-control-related services and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm;

•	To meet with the independent registered public accounting firm and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed;

•	To review and discuss Mattel’s quarterly and annual financial statements with management, the independent registered public accounting firm and the internal audit group;

•	To discuss with management and the independent registered public accounting firm Mattel’s practices with respect to risk assessment, risk management and critical accounting policies;

•	To review periodically with the Chief Legal Officer the implementation and effectiveness of Mattel’s compliance and ethics programs; and

•	To discuss periodically with the independent registered public accounting firm and the senior internal auditing officer the adequacy and effectiveness of Mattel’s accounting and financial controls, and consider any recommendations for improvement of such internal control procedures.

Governance and Social Responsibility Committee

Mattel has a Governance and Social Responsibility Committee chaired by Dr. Fergusson that includes Messrs. Dolan, Edwards and Van de Put and Ms. Lewnes as members. All of the members of the committee are independent directors.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

During 2014, the Governance and Social Responsibility Committee held four meetings.

The primary purposes of the Governance and Social Responsibility Committee are:

•	To assist the Board by identifying individuals qualified to become Board members, consistent with the criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders;

•	To assist the Board in evaluating potential executive candidates in succession planning;

•	To develop and recommend to the Board the Corporate Governance Guidelines applicable to Mattel;

•	To lead the evaluation of the Board’s performance;

•	To evaluate, and make recommendations to the Board regarding, the independence of the Board members;

•	To recommend to the director nominees for each committee to the Board;

•	To assist the Board with oversight and review of social responsibility matters such as sustainability, corporate citizenship, community involvement, diversity and equal opportunity matters, global manufacturing principles, public policy matters and environmental, health and safety issues; and

•	To provide oversight with regard to philanthropic activities.

The committee also works closely with the CEO and other members of Mattel’s management to assure that the Company is governed effectively and efficiently, and has additional authority and responsibilities as specified in its charter.

Compensation Committee

Mattel has a Compensation Committee chaired by Mr. Dolan that includes Mr. Edwards, Mr. Scarborough and Ms. White Loyd as members. All of the members of the committee are independent directors. We intend that the members also qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and as “non-employee directors” within the meaning of the SEC’s Rule 16b-3.

During 2014, the Compensation Committee held eight meetings.

The purpose of the Compensation Committee is to develop, evaluate and, in certain instances, approve or determine the compensation plans, programs and practices of Mattel. The committee has the authority to undertake and may exercise all of the powers of the Board with respect to the specific responsibilities listed in the committee’s charter, including:

•	Approving all forms of compensation to be provided to the CEO and all other executives who are subject to Section 16 of the Exchange Act;

•	Annually reviewing and approving corporate goals and objectives relevant to the CEO, and reviewing and evaluating the CEO’s performance;

•	Administering Mattel’s short- and long-term incentive programs and equity compensation plans;

•	Reviewing the form and amount of non-employee Boards’ compensation; and

•	Assessing material risks associated with our compensation structure, programs, plans and practices generally.

24	Mattel, Inc. 2015 Proxy Statement

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

In performing its duties, the Compensation Committee reports and, as appropriate, makes recommendations to the Board regarding executive compensation programs and practices. The Compensation Committee also informs the non-management directors of the Board of its decisions regarding compensation for the CEO and other senior executives and, at times, refers its decisions to the Board for ratification.

The Compensation Committee has access to, and in its discretion may meet with, any officer or other employee of Mattel or its subsidiaries. The committee meets at least once each calendar year without the CEO present and often has executive sessions where no Mattel officer or employee is present. The committee has the authority to retain independent legal or other advisors, to the extent it deems necessary or appropriate.

The Compensation Committee may, in its discretion, use a compensation consultant or other professional or expert to provide data and advice to the committee regarding the compensation of executives of Mattel and to assist the committee in performing its other responsibilities. The retention and, where appropriate, termination of any such compensation consultant are at the Compensation Committee’s sole discretion, and such decisions are made without the participation of any officer or other member of Mattel management. The Compensation Committee, in its sole discretion, approves the fees to the compensation consultant and any other terms related to the consultant’s engagement. The terms of the Compensation Committee’s charter require its compensation consultant to be “independent,” meaning it is free from any relationship with Mattel or its officers or other members of management that the committee determines, in its sole discretion, would interfere in the exercise of the independent judgment of the compensation consultant. In determining the independence of the compensation consultant, the terms of the Compensation Committee’s charter require it to consider the nature and extent of any services provided by the consultant to Mattel or to any executive or management of Mattel, other than at the committee’s discretion, and such other factors as the committee is required to consider pursuant to Nasdaq standards in effect from time to time.

The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent compensation consultant since August 2007 to provide the committee with advice and guidance on the design of our executive compensation programs and the evaluation of our executive compensation. Cook & Co. has not performed and does not currently provide any services to management or Mattel. Each year the Compensation Committee reviews the independence of the compensation consultants and other advisors who provide advice to the Compensation Committee, employing the independence factors specified in the Nasdaq listing standards. The Compensation Committee has determined that Cook & Co. is independent within the meaning of the committee’s charter and Nasdaq listing standards, and the work of Cook & Co. for the committee does not raise any conflicts of interest. Cook & Co. attends Compensation Committee meetings when invited and meets with the Compensation Committee without management. Cook & Co. provides the Compensation Committee with third-party data and analysis and advice and expertise on competitive compensation practices and trends, executive compensation plan and program design, and proposed executive and director compensation. Cook & Co. reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chairman of the Compensation Committee. In 2014, Cook & Co. assisted the Compensation Committee on the following matters:

•	Analyzing and advising on:

–	the base salaries, target and actual annual incentives, bonus leverage, long-term incentives, target and actual total direct compensation and all other compensation for our former CEO and his direct reports as compared to the compensation of their counterparts at our comparator peer companies;

Mattel, Inc. 2015 Proxy Statement	25

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

–	our annual incentive plan design, provisions and practices; and

–	our long-term incentive design, provisions and practices;

•	Reviewing and advising regarding our comparator peer companies;

•	Evaluating the specific elements of compensation of our former CEO and his direct reports;

•	Assessing if our compensation structure, programs and practices present any risk;

•	Reviewing and advising on our 2014 Proxy Statement;

•	Providing executive compensation regulatory and legislative updates; and

•	Advising regarding institutional advisers’ voting policies and market trends.

The Compensation Committee retains its authority over, and is responsible for, all compensation decisions.

Other Board Committees

Mattel has an Executive Committee chaired by Mr. Dolan that includes Dr. Fergusson, Mr. Prabhu and Mr. Scarborough as members. Mr. Sinclair served as Chair of the Executive Committee throughout 2014 until his appointment as Interim CEO in January 2015 upon which he ceased to be a member and Chair of the committee. During 2014, the Executive Committee held no meetings. The Executive Committee may exercise all the powers of the Board, subject to limitations of applicable law, between meetings of the Board.

Mattel has a Finance Committee chaired by Mr. Scarborough that includes Dr. Fergusson, Mr. Ng and Mr. Prabhu as members. During 2014, the Finance Committee held five meetings. The committee’s primary functions are to advise and make recommendations to the Board with regard to Mattel’s use of available capital, including but not limited to dividends to stockholders, mergers and acquisitions and stock repurchase programs.

Mattel has an Equity Grant Allocation Committee with Mr. Sinclair as the current sole member since January 2015. The sole member of the Equity Grant Allocation Committee during 2014 was Mr. Stockton, our former CEO. The Equity Grant Allocation Committee’s primary function is to exercise the limited authority delegated to the committee by the Board and the Compensation Committee with regard to making annual and off-cycle equity compensation grants under Mattel’s 2010 Equity and Long-Term Compensation Plan to employees below the executive leadership job level.

Board Leadership Structure

The Board believes that one of its most important responsibilities is to evaluate and determine the most appropriate Board leadership structure for the Company so that it can provide effective, independent oversight of management and facilitate its engagement in, and understanding of, the business of the Company. To carry out this responsibility, Mattel’s corporate governance documents empower the Board to select its leadership structure, and the Board evaluates its structure periodically as well as when warranted by specific circumstances, such as the appointment of a new CEO. As part of its evaluation, the Board assesses which structure is in the best interests of the Company and its stockholders, and retains the authority to select a different leadership structure, including separating the positions of Chairman and CEO, when they believe it is appropriate. This governance structure allows the Board maximum flexibility to determine the best leadership structure to support the business.

26	Mattel, Inc. 2015 Proxy Statement

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board continues to believe that it is best for Mattel and its stockholders to have the same individual serve as Chairman and CEO. This promotes decisive, unified leadership as well as clarity with respect to responsibility and accountability. Furthermore, a combined Chairman and CEO acts as an effective bridge between management and the Board, encouraging, along with the Independent Lead Director, strong information flows so that both groups act with a common purpose. This structure also facilitates short-term crisis management and long-term strategic planning. The CEO has an in-depth knowledge of the Company’s operations, as well as the industries and markets in which Mattel competes. As such, the Board believes that the CEO, rather than an outside director, will be in the best position to bring valuable insights, business issues, market opportunities and risks to the Board’s attention for review and deliberation. Most importantly, combining the roles of Chairman and CEO builds a cohesive corporate culture, allowing Mattel to speak with a single voice both inside and outside the Company.

The Board also continues to recognize the importance of strong independent Board leadership. Mattel’s Corporate Governance Guidelines require that the independent directors select an Independent Lead Director when the Chairman is not independent. The Board believes that the Independent Lead Director provides the same independent leadership, oversight and benefits for the Company and Board that would be provided by an independent Chairman. The Independent Lead Director’s duties include the following significant responsibilities:

•	Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Serves as liaison between the Chairman and the independent directors;

•	Approves information sent to the Board;

•	Approves meeting agendas for the Board;

•	Approves schedules of meetings to assure that there is sufficient time for discussion of all agenda items;

•	Has the authority to call meetings of the independent directors; and

•	If requested by major stockholders, ensures that he is available for consultation and direct communication.

Consistent with its commitment to effective, independent oversight of management, following Mr. Stockton’s termination of employment on January 25, 2015, Mr. Sinclair was appointed as Chairman and Interim CEO, and on April 2, 2015, he was appointed as CEO. Previously, Mr. Sinclair had served as an independent director on the Board since 1996 and as Independent Lead Director and Chair of the Audit Committee and Executive Committee since 2011. The Board believes that the most effective Board leadership structure at the present time is for Mr. Sinclair, an experienced director with a history of overseeing the Company’s management, to serve as both Chairman and CEO. Furthermore, because Mattel’s business is complex and its products are sold throughout the world, the Board believes Mr. Sinclair’s experience in leading global, multi-brand, consumer-focused companies makes him particularly well suited to lead the Company. The independent directors of the Board also have appointed Mr. Dolan to serve as the Board’s Independent Lead Director. Mr. Dolan has served as an independent director on the Board since 2004 and serves as Chair of the Compensation Committee and the Executive Committee, and as a member of the Governance and Social Responsibility Committee. The Board believes that Mr. Dolan’s extensive business experience across a variety of industries and service on multiple boards of directors make him well qualified to serve as Independent Lead Director of the Company. The Board believes that the appointment of Mr. Sinclair as Chairman and CEO and Mr. Dolan as Independent Lead Director strikes the optimal balance between unified leadership and effective, independent oversight for the Company at this time.

Mattel, Inc. 2015 Proxy Statement	27

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Risk Oversight

Role of Full Board in Risk Oversight

The full Board is responsible for overseeing Mattel’s ongoing assessment and management of risks impacting Mattel’s business. The Board engages in risk oversight throughout the year as a matter of course in fulfilling its role of overseeing management and business operations and specifically focuses on risks facing Mattel each year at a regularly scheduled Board meeting. The Board relies on Mattel’s management to identify and report on material risks, and relies on each of the Board’s committees to oversee management of specific risks related to each committee’s function.

Role of Management in Risk Oversight

Consistent with their role as active managers of Mattel’s business, our senior executive officers play the most active role in risk management, and the Board looks to such officers to keep the Board apprised on an ongoing basis about risks impacting Mattel’s business and how such risks are being managed. Each year as part of Mattel’s risk evaluation process performed by its internal audit team, Mattel’s most senior executive officers, including the Chief Legal Officer, provide input regarding material risks facing the business group or function that each manages. These risks are reviewed with the Audit Committee, as part of seeking its approval of the internal audit plan for the next year, and later presented to the full Board along with a discussion of Mattel’s strategy for managing these risks. Since much of the Board’s risk oversight occurs at the committee level, Mattel believes that this annual process is important to ensure that all directors are aware of Mattel’s most material risks.

Role of Board Committees in Risk Oversight

The Board’s committees assist the full Board in overseeing many of the risks facing Mattel’s business.

The Audit Committee discusses with management Mattel’s material financial reporting and accounting risks and the steps management has taken to monitor and control such risks, including Mattel’s risk assessment and risk management policies and procedures. The Audit Committee is also responsible for overseeing Mattel’s compliance risk, which includes risk relating to compliance with laws and regulations, policies and procedures.

The Compensation Committee oversees any risks presented by Mattel’s compensation programs and practices, including those that may relate to pay mix, range and sensitivity of performance-based variable plans, selection of performance measures, the goal setting process, and the checks and balances on the payment of compensation. See “Compensation Risk Review” for a more detailed description of the Compensation Committee’s review of potential pay risk.

The Finance Committee oversees risks relating to capital allocation and deployment, including Mattel’s credit facilities and debt securities, capital expenditures, dividend policy, and mergers and acquisitions. The Finance Committee also oversees third party risks, which includes risks arising from customers, suppliers, subcontractors, creditors, debtors, counterparties in hedging transactions and others.

The Governance and Social Responsibility Committee oversees and reviews with management risks relating to: succession planning, environmental and health and safety compliance, sustainability, corporate citizenship, community involvement, diversity, equal opportunity, philanthropy and charitable contributions, stockholder proposals dealing with governance or social responsibility matters and public policy and governmental relations.

28	Mattel, Inc. 2015 Proxy Statement

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Code of Conduct

Our Board has adopted a Code of Conduct, which is a general statement of Mattel’s standards of ethical business conduct. The Code of Conduct applies to all of our employees, including our CEO and our Chief Financial Officer. Certain provisions of the Code of Conduct also apply to members of the Board in their capacity as Mattel’s directors. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. We intend to disclose any future amendments to certain provisions of our Code of Conduct, and any waivers of provisions of the Code of Conduct required to be disclosed under the SEC rules or Nasdaq listing standards, on our website at http://corporate.mattel.com/about-us/ethics.aspx.

Communications with the Board

The independent directors of Mattel have unanimously approved a process by which stockholders of Mattel and other interested persons may send communications to any of the following: (i) the Board, (ii) any committee of the Board, (iii) the independent lead director or (iv) the independent directors. Such communications should be submitted in writing by mailing them to the relevant addressee at the following address:

[Addressee]

c/o Secretary, Mail Stop M1-1516

Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245-5012

Any such communications will be relayed to the Board members who appear as addressees, except that the following categories of communications will not be so relayed, but will be available to Board members upon request:

•	Communications concerning company products and services;

•	Solicitations;

•	Matters that are entirely personal grievances; and

•	Communications about litigation matters.

Mattel, Inc. 2015 Proxy Statement	29

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Documentation and How to Obtain Copies

Mattel is committed to having solid standards of corporate governance. Current copies of the following materials related to Mattel’s corporate governance standards and practices are available publicly on Mattel’s corporate website at http://corporate.mattel.com/about-us/corporate-governance.aspx.

•	Board of Directors Amended and Restated Guidelines on Corporate Governance;

•	Information on Board and Committee membership and biographies of Board members;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Governance and Social Responsibility Committee Charter;

•	Code of Conduct;

•	Restated Certificate of Incorporation;

•	Amended and Restated Bylaws;

•	Director Nominations Policy;

•	Audit Committee Complaint Procedure;

•	Policy on Adoption of a Shareholder Rights Plan; and

•	Golden Parachute Policy.

A copy of any or all of these documents may also be obtained, free of charge, by mailing a request in writing to:

Secretary, Mail Stop M1-1516

Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245-5012

30	Mattel, Inc. 2015 Proxy Statement

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

The following table shows the compensation of the non-employee members of our Board for 2014. Ms. Lewnes was elected as a new director of Mattel, effective February 1, 2015. As her service to Mattel did not commence until after the fiscal year end, Ms. Lewnes is not included in the table or narrative disclosures below.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	All Other Compensation(4)	Total
Michael J. Dolan	$120,000	$129,998	$20,000	$269,998
Trevor A. Edwards	$100,000	$129,998	$24,000	$253,998
Dr. Frances D. Fergusson	$110,000	$129,998	$22,650	$262,648
Dominic Ng	$110,000	$129,998	$30,000	$269,998
Vasant M. Prabhu	$110,000	$129,998	$30,000	$269,998
Dr. Andrea L. Rich(5)	$100,000	$129,998	–	$229,998
Dean A. Scarborough	$110,000	$129,998	$30,000	$269,998
Christopher A. Sinclair	$170,000	$129,998	$16,250	$316,248
Dirk Van de Put	$110,000	$129,998	$15,000	$254,998
Kathy White Loyd	$110,000	$129,998	$22,000	$261,998

(1) During 2014, Mr. Stockton, as CEO and a member of the Board, did not receive any additional compensation for serving as a director other than the amounts attributed to him for recommended grants and matching charitable contributions under the director programs described below. All of his compensation for his services to Mattel is shown in the “Summary Compensation Table.”

(2) For Messrs. Edwards, Ng, Scarborough and Van de Put, some or all amounts shown were deferred under the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (“Director DCP”). Mr. Edwards deferred some amounts into the phantom stock account and Mr. Scarborough deferred all amounts into the phantom stock account. See the narrative disclosure below for details.

(3) In 2014, each of our non-employee directors received an annual equity grant of 3,341 RSUs. Amounts shown represent the grant date fair value of such shares, computed in accordance with FASB ASC Topic 718, based on our closing stock price of $38.91 on the grant date of May 16, 2014. The actual value that a director may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award. Thus, there is no assurance that the value eventually realized by the director will correspond to the amount shown.

Mattel, Inc. 2015 Proxy Statement	31

DIRECTOR COMPENSATION

The table below shows the aggregate number of stock awards and option awards outstanding for each non-employee director as of December 31, 2014. Stock awards consist of unvested RSUs and vested but deferred RSUs. Directors may elect to further defer payment until a later date under the Director DCP, which would result in a deferral of taxable income to the director. Option awards consist of exercisable and unexercisable stock options.

Name	Aggregate Stock Awards Outstanding as of December 31, 2014	Aggregate Option Awards Outstanding as of December 31, 2014
Michael J. Dolan	9,652	21,000
Trevor Edwards	10,400	–
Dr. Frances D. Fergusson	9,652	–
Dominic Ng	24,825	9,000
Vasant M. Prabhu	9,652	–
Dr. Andrea L. Rich(5)	–	–
Dean A. Scarborough	21,059	12,000
Christopher A. Sinclair	9,652	21,000
Dirk Van de Put	9,652	–
Kathy White Loyd	24,825	–

(4) The “All Other Compensation” column shows the amount of gifts made by the Mattel Children’s Foundation pursuant to the Board of Directors Recommended Grants Program and the Gift Matching Program for the applicable director. Subject to certain limitations, each director may recommend that the Mattel Children’s Foundation make gifts of up to a total of $15,000 per year (and up to an additional $10,000 if the director matches the Mattel Children’s Foundation contribution dollar-for-dollar up to such additional amount) to one or more non-profit public charities that help fulfill the Foundation’s mission of serving children in need. The Mattel Children’s Foundation also will match up to $5,000 for any gifts that the director makes on his or her own, subject to certain limitations. The programs may not be used to satisfy any pre-existing commitments of the director or any member of the director’s family.

(5) Dr. Rich passed away on July 28, 2014.

Narrative Disclosure to Director Compensation Table

Non-employee directors received an annual retainer of $100,000, and each non-employee committee chair received an additional annual retainer, the amount of which differed depending upon the committee, as follows: Audit Committee, $20,000; Compensation Committee, $20,000; and all other committees, $10,000. The independent lead director received an additional $30,000 annual retainer. Further, each member of the Audit Committee received an additional annual retainer of $10,000. Directors had the option to receive either all or a portion of their annual retainer in the form of shares of Mattel common stock or to defer receipt under the Director DCP.

During 2014, non-employee directors also received annual grants of RSUs, with a fixed grant value of $130,000. Each RSU represents a contingent right to receive one share of Mattel common stock. These RSUs have quarterly ratable vesting schedules but the non-employee director generally will receive actual shares of Mattel common stock in settlement of the vested RSUs on the earlier of the third anniversary of the grant date or the date his or her directorship terminates. We reserve the right to settle the units in cash equal to the fair market value of the stock, but do not anticipate doing so. The RSUs have dividend

32	Mattel, Inc. 2015 Proxy Statement

DIRECTOR COMPENSATION

equivalent rights, meaning that for the period before the RSUs are settled in shares or forfeited, we will pay the grantee cash equal to the cash dividends that he or she would have received if the units had been an equivalent number of actual shares of Mattel common stock. The directors may also elect to further defer the receipt of the shares under the Director DCP and if they do so, dividend equivalents are also deferred under the Director DCP in the form of shares.

If a non-employee director leaves our Board, the consequences for the RSUs depend on the circumstances of such departure:

•	If the departure occurs as a result of death, disability or retirement at age 55 or greater with five or more years of service, the RSUs vest in full;

•	If the departure is for cause, all of the RSUs will be forfeited; and

•	In all other circumstances, the unvested RSUs will be forfeited.

Under the general terms of the 2010 Equity and Long-Term Compensation Plan, upon a change of control, any RSUs granted thereunder that are not assumed or substituted therefor by the acquirer in a change of control would vest in full upon the change of control.

The Director DCP allows directors to defer common stock underlying their annual RSU grants and amounts deferred are maintained in account balances that are deemed invested in one or more of a number of externally managed institutional funds. Prior to 2009, directors had the option of choosing between deemed investments in (i) a common stock equivalent or “phantom stock” account or (ii) an interest-bearing account with the same crediting rate as that available under the DCP. Similar to the DCP, the directors’ accounts do not have any “above-market” earnings or preferential earnings as defined in applicable SEC rules and regulations since the crediting rate investment option will always be set annually lower than the 120% of the applicable federal long-term rate, with compounding, and the rate of return for the externally managed institutional funds and the “phantom stock” accounts track the actual rate of return on the externally managed funds and investments in Mattel common stock.

Distribution of amounts deferred under the Director DCP may be paid in a lump sum or 10 annual installments, with payment made or commencing upon a director’s termination of service with the Board or upon the director achieving a specified age not to exceed 72. As of December 31, 2014, the following directors had the following aggregate balances of phantom stock units in the Stock Equivalent Account of the Director DCP, including deferred vested and unvested RSUs: Mr. Edwards, 1,680; Mr. Ng, 45,492; Dr. Rich, 16,384; Mr. Scarborough, 34,680; and Ms. White Loyd, 27,783.

Mattel reimburses directors for their expenses incurred while traveling on Board business and permits directors to use Company-selected aircraft when traveling on Board business, as well as commercial aircraft, charter flights and non-Mattel private aircraft. These expenses are not considered perquisites, as they are limited to business use. In the case of travel by a non-Mattel private aircraft, the amount reimbursed is generally limited to variable costs or direct operating costs relating to travel on Mattel Board business and generally does not include fixed costs such as a portion of the flight crew’s salaries, monthly management fee, capital costs or depreciation.

Mattel, Inc. 2015 Proxy Statement	33

DIRECTOR COMPENSATION

Non-Employee Director Stock Ownership

The Board has adopted guidelines regarding non-employee director stock ownership. These guidelines currently state that, within five years after joining the Board, non-employee members of the Board should attain a target minimum level of stock ownership of five times the annual cash retainer paid to each member. The annual cash retainer is currently $100,000. For this purpose, stock holdings are valued at the greater of actual cost or current market value. Directors who have deferred any of their cash compensation into investments in Mattel stock equivalent accounts in the Director DCP receive credit for such amounts, valued at the current market value. In August 2010, our Board increased the target minimum level stock ownership guideline from three times to five times the annual cash retainer. Each of our Board members (other than the newest members of our Board, Mr. Van de Put, Mr. Edwards and Ms. Lewnes) has met the target minimum stock ownership level. Mr. Van de Put has until December 1, 2016, Mr. Edwards has until March 14, 2017 and Ms. Lewnes has until February 1, 2020, to meet the target minimum level of stock ownership.

34	Mattel, Inc. 2015 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”) or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or the liabilities of Section 18 of the Exchange Act. The Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Mattel specifically incorporates it by reference.

The Audit Committee’s responsibility is to assist the Board in its oversight of:

•	the quality and integrity of Mattel’s financial reports;

•	the independence, qualifications and performance of PricewaterhouseCoopers LLP (“PwC”), Mattel’s independent registered public accounting firm;

•	the performance of Mattel’s internal audit function; and

•	the compliance by Mattel with legal and regulatory requirements.

Management of Mattel is responsible for Mattel’s consolidated financial statements as well as Mattel’s financial reporting process, disclosure controls and procedures, and internal control over financial reporting.

PwC is responsible for performing an integrated audit of Mattel’s annual consolidated financial statements and of its internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management, the senior internal auditing officer of Mattel and PwC, the audited financial statements of Mattel as of and for the year ended December 31, 2014 and Management’s Report on Internal Control Over Financial Reporting. Management has confirmed to the Audit Committee that, as required by Section 404 of the Sarbanes-Oxley Act, management has evaluated the effectiveness of Mattel’s internal control over financial reporting using the framework in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission. The scope of management’s evaluation of the effectiveness of internal control over financial reporting does not include any internal controls of MEGA Brands Inc., a corporation incorporated under the laws of Canada (“MEGA Brands”), which was acquired on April 30, 2014. This exclusion is in accordance with the SEC’s general guidance that a recently acquired business may be omitted from the scope of the assessment in the year of acquisition. MEGA Brands, excluding acquired intangible assets, represented less than 3% of Mattel’s total assets as of December 31, 2014 and less than 5% of Mattel’s total net sales for the year ended December 31, 2014. Based on this evaluation, management concluded that Mattel’s internal control over financial reporting was effective as of December 31, 2014.

PwC has expressed its opinion that:

•	Mattel’s consolidated financial statements present fairly, in all material respects, its financial position as of December 31, 2014 and 2013, and its results of operations and cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America; and

Mattel, Inc. 2015 Proxy Statement	35

REPORT OF THE AUDIT COMMITTEE

•	Mattel has maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework issued by COSO. The scope of PwC’s audit of internal control over financial reporting excludes certain elements of internal control over financial reporting of MEGA Brands, which was acquired on April 30, 2014.

In addition, Mattel’s Chief Executive Officer and Chief Financial Officer reviewed with the Audit Committee, prior to filing with the SEC, the certifications that were filed pursuant to the requirements of the Sarbanes-Oxley Act and the disclosure controls and procedures management has adopted to support the certifications. The Audit Committee periodically meets in separate executive sessions with management, the Chief Legal Officer, the senior internal auditing officer and PwC. Each of the Chief Financial Officer, the Chief Legal Officer, the senior internal auditing officer and PwC has unrestricted access to the Audit Committee.

The Audit Committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the PCAOB regarding the firm’s independence from Mattel, and the Audit Committee has also discussed with PwC the firm’s independence from Mattel.

The Audit Committee has also considered whether PwC’s provision of non-audit services to Mattel is compatible with maintaining the firm’s independence from Mattel.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving accounting or auditing, including the subject of auditor independence. As such, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Mattel’s consolidated financial statements fairly present Mattel’s financial position, results of operations and cash flows and are in conformity with accounting principles generally accepted in the United States of America and applicable laws and regulations. Each member of the Audit Committee is entitled to rely on:

•	the integrity of those persons within Mattel and of the professionals and experts (such as PwC) from which the Audit Committee receives information;

•	the accuracy of the financial and other information provided to the Audit Committee by such persons, professionals or experts absent actual knowledge to the contrary; and

•	representations made by management or PwC as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by PwC to Mattel.

Based on the reports and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in Mattel’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

AUDIT COMMITTEE

Vasant M. Prabhu (Chair)

Dominic Ng

Dirk Van de Put

Kathy White Loyd

March 25, 2015

36	Mattel, Inc. 2015 Proxy Statement

FEES INCURRED FOR SERVICES BY PRICEWATERHOUSECOOPERS LLP

FEES INCURRED FOR SERVICES BY PRICEWATERHOUSECOOPERS LLP

The following table summarizes the fees accrued by Mattel for audit and non-audit services provided by PricewaterhouseCoopers LLP during fiscal years 2014 and 2013:

Fees	2014	2013
Audit fees(1)	$7,991,000	$7,303,000
Audit-related fees(2)	$137,000	$212,000
Tax fees(3)	$2,255,000	$1,926,000
All other fees	—	—
Total	$10,383,000	$9,441,000

(1) Audit fees consisted of fees for professional services provided in connection with the integrated audit of Mattel’s annual consolidated financial statements and the audit of internal control over financial reporting, the performance of interim reviews of Mattel’s quarterly unaudited financial information, comfort letters, consents and statutory audits required internationally.

(2) Audit-related fees consisted primarily of the audits of employee benefit plans for 2014 and the audits of employee benefits plans and agreed upon procedures engagement for 2013.

(3) Tax fees principally included (i) tax compliance and preparation fees (including fees for preparation of original and amended tax returns, claims for refunds and tax payment-planning services) of $690,000 for 2014 and $783,000 for 2013, and (ii) other tax advice, tax consultation and tax planning services of $1,565,000 for 2014 and $1,143,000 for 2013.

The Audit Committee charter provides that the Audit Committee pre-approves all audit services and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act.

In addition, consistent with SEC rules regarding auditor independence, the Audit Committee has adopted a Pre-Approval Policy, which provides that the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. The Pre-Approval Policy sets forth procedures to be used for pre-approval requests relating to audit services, audit-related services, tax services and all other services and provides that:

•	The term of the pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period or the services are specifically associated with a period in time;

•	The Audit Committee may consider the amount of estimated or budgeted fees as a factor in connection with the determination of whether a proposed service would impair the independence of the registered public accounting firm;

•	Requests or applications to provide services that require separate approval by the Audit Committee are submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer or Corporate Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the rules of the SEC on auditor independence;

•	The Audit Committee may delegate pre-approval authority to one or more of its members, and if the Audit Committee does so, the member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting; and

Mattel, Inc. 2015 Proxy Statement	37

FEES INCURRED FOR SERVICES BY PRICEWATERHOUSECOOPERS LLP

•	The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

All services provided by our independent registered public accounting firm in 2014 were pre-approved in accordance with the Audit Committee’s Pre-Approval Policy.

38	Mattel, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our executive compensation programs directly tie the amount of earned and realizable compensation to Company performance. 2014 was a disappointing and challenging year for Mattel with declining net sales, operating income, earnings per share and total stockholder returns. As of result of our poor performance in 2014:

•	No merit-based salary increases were given to our NEOs in 2014 or 2015;

•	No bonuses were earned or paid to our NEOs under our MIP for 2014 because we did not achieve our threshold goal for adjusted operating profit;

•	No Performance Units granted to our NEOs under our 2014-2016 LTIP were earned for 2014 because we did not achieve our threshold goals under the annual net operating profit after tax, less capital charge and annual net sales performance measures;

•	Stock options granted to our NEOs in 2014 were underwater as of fiscal year end; and

•	Value of the time-vesting RSUs granted to our NEOs in 2014 declined 12.2%, based on our stock price on the RSU grant date compared to our stock price at fiscal year end.

In the case of Mr. Stockton, our former Chairman of the Board and CEO, our pay-for-performance link caused his 2014 realizable compensation to decline to only 36% of his 2014 targeted compensation. On January 25, 2015, Mr. Stockton ceased to be Chairman of the Board and CEO of the Company and his employment was terminated, and Mr. Sinclair, one of our independent directors, was appointed as Chairman of the Board and Interim CEO. On April 2, 2015, Mr. Sinclair was appointed as CEO.

Our fiscal year 2014 NEOs were:

Name	Position (as of December 31, 2014)
Bryan G. Stockton	Chairman of the Board & CEO (on January 25, 2015, Mr. Stockton ceased to be Chairman of the Board and CEO and his employment was terminated)
Kevin M. Farr	Chief Financial Officer
Richard Dickson	Chief Brands Officer (on May 20, 2014, Mr. Dickson commenced employment with us as Chief Brands Officer; on January 13, 2015, he was promoted to President, Chief Brands Officer; on April 2, 2015, he was promoted to President and Chief Operating Officer)
Timothy J. Kilpin	Executive Vice President, International (on May 15, 2014, Mr. Kilpin transitioned from Executive Vice President, Global Brands Team—Boys and Girls to Executive Vice President International; on January 13, 2015, he was promoted to President, Chief Commercial Officer)
Robert Normile	Executive Vice President, Chief Legal Officer & Secretary
Geoff M. Massingberd	Chairman and President of MEGA Brands, Inc. (on April 30, 2014, in connection with our acquisition of MEGA Brands Inc., Mr. Massingberd transitioned from Executive Vice President, International to Chairman and President of MEGA Brands, which is a non-executive officer position for SEC purposes)

Mattel, Inc. 2015 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

2014 Financial Performance

Our 2014 financial performance was below expectations, with

declining sales, operating profit and stock price.

Financial Measure	2014	2013	Percentage Change
Net Sales	$6.02 billion	$6.48 billion	-7%
Operating Income	$654 million	$1.17 billion	-44	%(1)
Earnings per share (EPS)	$1.45	$2.58	-44	%(2)
Net cash flow from operations	$889 million	$698 million	27%

(1) The decline in operating income was primarily driven by lower sales volume, lower gross margin and reduced leverage on advertising and promotion expenses and selling, general and administrative expenses due to lower sales volume.

(2) The decrease in EPS was driven by lower operating income, partially offset by lower income tax expense and share count.

•	During 2014, our stock price decreased from $47.58 to $30.95 (from December 31, 2013 to December 31, 2014), reflecting a one-year TSR of -32% compared to our peer group one-year median TSR of 13%.

•	Our three- and five-year TSR was 8% and 13%, respectively. This compares to our peer group three- and five-year median TSR of 20% and 17%, respectively.

We continued, however, to provide returns to our stockholders through increased dividends and stock repurchases.

While we experienced a disappointing and challenging year in 2014, our financial discipline and our focus on successfully driving efficiencies continued to deliver healthy margins and cash flow, which enabled us to:

•	Pay total annual dividends in 2014 of $1.52 per share (an increase of 6% from 2013); and

•	Repurchase approximately 5 million shares of our common stock at a cost of approximately $177 million, which was a decrease from $469 million in 2013.

Our corporate objectives for 2014 were to grow our share in the global marketplace, continue to improve our operating margins and create long-term stockholder value.

To achieve these objectives, management established the following strategies:

•	Deliver consistent growth by investing in our core brands, optimizing entertainment partnerships, building new franchises, and working to expand and leverage our international footprint;

•	Optimize operating margins through sustaining gross margins of about 50% over the long-term, and delivering on cost savings initiatives; and

•	Generate significant cash flow and continue our disciplined, opportunistic and value-enhancing deployment of capital.

We designed our incentive programs to encourage management to achieve these objectives by employing performance goals relating to net sales, operating profit, free cash flow, gross profit and TSR.

In 2015 and beyond, we intend to utilize our unmatched portfolio of brands, global scale of infrastructure, capable management team, and strong balance sheet to work towards revitalizing our business and to deepen our connection with children and parents around the world. In addition, we launched “Funding Our Future,” our cost savings program where we are looking to simplify our global operations through structural and process improvements and supply chain optimization.

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash and Equity-Based Long-Term Incentives Are Linked to Our Performance

As a result of our poor 2014 financial performance, we did not meet our threshold performance goals and accordingly no incentive compensation was earned by our NEOs under our MIP or LTIP for 2014.

The strong linkage between pay and performance is demonstrated by comparing Mr. Stockton’s 2014 targeted compensation to his 2014 realizable compensation as of December 31, 2014 when our stock price was $30.95 per share.

2014 Targeted Compensation

2014 Targeted Annual Cash	$2,875,000
Base Salary	$1,150,000
Target Annual Incentive (MIP)(1)	$1,725,000
2014 LTI Grant Date Values(1)(2)	$6,111,386
Stock Options	$2,312,499
Stock Awards	$3,798,887
RSUs ($2,333,339)
Performance Units ($1,465,548)
Total 2014 Targeted Compensation	$8,986,386

2014 Realizable Compensation

2014 Actual Annual Cash(2)	$1,150,000
Base Salary	$1,150,000
Actual Annual Incentive (MIP) Paid	$ 0
2014 LTI Realizable Values(3)	$2,048,704
Stock Options	$ 0
Stock Awards	$2,048,704
RSUs ($2,048,704)
Performance Units ($0)
Total 2014 Realizable Compensation	$3,198,704
% of Targeted Compensation	36%

Mattel, Inc. 2015 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

(1) Reflects amounts disclosed in the “Grants of Plan-Based Awards in 2014” table on page 73. The grant date fair value of the 2014-2016 Performance Units is determined in accordance with FASB ASC Topic 718 based on probable outcome of the performance-related component for one-third of the granted Performance Units and estimated valuation of the market-related component using a Monte Carlo simulation.

(2) Reflects amounts disclosed in the “Summary Compensation Table” on page 69 for 2014.

(3) The value shown for the 2014 stock options reflects the intrinsic value of such options as of fiscal year end based on the difference between the $30.95 stock price and the option exercise price. If instead the Black Scholes value of the stock options was taken into account at year end, then such options would be valued at $1.3 million, resulting in Total 2014 Realizable Compensation of $4.5 million or 50% of Targeted Compensation.

The value shown for 2014 RSUs reflects our stock price as of fiscal year end of $30.95.

The value of the Performance Units is zero because the Performance Units that could have been earned in 2014, representing one-third of the amount granted, were not earned due to our poor 2014 financial performance. The remaining granted Performance Units will be earned, if at all, based on our performance in 2015 and 2016.

Total Direct Compensation Targeted Against the Median of Our Peer Group

Mr. Stockton’s 2014 total target direct compensation and

LTIs were below the market median.

The Compensation Committee annually evaluates the overall competitiveness of our NEOs’ total direct compensation. For 2014, Mr. Stockton’s total target direct compensation and equity-based long-term incentives (“LTIs”) were below the median but above the 25th percentile of our comparator peer group, with base salary and annual target bonus at the median of our comparator peer group. Our NEOs’ total target direct compensation was in the median range overall, with individual variances appropriately based on experience, performance, future potential and internal equity.

We are a global consumer goods company and as such we compete for executive talent with, and our comparator peer group is made up of, a large range of companies that are category leaders in the consumer products, apparel and fashion, entertainment and leisure, food and beverage, and retail industries. Our comparator peer companies are comparable to us in their orientation, business model, size (as measured by revenue, net income growth, employees and market capitalization) and global scale and reach. Mattel’s revenues, total employees and market cap value are in the median range of our peer group.

Strong Say-On-Pay Support

In 2014, our stockholders approved the compensation

of our NEOs with approximately 98% approval.

In light of the overwhelming support of our say-on-pay stockholder advisory vote of 98% in 2014, our Compensation Committee made no significant changes to the overall design of our compensation programs as a result of the most recent say-on-pay stockholder advisory vote. Our Compensation Committee, however, believes it is important, particularly in financially challenging times, to ensure comprehensive understanding of stockholder concerns. We value stockholder input and will continue to address the concerns of our stockholders regarding our executive compensation programs.

42	Mattel, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Strong Governance and Best Practices

We are committed to having strong governance standards with respect to our compensation programs and practices that are mindful of the concerns of our stockholders.

What We Do

✓	Clawback Policy – Our Clawback Policy that is applicable to all executive officers and other direct reports to the CEO permits our Compensation Committee to require forfeiture or reimbursement of certain cash and equity that was paid, granted or vested based upon the achievement of financial results that, when recalculated to include the impact of a material financial restatement, were not achieved, whether or not fraud or misconduct was involved.

✓	Best Practices Executive Severance Plans – In addition to our Mattel, Inc. Executive Severance Plan (the “Severance Plan”) that is applicable to Messrs. Stockton, Farr and Normile, our Compensation Committee adopted the Mattel, Inc. Executive Severance Plan B (“Severance Plan B”) in May 2014 that is applicable to Messrs. Dickson, Kilpin and Massingberd. These plans provide consistent benefits among the participants for such plans and reflect current compensation best practices and trends, which include:

–	Double-trigger equity acceleration upon a change of control for all equity awards (i.e., trigger requires both a change of control and a qualifying termination of employment);

–	Under the Severance Plan, severance benefit levels set at a multiple of 2x the sum of base salary plus annual incentive;

–	Under the Severance Plan B, severance benefit levels set at a multiple of 1x base salary plus annual incentive, with an additional 0.5x of base salary plus annual incentive in the event the executive has not found employment by the first anniversary of the termination of employment date; and

–	Bonuses for the year of termination based on actual performance.

✓	Meaningful Stock Ownership Guidelines – Our guidelines align the long-term interests of our CEO and his direct reports with those of our stockholders and discourage excessive risk-taking. Our guidelines require stock ownership levels as a value of Mattel shares equal to a multiple of base salary (CEO at 6x, CFO at 4x and other NEOs at 3x and, as of January 29, 2015, certain NEOs at 4x due to promotions to higher job levels), consistent with market practices, and include holding requirements if the target level ownerships are not met within the compliance deadline.

✓	Independent Compensation Consultant – Our Compensation Committee engages its own independent compensation consultant, Cook & Co., who does not provide services to the Company, to advise on executive and director compensation matters.

✓	Annual Risk Assessment – Based on our annual risk assessment, our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on the Company.

✓	Annual Comparator Peer Group Review – Our Compensation Committee, in conjunction with Cook & Co., reviews the makeup of our comparator peer group annually and makes adjustments to the composition of the group as it deems appropriate.

What We Do Not Do

Ñ No Excise Tax Gross-Ups – We do not provide any gross-ups of excise taxes on severance or other payments in connection with a change of control.

Ñ No Poor Pay Tax Gross-Up Practices on Perquisites and Benefits – We do not provide tax gross-up payments other than in the limited circumstances for business-related relocations (and related international tax compliance) that are under our control, are at our direction, benefit our business operations and are generally available to other employees.

Ñ No Hedging or Pledging Permitted – We generally do not permit our Board members, officers and employees to engage in hedging transactions or to pledge or use Mattel shares as collateral for loans.

Mattel, Inc. 2015 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF COMPENSATION

Guiding Principles, Philosophy and Objectives

In the consumer products market where we compete for talent, base salary, annual cash incentive, equity-based LTIs, benefits and perquisites, and severance and change-of-control benefits are all components of a competitive and effective overall executive compensation package.

The following are the guiding principles of our executive compensation programs:

•	Pay for performance;

•	Financial interests of NEOs aligned with the financial interests of our stockholders; and

•	Strong governance and best practices aligned with concerns of our stockholders.

The table below lists the elements of our executive compensation programs and how they relate to our philosophy and objectives. Each element is designed to be competitive within the consumer products market in order to attract and retain high caliber executive leadership as well as to provide responsible and balanced incentives.

Element of Compensation	Philosophy and Objective

Base Salary	• Provide fixed income for financial certainty and stability • Reward individual performance

Annual Cash Incentive

• Incentivize and motivate executives to achieve our short-term business and financial objectives

• Hold executives accountable for performance against financial performance goals

• Promote team orientation by encouraging participants in all areas of the Company to work together to achieve common Company goals

• Directly link pay opportunity to Company performance

Equity-Based Long-Term Incentives •Performance Units •Stock Options •Time-Vesting RSUs

• Incentivize and motivate executives to achieve key short-term and long-term business strategies and financial objectives

• Align executives’ interests with stockholders’ interests

• Foster a long-term focus to increase stockholder value

• Encourage executive stock ownership

• Reward stock price appreciation

Benefits and Perquisites	• Provide for safety and wellness of executives • Provide income security for retirement • Enable enhancement of executive productivity

Severance and Change-of-Control Benefits

• Provide income security

• Allow our executives to continue to focus their attention on our business operations in the face of the potentially disruptive impact of a proposed change-of-control transaction and to assess takeover bids objectively without regard to the potential impact on their own job security

44	Mattel, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee has designed and developed our executive compensation programs so that a significant percentage of annual compensation is performance-based and at risk, with a significant percentage delivered in the form of equity, rather than cash, which promotes alignment with stockholders’ interests and creates incentives for long-term performance. The chart below shows the 2014 total targeted direct compensation mix for Mr. Stockton as our CEO in 2014 and the average 2014 total targeted direct compensation for the other NEOs.

* Total Targeted Direct Compensation is the sum of annual base salary, annual incentive (MIP) target, annual LTI targeted value (i.e., annualized 2014-2016 LTIP grant value, plus annual grant value of stock options and time-vesting RSUs – see table on page 53).

Base Salary

Our Compensation Committee reviews the base salaries of our CEO and his direct reports at its first meeting of each year. Our CEO typically provides our Compensation Committee with his recommendation regarding merit increases to the base salary for each of these executives other than himself. Merit increases to base salaries are driven primarily by our CEO’s evaluation of individual performance, market competitive factors and our corporate merit budget. Our CEO’s base salary is determined by our Compensation Committee in an executive session with input from Cook & Co., without the presence of our CEO.

Given our emphasis on performance-based compensation, in light of 2013 financial performance, our CEO recommended, and our Compensation Committee determined, that none of our NEOs would receive a merit increase in base salary for 2014.

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COMPENSATION DISCUSSION AND ANALYSIS

In April 2014, Mr. Massingberd’s base salary increased to $715,000 from $625,000, in connection with his transition from our Executive Vice President, International to Chairman and President of MEGA Brands, and in May 2014, Mr. Kilpin’s base salary increased to $650,000 from $600,000, in connection with his transition from our Executive Vice President, Global Brands Team – Boys & Girls to Executive Vice President, International.

Our Compensation Committee determined these base salary increases based on market competitiveness, each of their experience and the value each is expected to add to the new role.

Effective as of May 20, 2014, in connection with Mr. Dickson’s hiring, our Compensation Committee determined Mr. Dickson’s annual base salary of $735,000 based on the duties and responsibilities of the new position, his individual experience and qualifications, his prior salary and market competitiveness.

In light of our poor performance in 2014, our Compensation Committee determined there would be no merit-based salary increases in 2015 for our NEOs.

Annual Cash Incentive

The MIP, our annual cash incentive plan, provides our NEOs and approximately 11,000 other global employees with the opportunity to earn annual cash incentive compensation based on achievement of our short-term financial and business objectives. The MIP:

•	Links pay to performance and puts a meaningful portion of compensation at risk based on Company and business group financial success;

•	Provides a competitive level of targeted annual compensation to attract and retain key talent;

•	Promotes team orientation by encouraging all areas of Mattel to work together to achieve common Company goals; and

•	Provides appropriate reward leverage and risk for threshold to maximum performance.

The target MIP opportunities for 2014 were set at the same level as in 2013 for all of our NEOs, other than Mr. Dickson, who commenced employment with us in 2014. Our Compensation Committee determined Mr. Dickson’s target MIP opportunity for 2014 based on his responsibilities in the Division Leadership job level and internal equity. The following table shows the target MIP opportunities for 2014, expressed as a percentage of base salary, for each of our NEOs and the actual amounts earned by each of our NEOs for 2014 (based on an earnout of 0%).

Name	2014 Target MIP Opportunity as a % of Base Salary	2014 Earned MIP Amount
Bryan G. Stockton	150%	$0
Kevin M. Farr	70%	$0
Richard Dickson	70%	$0
Timothy J. Kilpin	70%	$0
Robert Normile	65%	$0
Geoff M. Massingberd	70%	$0

46	Mattel, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Under the MIP, actual annual incentives payable to our NEOs may be between 0% and 200% of the executive’s target MIP opportunity, based on our attainment of the pre-established financial performance goals. Our Compensation Committee believes that it is important to have our corporate executives’ annual incentives tied to overall Company results and have business group leaders’ annual incentives additionally tied to the performance of the business groups that they manage and for which they are accountable. As a result, the annual incentive opportunity in 2014 for each of Messrs. Stockton (CEO), Farr (CFO) and Normile (EVP, Chief Legal Officer and Secretary) is 100% based on Company performance. Mr. Dickson was hired as our Chief Brands Officer effective May 20, 2014, and his annual incentive opportunity was 50% based on Worldwide (“WW”) Mattel Brands performance and 50% based on Company performance.

Given the transition of Mr. Massingberd from Executive Vice President, International to Chairman and President of MEGA Brands effective April 30, 2014, and of Mr. Kilpin from Executive Vice President, Global Brands Team – Boys & Girls to Executive Vice President, International effective May 15, 2014, their performance measures were based on the divisions over which they had responsibility and the applicable time period during which they held that responsibility, as set forth below:

Name	Performance Measures
Timothy J. Kilpin	1/1/2014 to 5/14/2014 – 36.7% 50% Company 35% GBT Boys & Girls Division 15% WW Mattel Brands	5/15/2014 to 12/31/2014 – 63.3% 50% Company 35% International Division 15% WW Mattel Brands
Geoff M. Massingberd	1/1/2014 to 4/29/2014 – 32.6% 50% Company 35% International Division 15% WW Mattel Brands	4/30/2014 to 12/31/2014 – 67.4% 50% Company 50% MEGA Brands

Our Compensation Committee believes the structure of our MIP is market competitive and encourages behavior that benefits the Company and the business group or corporate function over which the executive has primary responsibility.

Company Performance Measures and Results

At its March 2014 meeting, our Compensation Committee set the 2014 annual performance measures under the MIP, which measures were based on objective criteria. In order to focus our annual incentives on multiple performance measures that each drive stockholder value, our Compensation Committee historically has employed three Company-wide performance measures under the MIP that emphasize profitability in absolute terms and as a percentage of revenue and cash management. For 2014, the Compensation Committee continued to employ these measures and added Net Sales as an additional modifier to the MIP performance measures to focus management on revenue growth. In making this determination, the Compensation Committee reviewed Cook & Co’s analysis of the potential impact of this change on operating profits. The four financial measures under the 2014 MIP, and their associated weightings and modifier effects, are set forth in the following table.

Measure (weighting/modifier effect)	Definition	Purpose
Adjusted Operating Profit (75% weighting)	Adjusted operating income, plus/minus non-operating income/expense	• Plans and measures the core operating performance of our business and its profitability in absolute terms • Ensures stockholders are participating in our earnings

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COMPENSATION DISCUSSION AND ANALYSIS

Measure (weighting/modifier effect)	Definition	Purpose
Adjusted Free Cash Flow (25% weighting)	Adjusted cash flows from operating activities, less capital expenditures, such as purchases of tools, dies, molds, and other property, plant and equipment	• Evaluates the effectiveness of our operations at generating cash that is available to finance our operations • Enhances stockholder returns through quarterly dividends and share repurchases
Gross Profit as a Percentage of Net Sales (modifies – from 79% to 119% of percentage earned)	Gross profit dollars as a percentage of net sales	• Measures the strength of our brands in the market place and the underlying strength of our operating performance • Measures our overall ability to price for innovation and input costs
Adjusted Net Sales (modifies – from 95% to 105% of percentage earned)	Net sales, adjusted to remove the impact of certain adjustments to reported GAAP amounts and adjustments associated with a merger and acquisition	• Emphasizes the business focus on revenue growth, with the appropriate linkage to gross margin

The payouts under the MIP are based on the aggregate weighted performance percentage earned under the Adjusted Operating Profit and Adjusted Free Cash Flow goals, which payout percentage is increased or decreased based on the two separate modifiers of Gross Profit as a Percentage of Net Sales and Adjusted Net Sales. For any annual cash incentive to be payable under the MIP, however, the Company’s adjusted operating profit must be greater than the threshold performance goal established by our Compensation Committee at the beginning of the year for that measure. The following table sets forth the operation of the MIP based on threshold, target and maximum performance under the objective performance measures. Linear interpolation between the threshold and target level and between the target and maximum level are applied for each measure.

Adjusted Operating Profit	Adjusted Free Cash Flow	Total % Earned Before Multiplier	Gross Profit as a Percentage of Net Sales	Adjusted Net Sales
% Earned After 75% Weighting	% Earned After 25% Weighting		Effect of Multiplier	Effect of Multiplier
Threshold – 30%	Threshold – 10%	40%	Threshold – 79% of % earned	Threshold – 95% of % earned
Target – 75%	Target – 25%	100%	Target – no change	Target – no change
Maximum – 120%	Maximum – 40%	160%	Maximum – 119% of % earned	Maximum – 105% of % earned

Presuming the adjusted operating profit threshold goal is achieved, performance under the MIP can result in percentages earned ranging from 22.5% at threshold (adjusted operating profit is at threshold performance and actual adjusted free cash flow is below threshold) to 200% at maximum, determined as follows:

•	Threshold percentage: threshold adjusted operating profit percentage earned of 30% x 75% weighting (based on lowest gross profit as a percentage of net sales multiplier of 79% x lowest adjusted net sales multiplier of 95%) = 22.5% threshold earnout.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Maximum percentage: maximum adjusted operating profit percentage and adjusted free cash flow percentage earned of 120% + 40% = 160% earned x (maximum gross profit as a percentage of net sales multiplier of 119%) = 190.4% x (maximum adjusted net sales multiplier of 105%) = 200% maximum earnout.

In March 2014, our Compensation Committee approved threshold, target and maximum performance goals for 2014 under the MIP and, given the anticipated acquisition of MEGA Brands, expressly reserved the right to adjust such goals due to the costs and the impact on our financials associated with a material acquisition, when such information became available. Following our strategic acquisition of MEGA Brands, our Compensation Committee approved in August 2014 adjustments to the 2014 performance goals under the MIP to reflect the acquisition. As initially approved by our Compensation Committee in March 2014, each of the performance measures under the MIP had threshold goals that exceeded actual results for 2013 for such measures. As a result of the strategic acquisition of MEGA Brands, the 2014 goals for each of the performance measures, other than net sales, were adjusted downward to reflect acquisition and integration costs, amortization of intangible assets and the impact of any income or expense associated with determining the fair value of assets and liabilities, while the net sales goals were increased to reflect the expected increase in sales from the MEGA Brands acquisition.

The table below shows the actual levels achieved in 2014 under our MIP relative to the 2014 adjusted financial performance goals approved by our Compensation Committee in August 2014. No amounts were earned for 2014 under the MIP, as the adjusted operating profit measure did not achieve threshold performance.

Company Measure(1)	Threshold (millions)	Target (millions)	Maximum (millions)	2014 Actual (millions)	Weighted Performance Earnout %
Adjusted Operating Profit(1) (75%)	$1,107	$1,179	$1,251	$642	0%
Adjusted Free Cash Flow(2) (25%)	$660	$760	$860	$882	0%(3)
Combined earned performance percentage (before Multipliers)	40%	100%	160%	0%	0%
Gross Profit % of Net Sales(4) (Multiplier)	51.9%	52.7%	53.5%	49.9%	Multiplier (by 79%)
Adjusted Net Sales(5) (Multiplier)	$6,605	$6,775	$6,934	$6,024	Multiplier (by 95%)
Total Company Performance Earnout					0%

(1) Prior to adjustment in August 2014, threshold, target and maximum goals were (in millions): $1,179, $1,247 and $1,316, respectively.

(2) Prior to adjustment in August 2014, threshold, target and maximum goals were (in millions): $749, $849 and $949, respectively.

(3) Earnout % is 0 because the Adjusted Operating Profit threshold was not achieved.

(4) Prior to adjustment in August 2014, threshold, target and maximum goals were: 53.2%, 54.0% and 54.8%, respectively.

(5) Prior to adjustment in August 2014, threshold, target and maximum goals were (in millions): $6,329, $6,492 and $6,644, respectively.

The table above reflects the goals and actual amounts as adjusted from GAAP consistent with the plan parameters and Compensation Committee approvals. As in past years, in order to improve alignment with stockholders’ interests and ensure that events outside the control of management do not unduly influence the achievement of the performance measures, actual results are adjusted for the impact of the adoption of new accounting pronouncements, impact of specified strategic initiatives, expenses and unusual items.

Mattel, Inc. 2015 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS

In 2014, actual results for these measures were adjusted for litigation costs and resolution of legal disputes, foreign exchange, severance payments, acquisition and integration-related expenses and adjustments and higher than planned cash tax payments.

Business Group Performance Measures and Results

The annual incentive opportunity for Messrs. Massingberd and Kilpin were based in part on the performance of the Company, the International Division, and WW Mattel Brands, while Mr. Massingberd’s incentive payout was also based in part on the performance of MEGA Brands, and Mr. Kilpin’s also was based in part on the performance of the Global Brands Team – Boys and Girls Division, each in the percentages and for the time periods set forth above in the table on page 47. The annual incentive opportunity for Mr. Dickson was based 50% on Company performance and 50% on WW Mattel Brands.

The performance measures for these business groups in 2014 were as follows:

•	International Division – operating profit less working capital charge, times a multiplier based on the International Division’s gross profit as a percentage of net sales, times a multiplier based on the International Division’s adjusted net sales.

•	WW Mattel Brands and Global Brands Team – Boys & Girls Division – WW Mattel Brands’ operating profit less inventory charge, times a multiplier based on the applicable group’s gross profit as a percentage of net sales, times a multiplier based on the applicable group’s adjusted net sales.

•	MEGA Brands – operating profit less working capital charge, times a multiplier based on MEGA Brand’s gross profit as a percentage of net sales, times a multiplier based on MEGA Brand’s adjusted net sales.

Threshold performance under each of the financial measures earns 40%, target performance earns 100% and maximum performance earns 160%, with the resulting percentage adjusted 79% to 119% of such percentage earned based on the gross profit as a percentage of the net sales multiplier for the applicable group, and further adjusted 95% to 105% of the resulting percentage earned based on the adjusted net sales multiplier for the applicable group. The following table sets forth the targets, after permitted adjustments, for each group’s applicable operating profit, gross profit as a percentage of net sales and adjusted net sales measures and the performance percentage earned for that measure, which is then subject to the weightings above. No amounts were earned under the business group performance measures, as the Company adjusted operating profit measure did not achieve threshold performance, and achievement of threshold adjusted operating profit performance was a condition for earning any payout under the MIP for 2014.

Business Group	Target Operating Profit (millions)	Target Gross Profit % of Net Sales	Target Adjusted Net Sales (millions)	Earned %
International(1)	$ 583	55.0%	$3,034	0%
WW Mattel Brands	$1,289	50.2%	$5,847	0%
GBT Boys & Girls	$1,059	55.1%	$3,897	0%
MEGA Brands	$ (5)	29.4%	$ 283	0%

(1) Prior to adjustment in August 2014, the International Division’s target operating profit less working capital charge, applicable gross profit as a percentage of net sales and applicable adjusted net sales were approximately: $576 million, 55% and $2,949 million, respectively.

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COMPENSATION DISCUSSION AND ANALYSIS

2015 MIP

For 2015, our Compensation Committee approved an annual incentive design under the MIP that is substantially similar to the design used in 2014, except that for executives in the executive leadership level and above, the earnout percent cannot exceed 100% of target unless Mattel’s TSR is positive.

Signing Bonus Associated with New Hiring

From time to time, both as an inducement to retain the services of an executive candidate and in recognition of certain unique circumstances regarding opportunity costs and foregone compensation at prior employers, our Compensation Committee may determine to offer a signing bonus to an executive candidate. In 2014, following arms-length negotiations with Mr. Dickson in connection with his hiring, our Compensation Committee determined to offer Mr. Dickson a signing bonus of $300,000, subject to repayment if he voluntarily terminates employment or is terminated for cause within two years of his hire date.

Equity-Based Long-Term Incentives

Our LTIs are aimed at focusing our executives on achieving our key long-term financial goals and strategic objectives, while rewarding growth in stockholder value that is sustained over several years. We believe our equity-based long-term incentives align our executives’ interests with those of our stockholders and provide important retention value.

Our current portfolio approach to LTIs is comprised of the following three equity components:

•	Performance Units – granted every three years under our LTIP, with shares earned based on a performance-related component with annual financial performance goals for each year in the three-year performance cycle and a three-year relative TSR market-related component;

•	Stock Options – annual grants that have value only with stock price appreciation and continued service over time; and

•	Time-vesting RSUs – annual grants that put significant value at risk and are effective as an ownership and retention tool.

LTI Annual Target Value Approach

Our LTIP provides for awards every three years of Performance Units that are earned over the succeeding three-year performance cycle. In designing a program that grants Performance Units every three years (end to end), rather than annually (with overlapping cycles), the Compensation Committee determined that this structure: (i) aligns more closely with our three-year business planning cycle; (ii) provides greater retention value (as management does not experience a payout each year); and (iii) motivates management to maximize long-term value creation. The Compensation Committee allocates one-third of the grant date value of the Performance Units against the annual equity value granted to each NEO in each of the three years of the LTIP performance period, as if that one-third amount was actually granted in each such year. This one-third allocation of granted Performance Units per year of the three-year performance cycle enables meaningful comparison of equity compensation from year to year and against competitive market practice each year, and is consistent with required accounting treatment and proxy disclosure rules. Given that one-third of the total value of the Performance Units granted for the three-year performance cycle is allocated to the total LTI annual target value for each year of the three-year LTIP performance cycle, the remaining LTI annual target value for each year is divided equally into stock options and time-vesting RSUs. This approach provides consistent and predictable levels of value delivered and expense incurred.

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COMPENSATION DISCUSSION AND ANALYSIS

In March 2014, the Compensation Committee considered in detail the structure of the Company’s proposed 2014-2016 LTIP including proposed target values of Performance Units per job level, and determined the target value of the Performance Units to be granted effective as of the March 2014 Compensation Committee meeting.

As in prior years, in May 2014 the Compensation Committee considered Cook & Co.’s executive compensation competitiveness review, as well as the history, terms and proposed total LTI annual target values to be effective as of August 1, 2014, and approved the total LTI annual target value range for each job level with a set target and maximum amount. In the context of these ranges, the Compensation Committee approved the specific 2014 total LTI annual target and actual annual grant value for each NEO.

2014 LTI Grant Values

In March 2014, our Compensation Committee approved the award of Performance Units under the 2014-2016 LTIP with the awarded grant values set forth in the table below. The grant value of the Performance Units for Mr. Stockton was set at the same annual grant value as his Performance Units under the 2011-2013 LTIP during his years as CEO(1). The Compensation Committee increased the grant value of the Performance Units under the 2014-2016 LTIP for our other NEOs when compared to the grant values for the Performance Units under the 2011-2013 LTIP, to maintain market competitiveness and internal equity, and to reflect each of Mr. Kilpin’s and Mr. Massingberd’s new division leadership job level.

The grant date of Mr. Dickson’s Performance Units under the 2014-2016 LTIP was the date of his hire on May 20, 2014, but the terms of his Performance Units are identical to the terms of the Performance Units granted to the other NEOs.

(1) Refers to the annual grant value of the Performance Units awarded to Mr. Stockton in 2012 due to his promotion to CEO in that year, resulting in an annual grant value allocation of $1,833,333 per year for 2012 and 2013.

Name	Awarded Grant Value of Performance Units under 2014-2016 LTIP (thousands)
Bryan G. Stockton	$5,500
Kevin M. Farr	$1,750
Richard Dickson	$1,200
Timothy J. Kilpin	$1,200
Robert Normile	$1,000
Geoff M. Massingberd	$1,200

In May 2014, the Compensation Committee determined to increase the total 2014 LTI annual grant values for our NEOs from 2013 levels, to maintain market competiveness and internal equity and to reflect responsibility levels and future contributions. Mr. Dickson’s grant values were determined pursuant to arms-length negotiations and based on his experience, and intended as an inducement for him to join us.

The following table shows our NEOs’ 2014 annual grant values (which reflects one-third of the value of the Performance Units granted under the 2014-2016 LTIP allocated for 2014).

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2014 LTI Annual Grant Values

Name	2014 Stock Options* (thousands)	2014 Time- Vesting RSUs (thousands)	2014 Performance Units* (annualized) (thousands)	2014 Total LTI Annual Grant Value (thousands)
Bryan G. Stockton	$2,333	$2,333	$1,833	$6,500
Kevin M. Farr	$700	$700	$583	$1,983
Richard Dickson	$400	$400	$400	$1,200
Timothy J. Kilpin	$400	$400	$400	$1,200
Robert Normile	$400	$400	$333	$1,133
Geoff M. Massingberd	$400	$400	$400	$1,200

* The intended grant values of the 2014 stock option and Performance Unit awards vary from the grant date fair values shown for such awards in the “Summary Compensation Table” and the “Grants of Plan-Based Awards in 2014” table due to the differences in the valuation model used for accounting purposes. As explained in footnote (5) of the “Grants of Plan-Based Award in 2014” table, the reported value of 2014 Performance Units varies more significantly from the annualized value of the 2014 Performance Units set forth above because the grant date value of the market-related component of the 2014 Performance Units must be fully taken into account in the year of grant.

In addition to the LTI annual grant values noted in the table above, our Compensation Committee approved (i) an additional grant of RSUs valued at $200,000 on April 30, 2014 to Mr. Massingberd in connection with his transition to Chairman and President of MEGA Brands, (ii) an additional grant of RSUs valued at $100,000 on May 15, 2014 to Mr. Kilpin in connection with his transition to Executive Vice President, International, and (iii) an additional grant of RSUs valued at $1,400,000 and stock options valued at $600,000 on May 20, 2014 to Mr. Dickson in connection with his hire.

Our Compensation Committee approves the methodology and assumptions used to determine equity awards granted each year. On the grant date, the value of each equity award is converted into shares or units, as follows:

•	When the Performance Units were awarded in March 2014 for the three-year performance cycle from 2014 through 2016, the total grant value was converted into a number of Performance Units based on a conversion price of $35.59, which was based on Mattel’s closing stock price on the Compensation Committee approval date of March 26, 2014 adjusted by the fair market value of the TSR component as of March 26, 2014 using a Monte Carlo simulation (consistent with FASB ASC 718 and such adjustment for 2014 was a negative adjustment (see footnote (1) to the “Summary Compensation Table” for an explanation of the calculation of the adjustment)). The methodology and calculations were performed by an outside valuation specialist and reviewed and approved by the Compensation Committee and Cook & Co. The same conversion price is used for all grants under the 2014-2016 LTIP, regardless of the grant date.

•	Each year, the grant value for stock options is converted into the number of shares underlying the options to be granted by dividing the grant value of the options by the Black-Scholes valuation model percentage multiplied by the closing stock price on the grant date (i.e., August 1, 2014 for the 2014 annual grant).

•	Each year, the grant value for time-vesting RSUs is converted into the number of RSUs to be granted by dividing the grant value of the RSUs by the closing stock price on the grant date (i.e., August 1, 2014 for the 2014 annual grant).

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COMPENSATION DISCUSSION AND ANALYSIS

LTI Components

The following describes the three components of our equity-based LTIs: Performance Units under the 2014-2016 LTIP, stock options and time-vesting RSUs.

Performance Units – 2014-2016 LTIP

The measures under the 2014-2016 LTIP are designed to achieve the following objectives:

•	Foster a long-term focus to improve operating profits while effectively deploying capital and ultimately creating value for stockholders;

•	Encourage and reward executives for market share and top-line growth and drive performance consistent with investor expectations; and

•	Align executives’ interests with stockholders’ interests.

Our LTIP provides for awards every three years of Performance Units that are earned over the three-year performance cycle. In March 2014, our Compensation Committee established the 2014-2016 LTIP and granted Performance Units with a performance cycle that began on January 1, 2014 and ends on December 31, 2016. If earned, the Performance Units are converted to shares of common stock, on a one for one basis after our Compensation Committee’s determinations are made at the conclusion of the three-year performance cycle as to our performance under the pre-established annual financial performance measures and TSR adjustment.

The measures under the 2014-2016 LTIP are as set forth in the following table.

Measure/ Weighting		Definition	Results	Purpose
Performance-Related Component	NOPAT-CC (75% weighting)

Annual Net Operating Profit After Tax, Less a Capital Charge (“NOPAT-CC”).

Adjusted for the impact of: (i) the adoption of new accounting pronouncements and (ii) certain strategic initiatives and unusual items

			• Measures financial performance annually • Annual earnouts are averaged over the three-year performance cycle	• Focuses executives on improving operating profits while effectively deploying capital and ultimately creating value for stockholders
	Net Sales (25% weighting)	GAAP top-line item (No adjustment)	• Measures performance annually • Annual earnouts are averaged over the three-year performance cycle	• Encourages and rewards executives for market share and top-line growth and drives performance consistent with investor expectations
Market-Related Component	TSR (Adjustment)	Ranking of Company’s relative total stockholder return within the S&P 500	• Measures over the three- year performance cycle	• Provides an additional link between incentive pay and stockholders’ interests, encourages

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Measure/ Weighting	Definition	Results	Purpose
		• Results in decrease or increase of performance percentage earned (of up to 50 percentage points up or down) under the performance-related component	long-term growth and measures our ability to outperform other companies

The financial performance goals for the performance-related component of the LTIP are set annually by our Compensation Committee in the first quarter of the year. Measuring our performance against annual goals improves the goal-setting and performance-measurement process by eliminating multi-year goals that are difficult to set. Under FASB ASC Topic 718, the grant date fair value of the financial performance measures under the 2014-2016 LTIP are determined annually based on the probable outcome of the financial performance goals established for that year under the LTIP, and this valuation is allocated to one-third of the granted Performance Units. This separate annual grant date fair value is reflected in the “Summary Compensation Table” for each separate year in the three-year performance cycle. The full grant date fair value of the three-year TSR adjustment, as a market-related component under the accounting rules, is shown in the “Summary Compensation Table” only in the first year of the performance cycle because FASB ASC Topic 718 requires that the grant date fair value of the TSR adjustment to be shown fully and only in the year of grant (2014 for the outstanding Performance Units). In accordance with the accounting rules, the grant date fair value of the TSR adjustment is determined in accordance with a Monte Carlo valuation and may be a negative or positive number.

Threshold level of NOPAT-CC performance must be achieved as a condition to any performance earnout percentage for that year’s financial performance measures. Presuming NOPAT-CC threshold performance is achieved, the formula for determining the percentage earnout based on annual performance under the financial performance measures under the 2014-2016 LTIP is as follows:

NOPAT – CC +	Net Sales =	Total % Earned Before TSR Adjustment
% Earned After 75% Weighting	% Earned After 25% Weighting
Threshold – 37.5%	Threshold – 12.5%	50%
Target – 75.0%	Target – 25.0%	100%
Maximum – 112.5%	Maximum – 37.5%	150%

•	Linear interpolation applies to performance between threshold, target and maximum, with no earnout for performance below threshold.

•	At the end of the three-year performance cycle, the performance earnout percentages for each of the three years are averaged together.

•	The three-year average performance earnout percentage (“Earnout Percentage”) under the financial performance-related component is then adjusted based on our achievement of TSR relative to the TSR performance of companies in the S&P 500 for the three-year performance cycle, as follows:

–	If our TSR is at or below the 25th percentile of the S&P 500, the Earnout Percentage is adjusted down 50 percentage points;

–	If our TSR is at the 50th percentile, there is no change to the Earnout Percentage;

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–	If our TSR is at or above the 75th percentile, the Earnout Percentage is increased by 50 percentage points; and

–	The adjustments for TSR levels achieved between the 25th, 50th and 75th percentiles are linearly interpolated. These TSR targets and point adjustments were established at the commencement of the 2014-2016 LTIP performance cycle.

•	At maximum performance of the performance-related component and maximum performance of TSR, the total earnout would equal 200% of the target Performance Units granted. Given the effects of the TSR adjustment, threshold performance on both of the financial measures could result in zero Performance Units earned, as the TSR adjustment could result in the 50 percentage points earned being deducted.

•	Following certification of the percentage of Performance Units earned, one share of our common stock is delivered for each Performance Unit that is earned.

•	The Performance Units under the 2014-2016 LTIP have dividend equivalent rights that are converted to shares of Mattel common stock only when and to the extent the underlying Performance Units are earned and paid in shares of Mattel common stock. Executives are entitled to receive dividend equivalents on shares actually earned at the end of the three-year performance cycle based upon satisfaction of the financial performance goals and the TSR adjustment. Dividend equivalents are assumed to be reinvested in shares as of the closing price on the ex-dividend date, and participate in future dividend distributions, for all dividends during the three-year performance cycle.

At the time that the goals are set by our Compensation Committee, it is substantially uncertain that they will be achieved. Based on historical performance and current economic conditions, although attainment of the target performance level is uncertain, it can reasonably be anticipated that threshold performance may be achieved. The target and maximum goals represent increasingly challenging levels of performance and take into account the overall market, Company strategy and delivery of returns to stockholders. In setting the 2014 financial performance goals in March 2014, our Compensation Committee set target NOPAT-CC and net sales goals for 2014 at amounts greater than 2013 actual results, employing these same principles. At the time of grant, given the anticipated acquisition of MEGA Brands, our Compensation Committee expressly reserved the right to adjust such goals due to the costs and impact on our financials associated with a material acquisition, when such information became available. Following our strategic acquisition of MEGA Brands, our Compensation Committee approved adjustments to the performance measures goals in August 2014 to reflect acquisition and integration costs, amortization of intangible assets and the impact of any income or expense associated with determining the fair value of assets and liabilities. As a result of these adjustments, the NOPAT-CC goals were reduced, while the net sales goals were increased to reflect the expected increase in sales from the MEGA Brands acquisition.

The following table shows the goals for annual NOPAT-CC (weighted 75%) and net sales (weighted 25%) set by our Compensation Committee to reflect the acquisition of MEGA brands, and our actual results for these measures.

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Year	Measure	Threshold (millions)	Target (millions)	Maximum (millions)	Actual (millions)		Weighted Performance % Achieved
2014	NOPAT-CC(1) (75% weighting)	$248	$305	$362	$(116	)(3)	0%
	Net Sales(2) (25% weighting)	$6,605	$6,775	$6,934	$6,024		0%
	2014 Earnout						0%
2015	Approved annually by the Compensation Committee
2016	Approved annually by the Compensation Committee

(1) Prior to adjustment in August 2014, the threshold, target and maximum goals were (in millions): $326, $381 and $435, respectively.

(2) Prior to adjustment in August 2014, the threshold, target and maximum goals were (in millions): $6,329, $6,492 and $6,644, respectively.

(3) In 2014, actual results for the NOPAT-CC measure were adjusted for litigation costs and resolutions of legal disputes, acquisition and integration-related expenses and adjustments and severance payments.

As a result of our 2014 performance, no Performance Units were earned for the 2014 allocation under our 2014-2016 LTIP, resulting in a reduction in the maximum number of Performance Units that may be earned under the 2014-2016 LTIP as set forth in the table below.

2014-2016 LTIP Performance Cycle Payout Range

Name	Target Performance Units Awarded	Maximum Share Opportunity at Grant	Maximum Share Opportunity At January 1, 2015(1)
Bryan G. Stockton	154,538	309,076	231,807	(2)
Kevin M. Farr	49,171	98,342	73,757
Richard Dickson	33,717	67,434	50,576
Timothy J. Kilpin	33,717	67,434	50,576
Robert Normile	28,098	56,196	42,147
Geoff M. Massingberd	33,717	67,434	50,576

(1) These amounts do not factor in the dividend equivalent rights, as the amounts of the dividends paid on Mattel’s common stock during the three-year performance cycle is unknown at this time.

(2) Since Mr. Stockton’s employment terminated on January 25, 2015, the maximum share opportunity for him is now approximately 77,270 shares, which also reflects the proration of 12 months of the 36 month cycle pursuant to the terms of his Performance Unit Grant Agreement.

Stock Options and Time-Vesting RSUs – Annual Grants

Included in our portfolio approach to equity-based LTIs, our Compensation Committee annually approves awards of:

•

Stock Options – vest in three approximately equal annual installments on the first through third anniversaries of the grant date (33%, 33% and 34% respectively), and have a 10-year term. Stock options align the executives’ interests with stockholders’ interests by providing the opportunity for executives to realize value only when our stock price increases. Furthermore, if the stock price increases, the three-

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COMPENSATION DISCUSSION AND ANALYSIS

year vesting period helps to retain executives. However, if our stock price does not increase, then the stock options provide no value to executives. Based on the closing price of our stock on December 31, 2014 of $30.95, all stock options granted since 2012 are underwater, with exercise prices exceeding such closing price.

•	Time-Vesting RSUs – vest 50% on the second and third anniversary of the grant date for all grants prior to November 21, 2014. In November 2014, the Compensation Committee approved a vesting schedule change for time-vesting RSUs granted on or after November 21, 2014 to vest in three approximately equal annual installments on the first through third anniversaries of the grant date (33%, 33% and 34% respectively), to be consistent with our stock option vesting schedule and to align with market practice. In contrast to stock options, time-vesting RSUs have some value regardless of whether our stock price increases or decreases. Time-vesting RSUs help to secure and retain executives and instill an ownership mentality over the three-year vesting period. Moreover, the holders of time-vesting RSUs receive quarterly cash dividend equivalent payments.

In sum, while all three equity components of our LTIs link our executives’ pay to stockholder value, Performance Units and stock options put significant compensation value at risk in relation to increases in stockholder value, while time-vesting RSUs are particularly effective as a retention and stock ownership tool.

Special Grants Following 2014 Fiscal Year

On January 29, 2015, the Compensation Committee approved a one-time grant of RSUs valued at $1,500,000 to Mr. Sinclair, in connection with his assuming the role of Interim CEO. The special RSU grant to Mr. Sinclair will vest 100% on the first anniversary of the grant date, subject to continued service with the Company.

On January 29, 2015, the Compensation Committee also approved (i) a grant of RSUs valued at $500,000 to Mr. Farr given the importance of his role and contributions during the crucial transition period following Mr. Stockton’s termination of employment and in light of the very competitive talent market and (ii) grants of RSUs valued at $750,000 and $350,000 to Mr. Dickson and Mr. Kilpin, respectively, in connection with Mr. Dickson’s promotion to President, Chief Brands Officer and Mr. Kilpin’s promotion to President, Chief Commercial Officer. The RSU grant to Mr. Farr will vest 66% on the second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to continued service with the Company, to encourage long-term value creation. The RSU grants to Messrs. Dickson and Kilpin will vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date, in each case, subject to continued service with the Company, which is consistent with our stock option vesting schedule and aligns with market practice.

Benefits and Perquisites

Retirement Plans

Our NEOs participate in the same broadly-based benefit plans as our other U.S. employees. In addition, we provide NEOs certain executive benefits, which are not provided to other employees generally, to promote tax efficiency or to replace benefit opportunities that are not available to executives because of regulatory limits. These include:

•	The 2005 Supplemental Executive Retirement Plan (“SERP”), our supplemental, non-qualified pension plan for a select few senior executives, is intended to provide supplemental retirement income and

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additional security to covered participants, aids in retention and builds long-term commitment to Mattel. No new participants have been added to the SERP since 2001, and as a result, Messrs. Dickson, Kilpin and Massingberd do not participate in the SERP.

•	The Mattel, Inc. Deferred Compensation and PIP Excess Plan (“DCP”), our non-qualified deferred compensation plan, provides our U.S.-based executives a mechanism to defer compensation in excess of the amounts that are permitted to be deferred under our tax-qualified, 401(k) savings plan (“401(k) Plan”). Together, the 401(k) Plan and the DCP allow participants to set aside amounts as tax-deferred savings for their retirement. Similar to the 401(k) Plan, the DCP provides for Company automatic contributions and matching contributions, both of which are at the same levels as the Company contributions in the 401(k) Plan, which is available to the general employee population. Our Compensation Committee believes the opportunity to defer compensation is a competitive benefit that enhances our ability to attract and retain talented executives while building plan participants’ long-term commitment to Mattel. The return on the deferred amounts is linked to the performance of market-based investment choices made available in the plan.

•	Pursuant to his letter agreement dated June 25, 2008, Mattel credits Mr. Massingberd’s DCP account in the amount of 10% of his base salary each year until he reaches age 60.

Perquisites and other Personal Benefits

We offer the following perquisites to our NEOs to attract and retain key executive talent:

•	Car Allowance – We provide our executives with a monthly car allowance, which is intended to cover expenses related to the lease, purchase, insurance and maintenance of their vehicle and to allow our executives to fulfill their job responsibilities that involve extensive regional travel to the offices of clients and business partners. We provide this allowance in lieu of tracking and providing mileage reimbursement to executives who use their vehicles more frequently for business. The monthly amount of the allowance is based on the executive’s job level. In 2014, our Compensation Committee approved Mr. Massingberd’s use of a company car in connection with his transition to Chairman and President of MEGA Brands and his Company-requested employment relocation from the United States to Canada. We believe that this benefit is reasonable to allow Mr. Massingberd to fulfill his job responsibilities, which involve extensive regional travel to the offices of clients and business partners.

•	Financial Counseling Services – We provide financial counseling and tax return preparation service through a third-party financial service to assist with regulatory compliance and to provide guidance in managing complex investment, tax and legal matters. We believe that providing this service gives our executives a better understanding of their compensation and benefits and their value, allowing them to concentrate on the Company’s future success.

•	Executive Physicals – We provide annual executive physical examination and diagnostic service costs. We believe that the executive physicals help ensure the health of our executives and provides a retention tool at a reasonable cost to the Company.

•

Relocation Assistance – In circumstances where the Company is recruiting an executive candidate who would have to relocate to accept our job or promotion offer, we provide such executives with relocation assistance either through a one-time special mobility payment or pursuant to the Company’s standard relocation program, which includes travel, shipping household goods, temporary housing and participation in a home sale program, to assist with the executive candidate’s relocation costs. These payments and expenses benefit the Company, are business-related and are primarily to eliminate or lessen the expenses that the executive incurs as a direct result of the Company’s request. The special

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mobility payments and our relocation program are important tools for us to recruit and retain key management talent and allocate our talent as best fits the Company’s objectives. Mr. Massingberd was provided relocation assistance in 2014 in connection with his relocation to Canada, including a special mobility payment of $200,000 and Mr. Dickson was paid a one-time lump sum special mobility payment of $200,000 in 2014, in connection with his hiring and relocation from New York to California. The special mobility payments to Messrs. Massingberd and Dickson are subject to repayment if the executive voluntarily terminates employment or is terminated for cause within two years of the relocation or hire date, as applicable.

•	Housing Reimbursement – In 2014, our Compensation Committee approved housing and housing-related expense reimbursement payments for up to three years for Mr. Massingberd, in connection with his Company-requested relocation from United States to Canada pursuant to his transition to Chairman and President of MEGA Brands. We believe that this benefit is reasonable to assist him with his costs of maintaining his primary residence in the United States while he is working in Canada because Mr. Massingberd’s employment relocation is a direct result of the Company’s request.

No Poor Pay Tax Gross-Up Practices on Perquisites and Benefits

The Company generally does not provide tax gross-up payments to our executives in connection with perquisites and benefits. The Company in certain limited cases does provide tax gross-up payments for relocation expenses and related international tax compliance and tax equalization costs and payments because we believe such expenses benefit the Company, are business-related and are expenses that the executive incurs as a direct result of the Company’s request, and this is generally available to other employees.

Severance, Change-of-Control Benefits and Related Matters

As of the end of fiscal year 2014, Messrs. Stockton, Farr and Normile participated in the Severance Plan and Messrs. Dickson, Kilpin and Massingberd participated in the Severance Plan B, which was adopted in May 2014 (the Severance Plan and the Severance Plan B collectively, the “Executive Severance Plans”). The Severance Plan B was adopted to provide continuity of benefits for certain senior executives in the senior job levels and eliminated individual agreements. In adopting the Severance Plan B, our Compensation Committee reviewed competitive data of severance benefits prepared by Cook & Co. Our Compensation Committee believes that the two-tier approach to the Executive Severance Plans is reflective of current compensation market practices and trends. Under the Executive Severance Plans, benefits are only provided if an executive’s employment is terminated by Mattel without cause or, solely under the Severance Plan, by the executive for good reason. No benefits are provided under the Executive Severance Plans if there is only a change of control without a qualifying termination of employment. The Severance Plan provides a severance benefit multiple of two times base salary plus annual incentive and the Severance Plan B provides a severance benefit multiple of one times base salary plus annual incentive, with an additional 0.5x of base salary plus annual incentive in the event the executive has not found employment by the first anniversary of the termination of the employment date. The Executive Severance Plans do not provide for excise tax gross-ups.

Our Compensation Committee believes that these Executive Severance Plans are essential to fulfill our objective to recruit, retain and develop key, high-quality management talent in the competitive market because such arrangements provide reasonable protection to the executive in the event that he or she is not retained under specific circumstances. Further, severance provisions in the Executive Severance Plans

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are intended to facilitate changes in the leadership team by setting terms for the termination of an NEO in advance, thus allowing a smooth transition of responsibilities when it is in the best interest of the Company. Change-of-control provisions in the Executive Severance Plans are intended to allow executives to focus their attention on our business operations in the face of the potentially disruptive impact of a proposed change-of-control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change of control of Mattel. These factors are especially important in light of the executives’ key leadership roles at Mattel.

See “Potential Payments Upon Termination or Change of Control” for a description of the benefits payable under the Executive Severance Plans. Mr. Stockton’s termination of employment with the Company on January 25, 2015 qualified as a termination by Mattel without cause under the Severance Plan.

On March 10, 2015, the Company entered into a 12-month agreement with Mr. Stockton to provide consulting services. Under the agreement, Mr. Stockton will provide transition and advisory services to the Company, drawing upon his deep institutional knowledge of the Company and experience in the industry. In addition, Mr. Stockton will (i) consult with and advise the Company with respect to the Company’s on-going operations, (ii) supply and verify factual and historical information in connection with various Company matters that require him to remain reasonably available, as needed by the Company, (iii) fully cooperate with the Company with respect to any proceedings that relates to or arises from any matter with which he was involved during his employment with the Company or that concerns any matter of which he has information or knowledge, (iv) provide services related to the Company’s charitable undertakings, and (v) provide such other services as may be reasonably requested by the Chairman of the Board or his designee. During the term of the consulting agreement, Mr. Stockton is subject to a number of covenants in favor of the Company, including non-competition, non-solicitation, confidentiality and cooperation in proceedings. Mr. Stockton will receive $125,000 per month during the term of the consulting agreement, in consideration of and subject to his continued services through each payment date, his compliance with the terms and conditions of the consulting agreement and his execution and non-revocation of a general release of claims against the Company on or following the end of the consulting period.

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IMPORTANT POLICIES AND GUIDELINES

Stock Ownership Guidelines

We have had stock ownership guidelines for our NEOs and certain other senior executives since 2001. In July 2013, after consultation with Cook & Co. regarding market practices and review of Cook & Co.’s recommendations, our Compensation Committee adopted revised stock ownership guidelines for our NEOs and other executives who report directly to our CEO, to be effective January 1, 2014. Under our new stock ownership guidelines for 2014, the targeted stock ownership is established as a value of Mattel shares equal to a multiple of base salary, as set forth below.

Name	Multiple of Salary Value as of 12/2014	Guideline Met as of 12/2014(a)
Bryan G. Stockton	6x	Yes
Kevin M. Farr	4x	Yes
Richard Dickson	3x	No	(b)
Timothy J. Kilpin	3x	Yes
Robert Normile	3x	Yes
Geoff M. Massingberd	3x	Yes

(a) Generally, executive officers have five years from the later of the date the new target levels were established or the date of promotion or hiring to meet the guidelines. Thus, each NEO, other than Mr. Dickson, has until December 31, 2018 to meet these guidelines.

(b) Due to Mr. Dickson’s recent hire date of May 20, 2014, he has until May 19, 2019 to meet these guidelines.

If the target level ownerships are not met within the compliance deadline, the new guidelines require the executive officers to retain 100% of after-tax shares acquired from equity awards until the guidelines are met. Our Compensation Committee believes that our guidelines align with best practices.

Shares counted toward ownership guidelines include: shares of Mattel stock directly owned, shares of Mattel stock beneficially owned, shares of Mattel stock held in the Mattel Stock Fund of Mattel’s 401k retirement plan and phantom shares of Mattel stock held in the Mattel Stock Equivalent Fund of our DCP.

On January 29, 2015, the Compensation Committee approved an increase to the targeted stock ownership guidelines to a multiple of 4x of base salary for Messrs. Dickson and Kilpin in connection with their promotions. These increased ownership requirements must be met by December 31, 2019.

Insider Trading Policy

Mattel has an insider trading policy that, as implemented, generally prohibits Board members, officers and employees from engaging in short-term or speculative transactions in Mattel’s shares, including short sales, transactions in publicly-traded options and other derivative securities, hedging transactions, holding Mattel shares in a margin account and pledging or using Mattel shares owned as collateral for loans.

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Recoupment of Compensation

Our Clawback Policy requires, at the discretion of our Compensation Committee, forfeiture or reimbursement of certain cash and equity incentive compensation that was paid, granted or vested based on financial results that, when recalculated to include the impact of a material financial restatement, were not achieved. The Clawback Policy applies to incentive compensation paid, granted or vested, within three years preceding the material financial restatement, to all Section 16 officers and any other direct reports to the CEO. If the covered employee did not engage in misconduct in connection with the material financial restatement, our Compensation Committee may recover the excess incentive compensation determined based on the restated financials. If the covered employee engaged in misconduct in connection with the material financial restatement, our Compensation Committee may recover the full amount of incentive compensation paid, granted or vested based on financial results that were impacted by the restatement. Our Compensation Committee believes this policy encourages outstanding leadership, accountability and responsible management that benefits the growth of Mattel, and is aligned with good governance practices.

In order to better align executives’ long-term interests with those of Mattel and its subsidiaries and affiliates, our 2010 Equity and Long-Term Compensation Plan (“2010 Plan”) and our 2005 Equity Compensation Plan (“2005 Plan”) provide that, subject to certain limitations, Mattel may terminate outstanding grants, rescind exercises, payments or deliveries of shares pursuant to grants, and/or recapture proceeds of a participant’s sale of shares of Mattel common stock delivered pursuant to grants if the participant violates specified confidentiality and intellectual property requirements or engages in certain activities against the interest of Mattel or any of its subsidiaries and affiliates. These provisions apply only to grants made to employees for services as such, and they do not apply to participants following any severance that occurs within 24 months after a change of control.

Our SERP provides that we can take back benefits from an executive who goes to work for one of our competitors or otherwise engages in behavior that is damaging to Mattel. The purpose of this provision is to impose appropriate limitations on the compensation that executives receive and retain if they choose to join a competitor, and to align the executives’ compensation with the value they deliver to Mattel, not to prevent executives from leaving Mattel to join a competitor, nor to punish executives who choose to do so.

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EXECUTIVE COMPENSATION PROCESS AND GOVERNANCE

We are committed to having strong governance standards with respect to our compensation programs and practices.

Roles and Expert Independent Advice

Independent Compensation Committee

Our executive compensation programs are designed and administered under the direction and control of our Compensation Committee. Our Compensation Committee is comprised solely of independent directors, who review and approve our overall executive compensation programs and practices and set the compensation of our senior executives.

Independent Compensation Consultant

Cook & Co. is our Compensation Committee’s independent compensation consultant. Our Compensation Committee has determined that Cook & Co. is independent and does not have any conflicts of interests with the Company. Cook & Co. provides a number of services to our Compensation Committee throughout the year, and typically provides a comprehensive market analysis of our compensation programs in May of each year. We have planned this review for mid-year in order to take into account the compensation decisions made at the beginning of the year relating to executives’ past performance and the comparative data that is then available from SEC filings in order to better inform our Compensation Committee’s decisions regarding equity awards to be granted in August of each year. See “Board Committees –Compensation Committee” section of this Proxy Statement for detailed discussion of the services provided by Cook & Co. in 2014.

CEO and the Human Resources Department

While our Compensation Committee has overall responsibility for establishing the elements, level and administration of our executive compensation programs, our CEO and members of our Human Resources Department routinely participate in this process, providing requested data, presentations, analyses and proposals. Our CEO generally conducts the performance reviews of each of his direct reports and makes recommendations to our Compensation Committee regarding adjustments to base salary, target and actual annual incentives and equity LTI target and grant values for his direct reports and other senior executives. Our CEO’s recommendations are one of the factors considered by our Compensation Committee in making its determinations. When appropriate, however, our Compensation Committee meets in an executive session without management, including when our CEO’s compensation is being approved. In performing its duties, our Compensation Committee makes recommendations to our Board regarding the executive compensation programs and practices. Our Compensation Committee informs the non-management directors of our Board of its decisions regarding compensation for our CEO and his direct reports and other senior executives.

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Reviews and Process

Market Competitiveness Review

We evaluate the overall competitiveness of our executives’ total direct compensation annually. Certain components of our executives’ actual compensation are determined primarily by operational and business group financial performance, reflecting our pay-for-performance philosophy.

Annually, our Compensation Committee commissions Cook & Co. to perform a comprehensive market analysis of our executive compensation programs and total direct compensation, which is presented to our Compensation Committee in May. This market analysis is reviewed against the compensation decisions made earlier in the year by our Compensation Committee regarding base salaries and annual incentives and the decisions regarding the proposed annual equity award targets and grants to be made in August. In November 2013, Cook & Co. reviewed our comparator peer group and one company was removed for 2014 due to its acquisition. In May 2014, Cook & Co. evaluated our executive total direct compensation as compared to the executive total direct compensation at our 18-company comparator peer group (discussed below), based on information from their most recent SEC filings and a special Equilar survey where 13 of our peer group companies participated. Cook & Co.’s May 2014 report included the base salaries, target and actual annual incentives, bonus leverage, target and actual LTIs, target and actual total direct compensation and all other compensation for our NEOs as compared to the compensation of their counterparts at our comparator peer companies. The report also provided an analysis of our annual incentive plan design, and found that our annual incentive plan structure is similar to those at our comparator companies with respect to performance measurement and plan leverage. Finally, the report provided an analysis of our LTI practices. It indicated that, similar to our equity-based LTIs, most of our comparator peer companies also have “balanced” long-term incentive programs, with two or more grant types.

Comparator Peer Group

As a global consumer goods company, we compete for executive talent with, and our comparator peer group is made up of, a large range of companies that are category leaders in the consumer products, apparel and fashion, food and beverage, retail, and entertainment and leisure industries. We consider Mattel to be a branded consumer goods company with franchise brands, and we recognize the value and importance of other category leaders to capture a diverse representation of the various markets and areas in which we compete for executive talent. Our Compensation Committee determined that it was appropriate to have a more diverse comparator peer group beyond toy companies, as there are not enough publicly-reporting toy companies, and those that are publicly-reporting companies are generally not comparable to us in size. Our comparator peer companies are comparable to us in their orientation, business model, size (as measured by revenue, net income growth, employees and market capitalization) and global scale and reach. Compensation paid by this comparator peer group generally is representative of the compensation we believe is required to attract, retain and motivate our executive talent. Our Compensation Committee, in conjunction with Cook & Co., reviews the makeup of this group annually and makes adjustments to the composition of the group as it deems appropriate.

The 2014 comparator peer group was designed to continue to fall between about one-third to three times our size, measured by revenue and market capitalization, and to position Mattel closer to the median under these measures. In addition, our Compensation Committee also considered whether the comparator peer companies had similar pay models and reasonable compensation practices, as well as whether the

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companies were listed as peers of our other peer group companies. Pursuant to Cook & Co.’s review of our comparator peer group, H. J. Heinz Company was removed for 2014 due to its acquisition. No other changes were made to our peer group. The 2014 comparator peer group was comprised of the following 18 companies:

Mattel’s Comparator Peer Group for Executive Compensation as of May 2014
Avon Products, Inc.	Gap, Inc.	L Brands, Inc. (formerly Limited Brands, Inc.)
Campbell Soup Company	General Mills, Inc.	Newell Rubbermaid, Inc.
The Clorox Company	Hasbro, Inc.	PVH Corp.
Coach, Inc.	The Hershey Company	Ralph Lauren Corporation
Energizer Holdings, Inc.	The J.M. Smucker Company	Tiffany & Co.
Estee Lauder Companies, Inc.	Kellogg Company	V.F. Corporation

Tally Sheets

As part of our Compensation Committee’s annual compensation review process, our Human Resources Department prepares, and reviews with Cook & Co. and our Compensation Committee, comprehensive tally sheets illustrating the total compensation for the most recent two years of our CEO and his direct reports, which includes our NEOs. Although tally sheets do not drive individual executive compensation decisions, the tally sheets are used so that our Compensation Committee is aware of the total compensation of these executives. Total compensation includes the executives’ base salary, target and actual annual cash incentives, and equity-based LTI annual target and grant values (including Performance Units, stock options and time-vesting RSUs), perquisites, retirement benefits and other compensation. The tally sheets also show each executive’s holdings of Mattel common stock, actual and estimated dividend equivalent payments, and accumulated value and unrealized gains under prior equity grants at various stock prices (realized and realizable pay). In conjunction with the review of tally sheets, our Compensation Committee reviews ten-year compensation histories of current and potential NEOs, and the potential severance and change-of-control benefits that would be payable to executives under the Executive Severance Plans.

Equity Grant Procedures

Our Compensation Committee approves all equity grants to all senior executives who are in the executive leadership job level and above in Mattel’s compensation structure. For grants to employees below the executive leadership job level, our Board has delegated the authority to an Equity Grant Allocation Committee, subject to certain limitations, to approve annual and off-cycle equity compensation grants (such as grants to employees who are newly hired or newly promoted). Mr. Stockton was the sole member of the committee through 2014 and until he ceased being CEO of the Company on January 25, 2015. Mr. Sinclair, as the Interim CEO, became the sole member of the committee effective as of January 29, 2015.

Like other public companies, we seek to implement equity compensation grant procedures that are intended to comply with evolving best practices, taking into account accounting, tax and regulatory requirements, and have adopted the following procedures:

•	Annual Grants – In May, our Compensation Committee reviews and approves the annual equity grant approach. Our Human Resources Department reviews with our Compensation Committee the equity

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compensation program’s objectives, background, grant approach, grant process, and the proposed total pool of shares and value to be granted. Specific recommendations regarding the aggregate equity pool to be allocated to employees, the size and value of awards to be granted to employees per job level, and the recommended grants to be made to the executives at the executive leadership job level and above are presented to our Compensation Committee and reviewed by Cook & Co. Included in the May market competitive review conducted by Cook & Co. is an analysis of Mattel’s equity practices, stockholder value transfer costs, share usage and potential dilution. At this May meeting, the Compensation Committee determines the total LTI annual target and grant values for our CEO and his direct reports.

Since 2005, the annual equity grant for employees (including our NEOs) has occurred on or about August 1st, with stock options having an exercise price equal to the closing price of Mattel common stock on such date. The 2014 annual equity grant timing was consistent with this practice, with the grants occurring on August 1st. At the end of July of each year, our Compensation Committee meets to confirm the methodology for converting the grant values to units or shares and to approve the annual equity target grant values for job levels below the executive leadership job level.

In May, our Compensation Committee also sets, subject to approval by our Board, the key parameters of the delegation of authority to the Equity Grant Allocation Committee for the annual grants and off-cycle grants to employees below the executive leadership job level.

•	Other Grants – If there are proposed new hire or other off-cycle equity grants for consideration for executives in the executive leadership job level and above, our Compensation Committee will review proposed grants at its next scheduled meeting. If the equity grants are approved, the grant date is the date of such approval or, in certain circumstances, a date following the date of approval, such as the hire or promotion date.

For annual, new hire and other off-cycle grants to employees below the executive leadership job level, our Equity Grant Allocation Committee receives a report detailing proposed equity grants. The report lists the proposed grant values by employee name and position and whether the grant is within the equity grant parameters set by our Compensation Committee. Our Equity Grant Allocation Committee reviews the pre-circulated list of proposed grants presented to it and considers and acts upon the proposals by unanimous written consent. If the equity grants are approved, the grant date is the last trading day of the month following the month of hire or as indicated in the approval (and in all cases, is a date following the date of the unanimous written consent).

•	Our practice is to grant all of our stock options at an exercise price at least equal to the closing price of Mattel common stock on the grant date.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to our CEO and our three other most highly compensated NEOs employed at the end of the year (other than our Chief Financial Officer). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m) of the Internal Revenue Code. Although we have plans that are intended to permit the award of deductible compensation under Section 162(m) of the Internal Revenue Code, our Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and may exercise discretion to pay nondeductible compensation if our Compensation Committee believes other important considerations outweigh the tax considerations.

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COMPENSATION DISCUSSION AND ANALYSIS

Mattel accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires Mattel to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). The impact of FASB ASC Topic 718 has been taken into account by our Compensation Committee in determining to use a portfolio approach to equity grants, including Performance Units, stock options and RSUs.

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid to our NEOs for service in 2014, 2013 and 2012, with the exception of (i) Mr. Dickson, whose total compensation is shown only for 2014, the year in which he commenced employment with us, and (ii) Mr. Kilpin, whose total compensation is shown only for 2014 and 2013, the years in which he was deemed an NEO.

Name, Principal Position in 2014 and Year	Salary ($)	Bonus ($)(2)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Bryan G. Stockton Chief Executive Officer
2014	$1,150,000	–	$3,798,887	$2,312,499	$0	$2,379,422	$217,783	$9,858,591
2013	$1,150,000	–	$4,975,422	$1,835,416	$1,242,000	$6,141,705	$193,558	$15,538,101
2012	$1,150,000	–	$5,374,966	$2,545,760	$2,592,330	$5,385,970	$212,745	$17,261,771
Kevin M. Farr Chief Financial Officer
2014	$750,000	–	$1,166,287	$693,750	$0	$1,218,393	$145,017	$3,973,447
2013	$750,000	–	$1,360,584	$675,770	$378,000	–	$141,211	$3,305,565
2012	$745,673	–	$1,218,425	$678,647	$910,350	$3,224,511	$132,453	$6,910,059
Richard Dickson Chief Brands Officer
2014	$455,096	$300,000	$2,112,674	$1,061,974	$0	–	$269,374	$4,199,118
Timothy J. Kilpin Executive Vice President, International
2014	$631,644	–	$819,754	$396,430	$0	–	$109,773	$1,957,601
2013	$600,000	$75,000	$709,414	$367,083	$261,240	–	$107,618	$2,120,355
Robert Normile Executive Vice President, Chief Legal Officer & Secretary
2014	$580,000	–	$666,480	$396,430	$0	$1,004,189	$107,896	$2,754,995
2013	$580,000	–	$823,706	$367,083	$271,440	–	$103,377	$2,145,606
2012	$576,538	–	$728,975	$368,645	$653,718	$2,306,797	$102,240	$4,736,913
Geoff M. Massingberd Chairman and President of MEGA Brands
2014	$685,658	–	$919,763	$396,430	$0	–	$1,010,486	$3,012,337
2013	$625,000	–	$823,706	$367,083	$331,625	–	$174,804	$2,322,218
2012	$625,000	–	$728,975	$368,645	$697,531	–	$163,247	$2,583,398

(1) Stock Awards and Option Awards

Amounts shown represent the grant date fair value of RSUs and options granted in the year indicated as computed in accordance with FASB ASC Topic 718. The actual value, if any, that an executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, and for options, upon the excess of the stock price over the exercise price, if any, on the date the award is exercised. Thus, there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown.

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For a discussion of the assumptions made in the valuation of options granted in 2014, see Note 7 to Mattel’s Consolidated Financial Statements for 2014 contained in the Form 10-K filed with the SEC on February 25, 2015. Amounts shown under the “Stock Awards” column for 2014 include the grant date fair value for time-vesting RSUs granted on August 1, 2014 and for the Performance Units under the 2014-2016 LTIP granted on March 26, 2014, with the exception of Mr. Dickson’s Performance Units, which were granted on his hire date of May 20, 2014. RSUs are valued based on the closing price of our common stock on the date of grant.

The Performance Units under the 2014-2016 LTIP have a three-year performance cycle from January 1, 2014 through December 31, 2016. The number of Performance Units earned is based on the financial measures of NOPAT-CC and net sales (collectively, the performance-related component), each measured against annual goals for each year in the three-year performance cycle, which results in a performance earnout for each year that is then averaged over the three-year period. This average is then adjusted up or down based on our TSR relative to the TSR performance of companies in the S&P 500 over the full three-year performance cycle (the market-related component) to determine the number of Performance Units earned. Of the one-third Performance Units eligible to be earned, no Performance Units were earned for 2014.

For 2014, the year of grant, the Performance Units are valued, in accordance with FASB ASC Topic 718, based upon the closing stock price on the date of grant and the probable outcome of the annual performance-related component for 2014, plus the full grant date value for the TSR market-related component. The grant date value of the Performance Units is consistent with the estimate of aggregate compensation cost to be recognized over the three-year period determined as of the grant date under FASB ASC Topic 718. Because the performance-related component is based on separate measurements of our performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date value to be calculated with respect to one-third of the total Performance Units in each year of the three-year performance cycle. The full grant date value of the market-related component is included in the valuation of the Performance Units only in 2014, the year of grant, and is determined using a Monte Carlo valuation model on the grant date. The grant date value of the market-related component on March 26, 2014 was -$3.57 per Performance Unit, resulting in a reduction to the total grant date fair value of the Performance Units. The negative value of the market-related component reflected the fact that the TSR calculation covers the three-year period commencing January 1, 2014 and as of the grant date on March 26, 2014, our TSR was below the 50th percentile.

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The table below sets forth the initial grant date value determined in accordance with FASB ASC Topic 718 principles established each year for the performance-related component of these awards (i) based upon the probable, or target, outcome of the performance-related component for that year, and (ii) based upon achieving the maximum level of performance under the performance-related component for that year. Also set forth below is the grant date value for the market-related component, or the TSR adjustment, determined upon grant in 2014, and which is not subject to probable or maximum outcome assumptions. See “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based Long-Term Incentives” for a more complete description of the LTIP.

Name and Year	Probable (Target) Outcome of Performance-Related Component Grant Date Value(a)	Maximum Outcome of Performance-Related Component Grant Date Value(a)	Market-Related Component Grant Date Value
Bryan G. Stockton
2014	$2,017,249	$3,025,873	$(551,701)
Kevin M. Farr
2014	$ 641,832	$ 962,748	$(175,540)
Richard Dickson
2014	$ 433,039	$ 649,558	$(120,370)
Timothy J. Kilpin
2014	$ 440,119	$ 660,178	$(120,370)
Robert Normile
2014	$ 366,773	$ 550,160	$(100,310)
Geoff M. Massingberd
2014	$ 440,119	$ 660,178	$(120,370)

(a) Reflects the grant date value of one-third of the target Performance Units awarded (and allocated to 2014 performance).

(2) Bonus and Non-Equity Incentive Plan Compensation

Amounts shown under Non-Equity Incentive Plan Compensation represent the performance-based annual cash compensation earned under the MIP, our annual cash incentive plan. Amount shown under Bonus for Mr. Dickson for 2014 represents a signing bonus in connection with his hire. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive” for a more detailed discussion.

(3) Change in Pension Value and Nonqualified Deferred Compensation Earnings

Amounts shown represent the increase in the pension benefits that our NEOs have accrued under the 2005 Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009, during the applicable year. For example, the amounts shown for 2014 are determined by subtracting (i) the present value of each executive’s accrued benefits as of December 31, 2013 from (ii) the present value of the executive’s accrued benefits as of December 31, 2014, which are shown in the “2014 Pension Benefits” table below, and are computed as explained in the narrative disclosure to the “2014 Pension Benefits” table.

No amount is included with respect to nonqualified deferred compensation earnings because there were no above-market earnings on nonqualified deferred compensation.

(4) All Other Compensation

The dollar amounts for each perquisite and each other item of compensation shown in the “All Other Compensation” column and in this footnote represent Mattel’s incremental cost of providing the

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perquisite or other benefit to our NEOs, in each case without taking into account the value of any income tax deduction for which Mattel is eligible. See “Compensation Discussion and Analysis – Elements of Compensation – Benefits and Perquisites” for additional discussions on these benefits. Amounts include the following perquisites and other items of compensation provided to our NEOs in 2014.

All Other Compensation	Bryan G. Stockton	Kevin M. Farr	Richard Dickson	Timothy J. Kilpin	Robert Normile	Geoff M. Massingberd
Car allowance/reimbursement(a)	$24,000	$24,000	$15,000	$24,000	$24,000	$24,000
Relocation(b)	–	–	$200,000	–	–	$524,453
Other perquisites(c)	$55,783	$31,017	$13,585	$16,456	$17,642	$5,311
Total Perquisites	$79,783	$55,017	$228,585	$40,456	$41,642	$539,764
Contributions to 401(k) Plan	$29,714	$29,714	$17,467	$27,238	$28,600	$29,714
Contributions to DCP	$108,286	$60,286	$23,322	$42,079	$37,654	$52,259
Additional Obligatory Contributions to DCP(d)	–	–	–	–	–	$62,500
Tax gross-up(e)	–	–	–	–	–	$312,249
Total “All Other Compensation”	$217,783	$145,017	$269,374	$109,773	$107,896	$1,010,486

(a) Represents the amount of the monthly car allowance. The amount of car allowance is based on the executive’s job level, and is intended to cover all automobile expenses and mileage reimbursement.

(b) For Mr. Massingberd, the amount includes housing, Company car, special mobility payment ($200,000) and other assignment-related expense reimbursement payments (including non-resident Canadian taxes of $277,303) in connection with his Company-requested relocation from the United States to Canada pursuant to his transition to Chairman and President of MEGA Brands. For Mr. Dickson, the amount represents a special mobility payment.

(c) Amounts include the following perquisites that may be offered to our NEOs: financial counseling and tax return preparation services, physical examination, home security system, premium on excess liability insurance, and personal use of country club membership. Incremental costs to Mattel for these items were determined as the actual amounts credited to, paid to or on behalf of the executive or the portion of costs allocated to the executive’s personal use of a perquisite. For Mr. Stockton, the amount also includes $25,000 for recommended grants and matching charitable contributions, under the programs described in the “Director Compensation” section in this Proxy Statement.

(d) Pursuant to Mr. Massingberd’s letter agreement dated June 25, 2008, Mattel will provide Mr. Massingberd with an additional retirement benefit equal to 10% of his base salary each year of employment with us until he reaches age 60, which is credited annually to his account under the DCP.

(e) The tax gross-up of $312,249 to Mr. Massingberd was with respect to the tax reimbursements under Mattel’s tax equalization program (consistent with Mattel’s standard relocation program), in connection with Mr. Massingberd’s relocation from the United States to Canada.

Narrative Disclosure to Summary Compensation Table

Letter Agreement

Certain of Mr. Massingberd’s compensation reflected in the “Summary Compensation Table” is provided pursuant to a letter agreement with Mr. Massingberd dated April 30, 2014 (the “Massingberd Letter Agreement”), which was entered into at the time he transferred to his new position as Chairman and

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President of MEGA Brands and relocated from California to Canada and supersedes his then existing agreement dated June 25, 2008. The Massingberd Letter Agreement provides for continuation of benefits, perquisites and programs, such as: a supplemental retirement Company contribution provided under his original agreement (as detailed in footnote (d) to the “All Other Compensation” table above and footnote (6) to the “2014 Nonqualified Deferred Compensation” table below) and financial counseling services. Relocation benefits are newly provided, including Company-paid housing costs for up to three years and a Company car. The Massingberd Letter Agreement also provides for severance pay under certain circumstances; however, such severance pay provisions were superseded by Severance Plan B in 2014, when Mr. Massingberd executed a participation letter agreement to participate in Severance Plan B benefits. The Severance Plan B is discussed further under the “Potential Payments Upon Termination or Change of Control” section below.

Certain of Mr. Dickson’s compensation reflected in the “Summary Compensation Table” is provided pursuant to Mr. Dickson’s letter agreement dated May 16, 2014 (“Dickson Letter Agreement”), which was entered into at the time he was hired into the position of Chief Brands Officer. The Dickson Letter Agreement provides for a monthly car allowance and financial counseling services.

Grants of Plan-Based Awards in 2014

The following table shows information about the non-equity incentive awards and equity-based awards to our NEOs in 2014.

Name and Grant Date	Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards	Grant Date Fair Market Value of Stock and Option Awards(5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Bryan G. Stockton
03/26/14	03/26/14	$388,125	$1,725,000	$3,450,000	–	–	–	–	–	–	–
03/26/14	03/26/14	–	–	–	57,952	154,538	309,076	–	–	–	$1,465,548
08/01/14	05/15/14	–	–	–	–	–	–	66,194	–	–	$2,333,339
08/01/14	05/15/14	–	–	–	–	–	–	–	520,833	$35.25	$2,312,499
Kevin M. Farr
03/26/14	03/26/14	$118,125	$525,000	$1,050,000	–	–	–	–	–	–	–
03/26/14	03/26/14	–	–	–	18,439	49,171	98,342	–	–	–	$466,292
08/01/14	05/15/14	–	–	–	–	–	–	19,858	–	–	$699,995
08/01/14	05/15/14	–	–	–	–	–	–	–	156,250	$35.25	$693,750
Richard Dickson
05/20/14	05/15/14	$115,763	$514,500	$1,029,000	–	–	–	–	–	–	–
05/20/14	05/15/14	–	–	–	12,644	33,717	67,434	–	–	–	$312,669
05/20/14	05/15/14	–	–	–	–	–	–	36,335	–	–	$1,399,988
05/20/14	05/15/14	–	–	–	–	–	–	–	75,630	$38.53	$665,544
08/01/14	05/15/14	–	–	–	–	–	–	11,348	–		$400,017
08/01/14	05/15/14	–	–	–	–	–	–	–	89,286	$35.25	$396,430
Timothy J. Kilpin
03/26/14	03/26/14	$102,375	$455,000	$910,0000	–	–	–	–	–	–	–
03/26/14	03/26/14	–	–	–	12,644	33,717	67,434	–	–	–	$319,749
05/14/14	02/25/14	–	–	–	–	–	–	2,577	–	–	$99,988
08/01/14	05/15/14	–	–	–	–	–	–	11,348	–	–	$400,017
08/01/14	05/15/14	–	–	–	–	–	–	–	89,286	$35.25	$396,430

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EXECUTIVE COMPENSATION TABLES

Name and Grant Date	Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards	Grant Date Fair Market Value of Stock and Option Awards(5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Robert Normile
03/26/14	03/26/14	$84,825	$377,000	$754,000	–	–	–	–	–	–	–
03/26/14	03/26/14	–	–	–	10,537	28,098	56,196	–	–	–	$266,463
08/01/14	05/15/14	–	–	–	–	–	–	11,348	–	–	$400,017
08/01/14	05/15/14	–	–	–	–	–	–	–	89,286	$35.25	$396,430
Geoff M. Massingberd
03/26/14	03/26/14	$112,613	$500,500	$1,001,000	–	–	–	–	–	–	–
03/26/14	03/26/14	–	–	–	12,644	33,717	67,434	–	–	–	$319,749
04/30/14	03/26/14	–	–	–	–	–	–	5,100	–	–	$199,997
08/01/14	05/15/14	–	–	–	–	–	–	11,348	–	–	$400,017
08/01/14	05/15/14	–	–	–	–	–	–	–	89,286	$35.25	$396,430

(1) The awards shown represent the potential value of annual incentive awards that could be earned for fiscal 2014 (and paid in 2015) under the MIP for each NEO presuming threshold performance (22.5% of target MIP opportunity), target performance (100% of target MIP opportunity) and maximum performance (200% of target MIP opportunity). Please see “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive” for a more complete description of the MIP. No amounts were earned under the MIP in 2014.

(2) Amounts shown represent the Performance Units under the 2014-2016 LTIP granted under the 2010 Plan in 2014 that may be earned at the end of the three-year performance cycle from January 1, 2014 through December 31, 2016. Our Performance Units are awarded every three years. The Performance Units are earned based on our annual performance under annual NOPAT-CC and net sales goals (collectively, the performance-related component) for each year in the three-year performance cycle, which results in performance earnouts for each year that are averaged together over the three-year period. This three-year average performance earnout percentage is then adjusted based on our achievement of TSR relative to the TSR performance of companies in the S&P 500 over the full three-year performance cycle (market-related component) to determine the number of Performance Units earned. The earnout percentage may range from 0% to 200% of the target Performance Units granted, with a range of 37.5% earned at threshold performance and 150% earned at maximum performance under the financial performance-related component, and upward or downward adjustment of up to 50 percentage points based on our TSR performance under the market-related component. Threshold level of NOPAT-CC performance must be achieved as a condition to any performance earnout percentage for that year’s performance-related component; therefore, the threshold performance earnout percentage of 37.5% shown represents the minimum number of Performance Units that would be earned if the threshold level of NOPAT-CC is achieved, although the number of Performance Units actually earned may be lower based on any applicable adjustment for the market-related (TSR) component. The maximum number of Performance Units reflects 200% of the Performance Units earned at maximum performance of both of the financial performance-related component (150%) plus an additional 50% earned with respect to maximum achievement of the market-related (TSR) component. Of the one-third Performance Units eligible to be earned, no Performance Units were earned for 2014.

Mr. Dickson was awarded Performance Units upon his hiring on May 20, 2014. Mr. Dickson’s Performance Units have the same terms and conditions as the Performance Units granted to the other NEOs in March 2014.

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EXECUTIVE COMPENSATION TABLES

Please see the section “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based Long-Term Incentives – LTI Components – Performance Units – 2014-2016 LTIP” for a detailed discussion of the Performance Units.

(3) The awards shown are time-vesting RSUs granted under our 2010 Plan that vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, subject to continued service with the Company.

(4) The awards shown are stock options granted under our 2010 Plan that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to continued service with the Company.

(5) Amounts shown represent the fair market value per share as of the grant date of the award determined pursuant to FASB ASC Topic 718 multiplied by the number of shares. The RSUs’ grant date fair value is based on the closing price of our common stock on August 1, 2014, the date of grant ($35.25 per share). The stock options grant date fair value is calculated based on the Black-Scholes valuation model. For a discussion of the assumptions made in the valuation reflected in this column, see Note 7 to Mattel’s Consolidated Financial Statements for 2014 contained in the Form 10-K filed with the SEC on February 25, 2015.

Because the performance-related component of the Performance Units under the 2014-2016 LTIP is based on the average of our financial performance for each year of the three-year performance cycle, under SEC and accounting rules the grant date fair value for 2014 shown in the table is based on the probable outcome of the performance-related component for 2014, as measured on the grant date in 2014, and applied to one-third of the Performance Units granted. In addition, since the Performance Units were awarded in 2014, FASB ASC Topic 718 requires inclusion of the full grant date fair value of the market-related (TSR) component on the date the Performance Units were awarded in 2014. The grant date value of the market-related component on March 26, 2014 was -$3.57 per unit, resulting in downward adjustments.

Regardless of the value of our equity awards on the grant date, the value realized will depend on the market value of Mattel’s common stock on a date in the future when the RSUs vest, the stock options are exercised and the Performance Units, if any, are earned.

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Outstanding Equity Awards at 2014 Year-End

The following table shows the outstanding equity-based awards that were held by our NEOs as of December 31, 2014.

Name and Grant Date for Options(1)		Option Awards			Stock Awards
Number of Securities Underlying Unexercised Options Exercisable(1)		Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
					Time-Vesting RSUs		Performance Units
Bryan G. Stockton(5)
					149,012	$4,611,921	57,952	$1,793,614
08/01/2014	–	520,833	$35.25	08/01/2024
08/01/2013	69,524	139,046	$42.70	08/01/2023
08/01/2012	163,513	84,235	$34.76	08/01/2022
01/03/2012	81,169	40,584	$27.76	01/03/2022
08/01/2011	142,207	–	$26.38	08/01/2021
08/02/2010	83,857	–	$21.50	08/02/2020
07/31/2009	108,401	–	$17.58	07/31/2019
08/01/2008	105,541	–	$20.48	08/01/2018
08/01/2007	37,500	–	$23.58	08/01/2017
08/01/2006	50,000	–	$17.94	08/01/2016
08/01/2005	50,000	–	$18.71	08/01/2015
Kevin M. Farr
					45,376	$1,404,387	18,439	$570,687
08/01/2014	–	156,250	$35.25	08/01/2024
08/01/2013	25,598	51,194	$42.70	08/01/2023
08/01/2012	60,202	31,014	$34.76	08/01/2022
08/01/2011	115,188	–	$26.38	08/01/2021
08/02/2010	83,857	–	$21.50	08/02/2020
07/31/2009	108,401	–	$17.58	07/31/2019
08/01/2008	105,541	–	$20.48	08/01/2018
08/01/2007	46,875	–	$23.58	08/01/2017
08/01/2006	62,500	–	$17.94	08/01/2016
Richard Dickson
					47,683	$1,475,789	12,644	$391,332
08/01/2014	–	89,286	$35.25	08/01/2024
05/20/2014	–	75,630	$38.53	05/20/2024

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EXECUTIVE COMPENSATION TABLES

Name and Grant Date for Options(1)		Option Awards			Stock Awards
Number of Securities Underlying Unexercised Options Exercisable(1)		Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
					Time-Vesting RSUs		Performance Units
Timothy J. Kilpin
					26,828	$830,327	12,644	$391,332
08/01/2014	–	89,286	$35.25	08/01/2024
08/01/2013	13,905	27,809	$42.70	08/01/2023
08/01/2012	26,757	13,784	$34.76	08/01/2022
08/01/2011	34,130	–	$26.38	08/01/2021
Robert Normile
					25,210	$780,250	10,537	$326,120
08/01/2014	–	89,286	$35.25	08/01/2024
08/01/2013	13,905	27,809	$42.70	08/01/2023
08/01/2012	32,702	16,847	$34.76	08/01/2022
08/01/2011	62,571	–	$26.38	08/01/2021
08/02/2010	55,905	–	$21.50	08/02/2020
07/31/2009	72,267	–	$17.58	07/31/2019
08/01/2008	79,156	–	$20.48	08/01/2018
08/01/2007	28,125	–	$23.58	08/01/2017
Geoff M. Massingberd
					30,310	$938,095	12,644	$391,332
08/01/2014	–	89,286	$35.25	08/01/2024
08/01/2013	13,905	27,809	$42.70	08/01/2023
08/01/2012	32,702	16,847	$34.76	08/01/2022
08/01/2011	62,571	–	$26.38	08/01/2021
08/02/2010	55,905	–	$21.50	08/02/2020
08/01/2007	13,875	–	$23.58	08/01/2017

(1) The granted options vest and become exercisable 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to continued service with the Company through that date.

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(2) The time-vesting RSUs vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, subject to continued service with the Company through that date. The outstanding RSUs shown in the table vest as follows.

Name	Total Amount Vesting in 1/2015	Total Amount Vesting in 8/2015	Total Amount Vesting in 4/2016	Total Amount Vesting in 5/2016	Total Amount Vesting in 8/2016	Total Amount Vesting in 4/2017	Total Amount Vesting in 5/2017	Total Amount Vesting in 8/2017
Bryan G. Stockton	13,511	47,839	–	–	54,565	–	–	33,097
Kevin M. Farr	–	17,614	–	–	17,833	–	–	9,929
Richard Dickson	–	–	–	18,167	5,674	–	18,168	5,674
Timothy J. Kilpin	–	8,609	–	1,288	9,968	–	1,289	5,674
Robert Normile	–	9,568	–	–	9,968	–	–	5,674
Geoff M. Massingberd	–	9,568	2,550	–	9,968	2,550	–	5,674

(3) Amounts are calculated by multiplying the number of units shown in the table by $30.95 per share, which is the closing price of our common stock on December 31, 2014, the last trading day of fiscal year 2014.

(4) In accordance with the SEC rules, the number of Performance Units shown represents the number of units that may be earned as of December 31, 2014 based on threshold performance. The SEC rules dictate that the threshold number of units be shown since the number of units that would have been earned based on actual results under the performance conditions and the TSR adjustment for the period from January 1, 2014 to December 31, 2014 (instead of through the end of the performance cycle on December 31, 2016) was zero, falling below the threshold level of performance. The threshold percentage of 37.5% shown represents the minimum number of shares that would be earned if the threshold level of NOPAT-CC is achieved, although the number of Performance Units actually earned may be lower based on any applicable adjustment for the market-related (TSR) component, which has the effect of decreasing or increasing the percentage earned by up to 50 percentage points. Please see the section “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based Long-Term Incentives – LTI Components – Performance Units – 2014-2016 LTIP” for a more complete description of these Performance Units.

(5) For a description of the treatment of Mr. Stockton’s outstanding equity awards in connection with his termination of employment on January 25, 2015, see footnote (7) to the “Estimated Potential Payments” table below.

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EXECUTIVE COMPENSATION TABLES

Option Exercises and Stock Vested in 2014

For each of our NEOs, the following table gives information for options exercised in 2014 and stock awards vested in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Bryan G. Stockton	–	–	412,329	$15,270,166
Kevin M. Farr	–	–	158,239	$5,683,289
Richard Dickson	–	–	–	–
Timothy J. Kilpin	11,405	$204,960	47,532	$1,723,207
Robert Normile	–	–	93,234	$3,355,083
Geoff M. Massingberd	–	–	64,793	$2,347,561

(1) Amounts are calculated by multiplying the number of underlying shares exercised by the market price of the shares on the exercise date, net of the exercise price.

(2) Shares acquired on vesting include time-vesting RSUs and Performance Units that were earned and vested on February 5, 2014 under the 2011-2013 LTIP.

(3) Amounts are calculated by multiplying the number of shares underlying time-vesting RSUs and Performance Units vested under the 2011-2013 LTIP by the closing price of Mattel common stock on the date of vesting, or if the stock market was closed on the date of vesting, by the closing price of Mattel common stock on the next preceding day on which the stock market was open, in accordance with the terms of the 2010 Plan.

2014 Pension Benefits

The following table shows the lump sum present value of the accumulated benefit of each NEO under our SERP, as of December 31, 2014. See also the section below “Potential Payments Upon Termination or Change of Control.”

Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2014
Bryan G. Stockton	14.16	$20,767,436	–
Kevin M. Farr	23.17	$10,938,203	–
Richard Dickson	–	–	–
Timothy J. Kilpin	–	–	–
Robert Normile	22.52	$7,630,763	–
Geoff M. Massingberd	–	–	–

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Narrative Disclosure to Pension Benefits Table

Messrs. Stockton, Farr and Normile participate in the SERP, which is a nonqualified defined benefit pension plan, described below. No participants have been added to the SERP since 2001 and thus Messrs. Dickson, Kilpin, and Massingberd do not participate in the SERP.

Description of SERP Benefits

The SERP provides for supplemental retirement benefits. The benefits to our NEOs under the SERP are computed as a yearly benefit for the participant’s lifetime beginning at age 60 equal to: the product of (i) 60% of the participant’s final average compensation, times (ii) the lesser of (a) one, or (b) a fraction equal to the participant’s credited months of service, up to 180, divided by 180; less any offsets for certain actual and deemed rates of employer contributions to the participant’s accounts under the 401(k) Plan and the DCP and earnings thereon.

For these purposes, final average compensation includes the participant’s base salary, annual incentives paid under the MIP and any special achievement bonuses that our Compensation Committee designates to be taken into account for these purposes. The final average compensation is the average of such annual compensation for the period of 36 consecutive months, out of the last 120 consecutive months of employment, for which these amounts are the highest.

The SERP benefit for a participant whose employment terminates after age 55, but before age 60, is reduced by 0.4167% for each month by which the participant’s age at termination is less than 60. Except as noted below, in order to receive benefits under the SERP, a participant must complete five years of service with Mattel and attain age 55, except that death and disability benefits are paid if the participant dies or becomes disabled after attaining age 45, subject to offset for long-term disability benefits.

The SERP provides that a participant will forfeit all SERP benefits upon a termination of employment for cause. The SERP also provides that Mattel may impose a forfeiture of future SERP benefits and a recapture of SERP benefits previously paid if the participant engages in certain behaviors that are harmful to Mattel during or after employment. Upon a change of control, the requirement to complete five years of service with Mattel and attain age 55 in order to receive any SERP benefits is waived. In addition, the provision for forfeiture and recapture of SERP benefits does not apply following a termination of employment during the 18-month period after a change of control.

Under the Severance Plan, if the participating NEO’s employment is terminated by Mattel without cause or by him for good reason, he will be credited with an additional two years of age and service for purposes of determining his SERP benefit.

Calculation of SERP Benefits Shown in Table

The SERP benefits shown in the table above represent the benefits that our NEOs have earned, based on their service and compensation through December 31, 2014, but assuming that they retire at age 60, which is the earliest date on which they may retire without reduction in the SERP benefit. As of December 31, 2014, Messrs. Stockton, Farr and Normile were 61, 57 and 55 years old, respectively, and had 14.16, 23.17 and 22.52 years of credited service, respectively, all of which represent actual service with Mattel.

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EXECUTIVE COMPENSATION TABLES

We used the same assumptions in computing the above amounts as we use for financial reporting purposes, including a discount rate of 3.03% and mortality assumptions set forth in the 2015 mortality table prescribed under Section 417(e)(3) of the Internal Revenue Code. The benefits are calculated in accordance with the SEC’s rules and the provisions of the SERP, as follows:

•	Determine the gross benefit expressed as a single life annuity, using the SERP’s final average compensation formula and the executive’s service and compensation through December 31, 2014;

•	Reduce this annuity by an amount attributable to Mattel’s contributions to the executive’s account in the 401(k) Plan and DCP, as follows:

–	Determine the portion of the executive’s account balance(s) as of December 31, 2014 that is attributable to Mattel’s contributions to the defined contribution plans and earnings;

–	Roll forward the balance(s) from December 31, 2014 to the date the participant reaches age 60 based on an assumed Stable Value Fund return of 5%;

–	Convert the foregoing total into an age 60 single life annuity, using the mortality table prescribed under Section 417(e)(3) of the Internal Revenue Code and an interest rate of 6.5%; and

–	Subtract that annuity from the gross benefit computed in step 1 to determine the participant’s SERP benefit; and

•	Convert the reduced annuity amount from step 2 to a lump sum present value as of December 31, 2014.

In order to make the calculation in step 2, we had to project what the overall rate of return on the Stable Value Fund would be from December 31, 2014 through each executive’s 60th birthday and, with respect to Mr. Stockton, his actual age as of December 31, 2014. We assumed a rate of return of 5%, which is a conservative long-range rate of return consistent with the performance of the Stable Value Fund during the last ten years.

2014 Nonqualified Deferred Compensation

The following table shows the benefits accrued under our DCP by our NEOs as of December 31, 2014.

Name	Executive Contributions in 2014(1)	Registrant Contributions in 2014(2)		Aggregate Earnings in 2014(3)	Aggregate Withdrawals/ Distributions		Aggregate Balance at End of 2014(4)
Bryan G. Stockton	$72,190	$108,286		$(366,881)	–		$3,696,899
Kevin M. Farr	$30,143	$60,286		$(1,129,024)	–		$4,517,543
Richard Dickson	$233,221	$23,322		$7,787	$(19,343	)(5)	$263,031
Timothy J. Kilpin	$225,588	$42,079		$59,336	–		$1,227,397
Robert Normile	$19,200	$37,654		$(274,647)	–		$1,887,777
Geoff M. Massingberd	$403,273	$114,759	(6)	$7,726	–		$4,267,722

(1) Represents the amounts that our NEOs elected to defer in 2014 under the DCP. These represent compensation earned by our NEOs in 2014, and are therefore also reported in the appropriate columns in the “Summary Compensation Table” above.

(2) Represents the amounts credited in 2014 as Company contributions to the accounts of our NEOs under the DCP. These amounts represent automatic contributions and matching contributions as described in the

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narrative disclosure below. These amounts are also reported in the “Summary Compensation Table” above in the “All Other Compensation” column. See footnote (6) below for additional amounts contributed on behalf of Mr. Massingberd.

(3) Represents the net amounts credited to the DCP accounts of our NEOs as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”

(4) Represents the amounts of the DCP account balances at the end of 2014 for each of our NEOs. The amounts that were previously reported as compensation for each NEO in the “Summary Compensation Table” in previous years are as follows:

Name	Aggregate Amounts Previously Reported
Bryan G. Stockton	$3,883,304
Kevin M. Farr	$5,556,138
Richard Dickson	–
Timothy J. Kilpin	$900,394
Robert Normile	$2,105,570
Geoff M. Massingberd	$3,741,964

(5) Represents amounts distributed in 2014 from Mr. Dickson’s existing DCP account as he elected in connection with his prior departure from Mattel in 2010.

(6) Pursuant to the original and the Massingberd Letter Agreement, Mr. Massingberd has an additional retirement benefit in which Mattel will provide him a payment of 10% of his base salary each year, from 2007 until he reaches age 60, which will be notionally contributed to his account under the DCP. As of December 31, 2014, Mr. Massingberd was 57 years old. The amounts shown include this contribution of $62,500. If after leaving Mattel, he renders any services that are determined to be a conflict of interest to Mattel, any and all unpaid benefits will be forfeited.

Description of DCP

The DCP allows participants to defer the amounts listed below. All amounts deferred under the DCP are reflected in book-keeping accounts.

•	Amounts that a participant elects to defer, including:

–	any amounts that could be deferred under the 401(k) Plan, but for tax code limitations;

–	up to 75% of base salary; and

–	up to 100% of annual MIP cash incentive compensation.

•	Company automatic contributions equal to the automatic contributions that would have been made to the 401(k) Plan, but for tax code limitations. The formula for these contributions currently is a percentage of base salary, based on the participant’s age, as follows:

–	at least 20 but less than 30 years: 3%;

–	at least 30 but less than 40 years: 4%;

–	at least 40 but less than 45 years: 5%;

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–	at least 45 but less than 50 years: 6%;

–	at least 50 but less than 55 years: 7%; or

–	55 years or more: 8%.

•	Company matching contributions of 100% of the first 2% of the participant’s elective deferrals and 50% of the next 4% of the participant’s elective deferrals in coordination with the Company’s 401(k) plan to ensure no duplication of benefits.

The amounts deferred under each participant’s DCP accounts are deemed to be invested in investments chosen by the participant from a range of choices established by the plan administrator. Certain changes were made to the investment options effective January 1, 2015. Currently, the available choices include (i) deemed investment in Mattel common stock (sometimes referred to as “phantom stock”); (ii) deemed investment in any of twelve externally managed institutional funds, including equity and bond mutual funds; and (iii) pre-constructed portfolios with investment strategies aligned with five different risk profiles. A fixed interest account, which provides interest at a rate that is reset annually, was frozen in 2002. The rates of return of the investment options under the DCP for 2014 ranged from -31.77% to 13.70%. Mattel retains the right to change, at Mattel’s discretion, the available investment options.

The investment options and their annual rates of return for the calendar year ended December 31, 2014 are contained in the following table.

Name of Investment Option	2014 Rate of Return
Hartford Ultrashort Bond HLS IA	0.10%
Hartford GS Standard Fixed Income	5.98%
HIMCO U.S. Aggregate Bond Index Division	6.05%
Hartford Stock HLS – Class 1A	11.31%
HIMCO S&P 500 Index Division	13.70%
American Funds Growth – Class 2	8.51%
Vanguard VIF Mid Cap Index	13.59%
NT Russell 2000 Index Division	4.94%
American Funds Global Growth – Class 2	2.31%
American Funds International – Class 2	-2.65%
Mattel Stock Equivalent Fund	-31.77%
Fixed Interest Account	2.76%

The participant and Company contributions are credited to book-keeping accounts for the participants, and the balances of these accounts are adjusted to reflect, in the case of participants who chose the fixed rate fund, the applicable interest rate, and in the case of participants who chose the phantom stock fund or any of the twelve externally managed investment funds or five risk-based portfolios, the gains or losses that would have been obtained if the contributions had actually been invested in Mattel common stock or the applicable externally managed institutional fund, respectively.

In the case of the fixed rate fund, the rate is set below 120% of the applicable federal long-term rate with compounding. In the case of the phantom stock fund or any of the twelve externally managed investment

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funds or risk-based portfolios, there is no markup over the market rates of return that would have been obtained on investments in Mattel common stock or the externally managed institutional funds. With regard to the phantom stock, when Mattel pays dividends on its common stock, the phantom stock accounts are not credited at a higher rate than is paid to holders of Mattel common stock. Thus, the participants’ accounts do not have any “above-market earnings or preferential earnings” as defined in applicable SEC rules and regulations.

We set aside funds to cover our obligations under the DCP in a trust. However, the assets of the trust belong to Mattel and are subject to the claims of Mattel’s creditors in the event of bankruptcy or insolvency.

In September 2008, our Board approved technical amendments to the DCP to comply with Section 409A of the Internal Revenue Code. The amended DCP consists of two plan documents: the first plan document (“Existing Plan Document”) governs amounts deferred under the plan on or prior to December 31, 2004 and that are intended to be exempt from Section 409A, and a second plan document (“New Plan Document”) governs amounts deferred under the plan on or after January 1, 2005 and that are subject to Section 409A.

The New Plan Document requires participants to make annual deferral and distribution elections prior to the beginning of each calendar year, although newly-hired executives generally may elect to defer base salary earned during the year in which they are hired. A participant may elect to receive his or her annual account balance on a scheduled withdrawal date, upon the participant’s death, disability, retirement or other termination of employment, with payments made in a lump sum or up to 15 annual installments depending on the participant’s elections. Under the New Plan Document, participants will receive a distribution of their post-2005 account balances upon the occurrence of a change of control (as defined under Section 409A), and participants may receive accelerated distributions of such amounts in the event of a hardship.

The Existing Plan Document provides participants with more flexibility to make deferral and distribution elections and to change their existing elections. Under the Existing Plan Document, participants may receive their pre-2005 account balances on a scheduled withdrawal date, upon the participant’s death or upon termination of employment, with payments made in up to 15 annual installments depending on the participant’s elections. The Existing Plan Document also allows participants to receive accelerated distributions of their pre-2005 account balances in the event of a hardship or for any other reason, subject to a partial forfeiture of the participant’s account balance in the event of a non-hardship accelerated distribution.

Potential Payments Upon Termination or Change of Control

As of the end of fiscal year 2014, Messrs. Stockton, Farr and Normile participated in the Severance Plan and Messrs. Dickson, Kilpin and Massingberd participated in the Severance Plan B adopted by the Compensation Committee in 2014. We summarize below the severance and change-of-control arrangements in effect as of December 31, 2014 pursuant to the terms of the Executive Severance Plans, as well as pursuant to the terms of other plans and agreements with relevant severance and change-of-control provisions (e.g., the equity award plans and agreements). We also provide estimated values for the payments and benefits that our NEOs would have received in connection with a termination of their employment or a change of control, assuming that event had occurred on December 31, 2014.

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On January 25, 2015, Mr. Stockton ceased to be Chairman of the Board and CEO and his employment was terminated. His termination of employment qualified as a termination by Mattel without cause under the Severance Plan, and he received severance benefits and payments pursuant to the terms of the Severance Plan. Such severance benefits and payments are consistent with the amounts set forth in the “Estimated Potential Payments” table below under an “Involuntary Termination,” except for the value described in the “Valuation of Equity Vesting Acceleration” column, which, as of January 25, 2015 would be $2,201,154 instead of $2,978,651 reported in the “Estimated Potential Payments” table below (see footnote (7) to the “Estimated Potential Payments” table below for further information on this calculation).

Executive Severance Plans

Involuntary Termination

Under the Executive Severance Plans, if a participating NEO’s employment is terminated by Mattel without cause (or solely for executives in the Severance Plan, by the executive for good reason) (hereinafter referred to as “involuntary termination”), the executive generally will be entitled to the following benefits, which are more fully described in the footnotes to the “Estimated Potential Payments” table below:

•	Severance payment:

–	Under the Severance Plan, severance to be paid in equal bi-weekly installments over two years, equal to two times the sum of (i) such executive’s base salary plus (ii) an amount representing such executive’s annual incentive payout under the MIP, based on two highest consecutive annual bonuses paid or payable to the executive for the five fiscal years ending before the notice of termination is given; or

–	Under Severance Plan B, severance to be paid in equal bi-weekly installments over one year, equal to the sum of such executive’s base salary and target bonus opportunity for the year in which the termination of employment occurs; and, in the event the executive has not found employment on the first anniversary of the termination date, additional payments totaling 0.5 times the sum of the executive’s annual base salary and target bonus opportunity for the year in which the termination of employment occurs, to be paid in equal installments for up to six months following the first anniversary of the termination date;

•	An amount representing a pro-rata annual incentive payout under the MIP based on the termination date, paid at the time such bonuses are generally paid to employees;

•	Payment of a monthly amount approximately equal to the then current COBRA premium for up to two years under the Severance Plan and up to one year under the Severance Plan B;

•	Accelerated vesting of all unvested stock options with extended exercise periods that vary based on whether the participant is retirement eligible (90 days to 5 years);

•	Accelerated pro-rata vesting of unvested time-vesting RSUs, based on the number of months the executive was employed during the vesting period;

•	Additional two years of age and service credits in SERP benefits (see narrative disclosure to the “2014 Pension Benefits” table above for detailed disclosure of the terms) solely under the Severance Plan; and

•	Outplacement services not to exceed $50,000.

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Involuntary Termination Following Change of Control

Under the Executive Severance Plans, if a participating NEO is involuntarily terminated within the two-year period following a change of control (“Change of Control Period”), the executive will be entitled to the same severance payments and benefits as an involuntary termination, as discussed above, except that:

•	Under the Severance Plan, the severance will be paid in a lump sum; and, under the Severance Plan B, severance payments will be paid in a lump sum equal to 1.5 times the sum of the executive’s annual base salary and target bonus opportunity for the year in which the termination of employment occurs;

•	The amount representing the pro-rata annual incentive payout under the MIP will be based on such executive’s target annual incentive for the year in which such termination occurs and is paid at the time that the lump sum severance payment is paid;

•	All of such executive’s time-vesting RSU awards will be fully accelerated; and

•	Under the Severance Plan B, payment of a monthly amount approximately equal to the then current COBRA premium for up to 18 months following the termination date.

Participants in the Executive Severance Plans are not entitled to be indemnified for any excise tax imposed as a result of severance or other payments deemed made in connection with a change of control. Instead, they will be required either to pay the excise tax or have such payments reduced to an amount which would not trigger the excise tax if it would be more favorable to them on an after-tax basis.

In order to be entitled to severance payments and benefits under the Executive Severance Plans, the executive will be required to execute a general release agreement with Mattel and, in certain circumstances, comply with post-employment covenants to (a) protect our confidential information, (b) not accept employment or provide services with a competitor, (c) not solicit our employees or (d) not disparage or otherwise impair our reputation, goodwill or commercial interests or any of our affiliated entities or their officers, directors, employees, stockholders, agents or products for one year after the termination date.

The Executive Severance Plans do not provide for any benefits upon termination of employment due to death or disability. The Executive Severance Plans provide that each participant is covered by the Executive Severance Plans for an initial one-year term, which one-year term automatically renews, unless Mattel gives prior written notice to such executive that the executive’s participation will not be further extended. Once notice is provided, the executive will remain a participant in the Executive Severance Plans for a minimum period of 15 months.

For purposes of the Executive Severance Plans:

•	“Cause” generally means willful neglect of significant duties or willful violation of a material policy; commission of a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; willful act or omission in the course of employment which constitutes gross negligence; willful failure to obey lawful direction of our Board (or the CEO under the Severance Plan B); provided, in each case, unless the activity cannot be cured, written notice will be provided to the executive and the executive will be given a reasonable opportunity to cure or correct such activity;

•

Solely under the Severance Plan, “Good reason” generally means any of the following without the executive’s consent: (i) material diminishment of the executive’s authority, duties or responsibilities; (ii) material diminution in the executive’s annual base salary or a failure by Mattel to pay the executive’s

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annual base salary, other than an insubstantial or inadvertent failure remedied by Mattel promptly after receipt of notice; (iii) failure by Mattel to make any bonus programs (e.g., the MIP or LTIP), incentive plans or programs, pension, profit sharing, welfare, fringe and other general benefit programs available to the executive at a level that reflects the executive’s responsibilities, other than an insubstantial or inadvertent failure remedied by Mattel promptly after receipt of notice; provided, however, that “good reason” will not exist as a result of Mattel amending, eliminating or reducing any plans, benefits or programs if such actions do not result in a material diminution in the aggregate value of such compensation and benefits, except for any across-the-board compensation and benefit reductions; (iv) other action or inaction that constitutes a breach by Mattel of the plan amendment section of the Severance Plan (i.e., we retain the discretion to amend or terminate the Severance Plan, but any amendment that is materially adverse to any executive requires that executive’s written consent) or any terms of the letter agreement confirming the executive’s eligibility for the Severance Plan; or (v) failure by Mattel to obtain assumption and agreement to perform the Severance Plan by a successor; and

•	“Change of control” generally includes an acquisition by a third party of 35% or more of Mattel’s outstanding stock; a change in our Board, such that the current members and their approved successors cease to be a majority; a merger or other business combination following which our pre-transaction stockholders cease to hold more than 50% of our stock, we have a new 35%-or-more stockholder, or our pre-transaction Board members do not constitute a majority of the continuing board of directors; and stockholder approval of a liquidation of Mattel.

Equity Award Plans and Agreements

Stock Options and Time-Vesting RSUs

Unless otherwise provided in an individual award agreement or severance agreement, the 2005 Plan and the 2010 Plan provide for accelerated vesting of equity awards and extended option exercisability under certain circumstances in the event of a change of control and specified terminations of employment.

2010 Plan

•	Awards that have been assumed or substituted in a change of control will vest in full if the participant’s employment is terminated without cause within 24 months following the change of control, and options will remain exercisable for the lesser of two years following the termination of employment or their remaining term. Awards that are not assumed or substituted in a change of control generally will vest in full upon the change of control, and outstanding RSUs generally will be settled immediately.

•	In the event of a termination of employment due to death or disability or any retirement, in the case of stock options, and involuntary retirement only, in the case of RSUs, a participant will receive full vesting of any unvested stock options and RSUs that were granted at least six months prior to the termination date, and such stock options would remain exercisable for the lesser of five years or their remaining term.

•	In the event of an involuntary termination of employment, the option agreements for awards granted to our NEOs provide that options will vest in full and provide for extended exercise periods (see the footnotes under the “Estimated Potential Payments” table below), and the RSU award agreements granted to our NEOs provide for forfeiture, pro-rated vesting or full acceleration of vesting depending on whether the executive is retirement-eligible or held the RSUs for at least six months prior to the termination date.

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2005 Plan

•	All outstanding awards under the 2005 Plan have vested.

•	In the event of a termination of employment without cause within 18 months following a change of control, stock options remain exercisable for the lesser of two years following the termination of employment or their remaining term or such longer period as is provided under an individual agreement.

•	In the event of a termination of employment due to death or disability, (i) for grants made before May 2007, all vested options remain exercisable for the lesser of one year or their remaining term; and (ii) for grants made on or after May 17, 2007, all stock options will remain exercisable for the lesser of five years or their remaining term.

•	In the event of an involuntary termination of employment or retirement, the option agreements for awards granted to certain NEOs provide for extended exercise periods (see the footnotes under the “Estimated Potential Payments” table below).

Performance Units

In the event of a change of control, (i) if the Performance Units are assumed or substituted by the acquiror in a change of control and the participant’s employment is involuntarily terminated following the change of control, or (ii) the Performance Units are not assumed or substituted in a change of control, then the vesting of the Performance Units will be accelerated, based on the greater of the target level award opportunity or the actual performance through the most recent completed year prior to the change of control or the date of termination of employment, as applicable, payable within 60 days of such event.

In the event of a participant’s termination of employment due to a voluntary or involuntary retirement, the participant will receive pro-rata vesting based on the total months worked during the three-year performance cycle, payable at the end of the three-year period based on our achievement of the performance measures.

For participants of the Executive Severance Plans, the same applies in the event of a participant’s termination of employment due to an involuntary termination of employment. However, for Messrs. Dickson, Kilpin and Massingberd, they were not participants in the Severance Plan B at the time the 2014-2016 Performance Units were granted to them and accordingly, in the event of an involuntary termination of employment when they are not retirement eligible, the Performance Units would be forfeited.

In the event of a termination of employment due to death or disability, the participant will receive full vesting based on our actual achievement of the performance measures through the most recently completed fiscal year that occurs prior to the participant’s death or disability.

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Estimated Potential Payments

The table below sets forth the estimated current value of payments and benefits to each of our NEOs upon a change of control, an involuntary termination, involuntary termination following a change of control (“COC Termination”), retirement, death and disability of our NEOs, assuming that the triggering events occurred on December 31, 2014. For all our NEOs, the amounts shown do not include: (i) benefits earned during the term of our NEO’s employment that are available to all salaried employees, such as accrued vacation, and (ii) benefits previously accrued under the SERP (without enhanced benefits due to termination), DCP and 401(k) Plan. For information on the accrued amounts payable under the SERP, see “2014 Pension Benefits” and for amounts payable under the DCP, see the “2014 Nonqualified Deferred Compensation” table. The actual amounts of payments and benefits that would be provided can only be determined at the time of a change of control and/or the NEO’s separation from Mattel (see footnote (7) below regarding Mr. Stockton’s payments in connection with his termination of employment on January 25, 2015).

Name and Trigger	Severance or Multiple of Salary and Bonus(1)	Current Year Bonus(2)	LTIP Payments(3)	Enhancement Value of Pension Benefits(4)	Valuation of Equity Vesting Acceleration(5)	Value of Other Benefits(6)	Total Value
Bryan G. Stockton
Change of Control	–	$1,725,000	–	–	–	–	$1,725,000
Involuntary Termination	$6,134,330	–	–	$1,337,958	$2,978,651	$87,087	$10,538,026
COC Termination(7)	$6,134,330	$1,725,000	$4,781,399	$1,337,958	$4,610,416	$87,087	$17,896,927	(8)
Retirement	–	–	–	–	$131,846	–	$131,846
Death	–	–	–	–	$2,694,220	–	$2,694,220
Disability	–	–	–	$2,218,204	$2,694,220	–	$4,912,424
Kevin M. Farr
Change of Control	–	$525,000	–	–	–	–	$525,000
Involuntary Termination	$3,385,000	–	–	$1,483,252	$874,844	$87,004	$5,830,100
COC Termination	$3,385,000	$525,000	$1,521,354	$1,483,252	$1,403,918	$87,004	$8,405,528
Retirement	–	–	–	–	–	–	–
Death	–	–	–	–	$789,511	–	$789,511
Disability	–	–	–	–	$789,511	–	$789,511
Richard Dickson
Change of Control	–	$514,500	–	–	–	–	$514,500
Involuntary Termination	$1,874,250	–	–	–	$48,761	$568,467	$2,491,478
COC Termination	$1,874,250	$514,500	$1,043,214	–	$1,475,312	$577,701	$5,484,977
Retirement	–	–	–	–	–	–	–
Death	–	–	–	–	$1,124,205	–	$1,124,205
Disability	–	–	–	–	$1,124,205	–	$1,124,205
Timothy J. Kilpin
Change of Control	–	$455,000	–	–	–	–	$455,000
Involuntary Termination	$1,657,500	–	–	–	$48,761	$68,356	$1,774,617
COC Termination	$1,657,500	$455,000	$1,043,214	–	$830,043	$77,534	$4,063,291
Retirement	–	–	–	–	–	–	–
Death	–	–	–	–	$478,936	–	$478,936
Disability	–	–	–	–	$478,936	–	$478,936

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Name and Trigger	Severance or Multiple of Salary and Bonus(1)	Current Year Bonus(2)	LTIP Payments(3)	Enhancement Value of Pension Benefits(4)	Valuation of Equity Vesting Acceleration(5)	Value of Other Benefits(6)	Total Value
Robert Normile
Change of Control	–	$377,000	–	–	–	–	$377,000
Involuntary Termination	$2,497,500	–	–	$1,121,721	$477,636	$62,115	$4,158,972
COC Termination	$2,497,500	$377,000	$869,345	$1,121,721	$779,982	$62,115	$5,707,663
Retirement	–	–	–	–	–	–	–
Death	–	–	–	–	$428,875	–	$428,875
Disability	–	–	–	–	$428,875	–	$428,875
Geoff M. Massingberd
Change of Control	–	$500,500	–	–	–	–	$500,500
Involuntary Termination	$1,823,250	–	–	–	$635,430	$261,868	$2,720,548
COC Termination	$1,823,250	$500,500	$1,043,214	–	$937,776	$267,802	$4,572,542
Retirement	–	–	–	–	–	–	–
Death	–	–	–	–	$586,669	–	$586,669
Disability	–	–	–	–	$586,669	–	$586,669

(1) For these purposes, the representative bonus amount is determined for Messrs. Stockton, Farr and Normile in accordance with the Severance Plan as the average of the two highest consecutive annual bonuses paid or payable to the executive for the five fiscal years ending before the notice of termination is given. The representative bonus amount is determined for Messrs. Dickson, Kilpin and Massingberd in accordance with the Severance Plan B as the target bonus opportunity for the year in which the termination of employment occurs.

(2) For Change of Control and COC Termination, the amount represents target MIP opportunity. For Involuntary Termination, the amount represents bonus payable for the year based on actual performance. Thus, the table shows zero for current bonus for the 2014 year, since no bonus was earned for the NEOs for 2014 under the MIP. Pursuant to the terms of the MIP, a participant may only be eligible for payment of a bonus if he or she is an active employee of Mattel on the date of payment; therefore, generally, a participant has not “earned” the MIP annual incentive as of December 31, 2014 if the participant leaves the Company on such date.

The terms of the Executive Severance Plans provide that upon an involuntary termination (not within two years following a change of control), executives will receive an amount representing a pro-rated annual incentive under the MIP that the executive would have received had the executive remained employed through the MIP annual incentive payment date, based on actual performance at the end of the year. Upon an involuntary termination within two years following a change of control, the Executive Severance Plans provide that this pro-rated amount will be based on the executive’s current target MIP annual incentive amount.

The terms of the MIP provide that upon a change of control, each participant who is employed by Mattel immediately prior to such change of control will be paid any unpaid annual incentive with respect to any performance cycles that ended before the closing date. With respect to each performance cycle that includes the date of the change of control, if the participant executes a waiver of the right to any duplicate cash payments under the Executive Severance Plans with respect to the performance cycle that includes the date of the change of control under the MIP or the Compensation Committee uses its discretion to reduce the cash payment made under the MIP by the amount paid under the Executive Severance Plans

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with respect to the performance cycle that includes the date of the change of control under the MIP, such participant shall be paid an amount equal to the greater of (i) the amount that such participant would have received under the MIP with respect to the performance cycle as if the target-level performance goals had been achieved, prorated based on the number of months that elapsed from the start of the performance cycle to the date of the change of control (the “Adjusted Performance cycle”), or (ii) if determinable, the amount that such participant would have received under the MIP with respect to the Adjusted Performance cycle, measuring for such purposes, the actual achievement of the performance objectives for the Adjusted Performance cycle as of the date of the change of control. Such amounts shall be paid within 30 days following the change of control.

(3) We assume that in the event of a change of control, the Performance Units are assumed or substantially similar new rights are substituted therefor by the acquirer. If such Performance Units are not assumed or substantially similar new rights are not substituted, or in the event of a Change of Control Termination, the vesting of such Performance Units will be accelerated, based on the greater of target-level award opportunity or the actual performance through the most recent completed year prior to the date of change of control. For Change of Control Termination, we have shown the target number of Performance Units as vesting. In the event of retirement (or an involuntary termination), we have assumed the same level of performance (no units earned) will be attained for fiscal years 2015 and 2016 as the actual performance attained for fiscal year 2014. For death and disability, we have shown the number of Performance Units that would have been earned as of December 31, 2014, based on actual performance.

(4) Amounts shown reflect the enhancements, if any, provided for in the SERP for each participating NEO in connection with the various termination scenarios, which is the amount that exceeds the present value of the SERP benefit to be received upon retirement or voluntary termination of employment. These amounts are expressed as a lump sum present value amount, without reduction to reflect the possibility of forfeiture or recapture under the provisions described in the narrative disclosure to the “2014 Pension Benefits” table above.

(5) Stock Options: We assume that in the event of a change of control only, the outstanding options are assumed or substantially similar new rights are substituted therefor by the acquirer. If such options are not assumed or substantially similar new rights are not substituted for the outstanding awards, then the vesting of such options will be fully accelerated. For all other scenarios, amounts shown include the value of option acceleration due to retirement (i.e., any termination of employment other than the participant’s death or termination by Mattel for cause, at a time when the participant has attained at least 55 years of age and completed at least five years of service with Mattel) or other termination of employment. Amounts shown assume that all stock options would be exercised immediately upon termination of employment or cancelled upon a change of control in exchange for a cash payment, as applicable. Stock option values represent the excess of the assumed value of the option shares or the change of control price, as applicable, for which vesting is accelerated over the exercise price for those option shares, using the $30.95 per share closing price of Mattel common stock on December 31, 2014. If the stock options were not immediately exercised or if a change of control transaction occurred in which stock options were not cashed out, the value realized by the executives could differ from that disclosed. However, this value is not readily ascertainable since it depends upon a number of unknown factors, such as the date of exercise and the value of the underlying Mattel common stock on that date.

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Extended Option Exercise Periods: Upon termination of employment, the stock option award agreements provide for extended option exercise periods, as follows:

•	For Messrs. Stockton, Farr, Normile and Massingberd, due to their age and years of service with Mattel, any termination of employment would qualify as retirement under the option award agreements; therefore, such stock options would remain exercisable for the lesser of five years or their remaining term, other than the August 1, 2014 stock option awards, which would be deemed granted within six months of such termination of employment. Because Messrs. Stockton, Farr, Normile and Massingberd were participants in the Executive Severance Plans at the time of the August 1, 2014 stock option award, such stock options would remain exercisable for the lesser of three years or their remaining term in accordance with the Severance Plan.

•	For Mr. Kilpin and Mr. Dickson, who are not retirement eligible, the general provisions of the 2005 Plan and the 2010 Plan would apply to their stock option awards granted prior to their participation in the Severance Plan B. For stock options granted after July 2014, when they became participants in the Severance Plan B, such stock options would remain exercisable for the lesser of three years or their remaining term in the event of a termination by Mattel without cause, before or after a change of control.

RSUs: We assume that in the event of a change of control only, the outstanding RSUs under the 2010 Plan are assumed or substantially similar new rights are substituted therefor by the acquirer. If such RSUs are not assumed or substantially similar new rights are not substituted for the outstanding awards, then the vesting of such RSUs will be fully accelerated. The amount shown in the table includes the value of the RSUs for which vesting would have been accelerated, based on a $30.95 per share closing price of Mattel common stock on December 31, 2014.

(6) Other benefits include: (i) up to two years of outplacement services up to an aggregate maximum cost of $50,000 each, and (ii) payment of a monthly amount approximately equal to the then current COBRA premium for up to two years for Messrs. Stockton, Farr and Normile and up to one year in an involuntary termination and up to 18 months in a COC Termination for Messrs. Dickson, Kilpin and Massingberd. In the event that such NEO obtains new employment, the other benefits described above will terminate; however, amounts shown represent the maximum period of continuation. Also reflected in the table are the mobility payments of $200,000 each received by Messrs. Massingberd and Dickson and the signing bonus of $300,000 received by Mr. Dickson, which are subject to repayment if the executive voluntarily terminates employment or is terminated for cause within two years of the relocation date for Mr. Massingberd and within two years of the hire date for Mr. Dickson.

(7) Since Mr. Stockton’s employment terminated on January 25, 2015, he generally received the amounts described in the Involuntary Termination scenario, except the “Valuation of Equity Vesting Acceleration” amount. Pursuant to the terms of the Severance Plan and the 2010 Plan, on January 25, 2015, Mr. Stockton’s

•	Outstanding stock options became 100% vested and he has the earlier of five years or the remaining term to exercise his vested options,

•	RSUs that were outstanding for at least six months prior to his termination date became 100% vested, while the vesting of his August 1, 2014 grant of RSUs was prorated for the full number of months he worked in the three-year vesting period (i.e., 5/36 months), which resulted in Mr. Stockton forfeiting 57,000 RSUs, and

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EXECUTIVE COMPENSATION TABLES

•	Performance Units under the 2014-2016 LTIP were prorated for the full number of months he worked in the three-year performance cycle (i.e., 12/36 months) and will be earned based on actual results at the end of the three-year performance cycle, and payable at the normal time that the Performance Units, if any, are paid.

Given these provisions and our stock price as of January 25, 2015 of $28.04 per share, the “Valuation of Equity Vesting Acceleration” amount upon his actual termination of employment on January 25, 2015 would be $2,201,154. However, this does not represent the actual value realized by Mr. Stockton as his stock options were not all exercised as of January 25, 2015. The actual value realized depends on when Mr. Stockton exercises his outstanding stock options and the value of Mattel’s common stock on such date.

(8) In the Change of Control Termination scenario for Mr. Stockton, pursuant to the terms of the Severance Plan, the total amount reflected would be subject to a “cut back,” which for purposes of the table set forth above is estimated to be approximately $779,263. Participants in the Severance Plan are not entitled to be indemnified for any excise tax imposed as a result of severance or other payments deemed made in connection with a change of control. Instead, they will be required either to pay the excise tax or have such payments cut back to an amount that would not trigger the excise tax if it would be more favorable to them on an after-tax basis. Under the hypothetical scenario here, such cut-back of payments would result in an estimated reduction of $779,263 for Mr. Stockton, which is not reflected in the table. The actual amount of any such reduction can only be determined at the time of a qualifying separation from Mattel following a change of control.

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COMPENSATION RISK REVIEW

COMPENSATION RISK REVIEW

Our Compensation Committee enlisted Cook & Co. for assistance in performing a risk assessment of our executive compensation structure, programs and practices to determine whether those programs encourage excessive risk taking. Cook & Co. employed a framework to assist the committee in ascertaining any potential material adverse risks and how they may link with Mattel’s compensation programs. The results of Cook & Co.’s assessment, along with our Human Resources Department’s assessment of our Company-wide compensation structure, programs and practices, were presented to our Compensation Committee in November 2014. As part of its review and assessment, our Compensation Committee also considered the following characteristics of our compensation programs, among others, that discourage excessive or unnecessary risk taking:

•	Our compensation programs appropriately balance short- and long-term incentives.

•	Long-term incentives provide a portfolio approach using Performance Units, stock options and time-vesting RSUs.

•	Under the MIP, the Company uses measures from the income statement, balance sheet and cash flow statement. For business group leaders, performance is measured 50% based on Company-wide results and 50% based on business group results. The performance measures are defined at the beginning of the performance cycle, with specific exclusions addressed in detail.

•	Our Compensation Committee may apply negative discretion in determining annual incentives earned under our MIP.

•	Cash and shares earned under our MIP and LTIP, respectively, are capped.

•	An established performance evaluation approach based on quantitative and qualitative performance is used on a Company-wide basis.

•	Stock ownership guidelines for our most senior executives have been in place for over a decade. Our guidelines were revised beginning in 2014 to provide that if the target level ownerships are not met within the compliance deadline, executive officers shall retain 100% of after-tax shares acquired from equity awards until such guidelines are met. In 2011, we extended stock ownership guidelines to our business group leaders who report directly to our CEO. Our stock ownership guidelines are reviewed annually by our Compensation Committee for individual compliance.

•	Formal equity grant procedures are in place.

Based on this assessment, we believe that our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on Mattel.

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REPORT OF THE COMPENSATION COMMITTEE

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed Mattel’s Compensation Discussion and Analysis with Mattel’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

COMPENSATION COMMITTEE

Michael J. Dolan (Chair)

Trevor A. Edwards

Dean A. Scarborough

Kathy White Loyd

March 25, 2015

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EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 regarding existing compensation plans, including individual compensation arrangements, under which equity securities of Mattel are authorized for issuance.

Plan Category	(a) Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders(1)	15,278,861	(2)	$30.77	(3)	15,073,522	(4)
Equity compensation plans not approved by security holders(5)	267,191	(6)	—		—
Total	15,546,052		$30.77	(3)	15,073,522

(1) Consists of the Amended and Restated Mattel 1996 Stock Option Plan, the 2005 Plan and the 2010 Plan.

(2) Represents 10,522,554 shares to be issued upon exercise of outstanding options, 3,317,294 shares of common stock subject to outstanding time-vesting RSUs and 1,439,013 shares issuable from outstanding Performance RSUs awarded under the 2014 – 2016 LTIP (representing the maximum number of shares that could be earned as of December 31, 2014 assuming maximum achievement of performance-related conditions in 2015 and 2016 and the maximum TSR adjustment that may be earned for the three-year performance cycle, including dividend equivalents through December 31, 2014).

(3) Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the shares of common stock subject to outstanding time-vesting RSUs and Performance RSUs that become issuable without any cash payment required for such shares.

(4) Represents the number of securities remaining available for issuance under our 2010 Plan, assuming the issuance of maximum number of shares that could be earned as of December 31, 2014 under our 2014 – 2016 LTIP. The amount shown does not include shares of our common stock proposed for issuance under the Amended and Restated 2010 Equity and Long-Term Compensation Plan proposed for approval by our stockholders at the Annual Meeting under Proposal 3 of this Proxy Statement. If approved, the aggregate number of shares of our common stock available for issuance under the Amended and Restated 2010 Equity and Long-Term Compensation Plan will be increased by 29 million shares.

(5) Consists of the DCP and Director DCP, (collectively, the “Deferred Compensation Plans”). Under our Deferred Compensation Plans, participating employees and directors may elect to defer compensation and, under the DCP, participating employees are credited with contributions from Mattel. Participants in the Deferred Compensation Plans may direct the manner in which the deferred amounts will be deemed invested, including in a phantom stock account representing hypothetical shares of Mattel common stock, which are “purchased” based on the market price prevailing at the time of the deemed purchase. When distributions are made in accordance with the Deferred Compensation Plans, the portion attributable to a participant’s stock equivalent account is distributed in the form of shares of Mattel common stock.

(6) Represents 267,191 shares credited to the accounts of participants under our Deferred Compensation Plans.

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CERTAIN TRANSACTIONS WITH RELATED PERSONS

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Our Board maintains a written Related Party Transactions Policy regarding the review, approval and ratification of any transaction required to be reported under Item 404(a) of the SEC’s Regulation S-K. Under the policy, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board approves or ratifies the transaction in accordance with the guidelines set forth in the policy. A transaction entered into without pre-approval of the Audit Committee is not deemed to violate the policy so long as the transaction is brought to the Audit Committee as promptly as reasonably practical after it is entered into. Management shall present to the Audit Committee each new or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to Mattel and to the relevant related person. For the purposes of our policy, a “related party transaction” is any transaction or relationship directly or indirectly involving a director (which term includes any director nominee), executive officer (within the meaning of Rule 3b-7 under the Exchange Act), person known by us to be the beneficial owner of more than 5% of our common stock or any person known by us to be an immediate family member of any of the foregoing that would need to be disclosed under Item 404(a) of the SEC’s Regulation S-K.

Our directors and executive officers complete questionnaires on an annual basis designed to elicit information about any potential related party transactions, and they are also instructed and periodically reminded of their obligation to inform our legal department of any potential related party transactions. Also, we review information about security holders known by us to be beneficial owners of more than five percent of any class of our voting securities (see “Principal Stockholders” on page 7) to determine whether there are any relationships with such security holders that might constitute related party transactions.

We are not aware of any related party transactions with any directors, executive officers or more-than-five-percent security holders requiring disclosure under the SEC’s rules or our Related Party Transactions Policy.

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PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

(“SAY-ON-PAY”)

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs as we have described it in the “Executive Compensation – Compensation Discussion and Analysis” section of this Proxy Statement and the related executive compensation tables, beginning on page 39.

The following is a summary of some of the key points of our executive compensation programs. We urge our stockholders to review the “Executive Compensation – Compensation Discussion and Analysis” section of this Proxy Statement and the related executive compensation tables for more information.

•	We emphasize pay for performance and tie a significant amount of our NEOs’ compensation to Mattel’s performance.

•	2014 was a disappointing and challenging year for Mattel with declining net sales, operating income, earnings per share and total stockholder returns. As a result:

–	No merit-based salary increases were given to our NEOs in 2014 or 2015;

–	No bonuses were earned or paid to our NEOs under our MIP for 2014 because we did not achieve our threshold goal for adjusted operating profit;

–	No Performance Units granted to our NEOs under our 2014–2016 LTIP were earned for 2014 because we did not achieve our threshold goals under the annual NOPAT-CC and annual net sales performance measures;

–	Stock options granted to our NEOs in 2014 were underwater as of fiscal year end;

–	Value of the time-vesting RSUs granted to our NEOs in 2014 declined 12.2%, based on our stock price on the RSU grant date compared to our stock price at fiscal year end; and

•	As a result of our strong pay-for-performance compensation structure, Mr. Stockton’s 2014 realizable compensation as CEO during 2014 declined to only 36% of his 2014 targeted compensation (see chart on page 41).

•	Total direct compensation is targeted against the median of our peer group. For 2014, our former CEO’s total target direct compensation and long-term incentives were below the median but above the 25th percentile of our comparator peer group. Our NEOs’ total target direct compensation was in the median range overall.

•	Our governance standards and executive compensation programs are intended to reflect best practices.

–	We have a Clawback Policy applicable to all executive officers and other direct reports to the CEO that permits our Compensation Committee to require forfeiture or reimbursement of certain cash and equity that was paid, granted or vested based upon the achievement of financial results that, when recalculated to include the impact of a material financial restatement, were not achieved, whether or not fraud or misconduct was involved.

–	We have Executive Severance Plans that limit benefits to a multiple of 2x base salary and annual incentive (or in the case of some executives 1.5x) and no excise tax gross-ups.

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–	We require double trigger for equity acceleration in connection with a change of control.

–	We do not provide tax gross-up payments on perquisites and benefits, except for business-related relocations and related international tax compliance that are under our control, are at our direction, and benefit our business operations.

–	We maintain meaningful stock ownership guidelines that align our management’s long-term interests with our stockholders and discourage excessive risk-taking.

–	Our Compensation Committee retains a leading independent compensation consultant.

–	We generally prohibit Board members, officers and employees from engaging in hedging transactions or pledging or using Mattel shares as collateral for loans.

–	We have implemented equity compensation grant procedures that comply with evolving best practices.

–	Our Compensation Committee oversees and periodically assesses the risks associated with our Company-wide compensation structure, programs and practices to determine whether they encourage excessive risk-taking.

•	Strong stockholder support exists for our compensation decisions. At our annual meeting of our stockholders last year, our stockholders approved the compensation of our NEOs with approximately 98% approval.

Recommendation

The Board believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation programs are designed appropriately, emphasize pay for performance and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The Board has determined to hold a “say-on-pay” advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Mattel approve, on an advisory basis, the compensation of Mattel’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement.”

The say-on-pay vote is advisory, and therefore not binding on Mattel, the Compensation Committee or the Board. Although non-binding, the Compensation Committee and the Board will review and consider the voting results when making future decisions regarding our executive compensation programs. Unless the Board modifies its determination on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at the 2016 annual meeting of stockholders.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE EXECUTIVE COMPENSATION OF MATTEL’S NAMED EXECUTIVE OFFICERS.

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PROPOSAL 3 – APPROVAL OF THE MATTEL, INC. AMENDED AND RESTATED 2010 EQUITY AND LONG-TERM COMPENSATION PLAN

PROPOSAL 3 – APPROVAL OF THE MATTEL, INC. AMENDED AND RESTATED 2010 EQUITY AND LONG-TERM COMPENSATION PLAN

Introduction

The Board recommends that the stockholders vote FOR the approval of the Amended Plan. On March 26, 2015, upon the recommendation by the Compensation Committee, the Board adopted the amendment and restatement to the Mattel, Inc. 2010 Equity and Long-Term Compensation Plan (the “Amended Plan”), which makes changes to the 2010 Plan.

The Amended Plan:

•	Increases the number of shares of common stock reserved for issuance under said plan by 29 million shares from 48 million shares, thereby increasing the total number of shares reserved for issuance to 77 million shares, subject to the terms of the Amended Plan;

•	Imposes an annual maximum aggregate grant date fair value limit on equity grants to members of the Board of $500,000;

•	Clarifies that dividend equivalents with respect to performance-based equity awards will be paid out to the participant only to the extent that the performance-based vesting conditions are subsequently satisfied and the grant vests;

•	Specifies new performance criteria measures that may be used for any grant under the Amended Plan;

•	Extends the term of the plan to March 26, 2025; and

•	Modifies various other provisions related to the administration and interpretation of the Amended Plan.

In addition to the above, we are asking stockholders to approve the Amended Plan to satisfy the stockholder approval requirements of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to our Chief Executive Officer and any of our three other most highly compensated executive officers (other than our Chief Financial Officer). Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year generally is not deductible. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1 million deduction limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the plan under which compensation may be paid be disclosed to and approved by our stockholders. For purposes of Section 162(m), the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals may be based and (c) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the Amended Plan is discussed below, and stockholder approval of this Proposal 3 is intended to be deemed to constitute approval of the material terms of the Amended Plan for purposes of the stockholder approval requirements of Section 162(m).

Stockholder approval of the Amended Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the Amended Plan to qualify for the “performance-based” compensation exemption under Section 162(m), and submission of the material terms of the Amended Plan’s performance goals for stockholder approval should not be viewed as a guarantee that we will be

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PROPOSAL 3 – APPROVAL OF THE MATTEL, INC. AMENDED AND RESTATED 2010 EQUITY AND LONG-TERM COMPENSATION PLAN

able to deduct all compensation under the Amended Plan. Nothing in this proposal precludes us or the Compensation Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).

If stockholders do not approve this Proposal 3, the Amended Plan will not become effective and the 2010 Plan will continue as in effect prior to the amendment and restatement, subject to previously authorized share limits.

Mattel’s NEOs and members of the Board will be eligible to receive grants under the Amended Plan and therefore have an interest in this Proposal.

Background and Purpose of the Amended Plan

The Compensation Committee and the Board believe that it is in the best interests of Mattel and its stockholders to provide, through the Amended Plan, a comprehensive equity and long-term compensation program designed to enable Mattel to attract, retain and reward employees, non-employee directors and other persons providing services to the Company. The Board also believes that long-term equity compensation is essential to link executive compensation with long-term stockholder value creation. Equity compensation represents a significant portion of the compensation package for our key employees. Since our equity awards generally vest over several years, the value ultimately realized from these awards depends on the long-term value of our common stock. We strongly believe that granting equity awards motivates employees to think and act like owners, rewarding them when value is created for stockholders.

The Amended Plan provides for a broad range of types of awards to enable Mattel to respond to market trends and to structure incentives to align to its business goals. In particular, the Amended Plan authorizes the grant of stock options, stock appreciation rights (“SARs”), RSUs, dividend equivalents, unrestricted stock and performance awards (in the form of equity or cash). The Amended Plan also includes provisions regarding the grant of awards that vest based upon the achievement of performance goals established by the Compensation Committee and is designed so that awards may be exempt from the limitations on tax deductibility imposed by Section 162(m), as discussed in greater detail below under “Certain Federal Income Tax Consequences – Limits on Mattel’s Deductions.”

Current Overview of Outstanding Equity Information

The 2010 Plan is the only active equity plan under which equity awards may be made by Mattel. Certain outstanding awards, as set forth in the table below, were granted under the 2005 Plan. The Amended Plan authorizes an additional 29 million shares for issuance of equity awards (representing approximately 9% of the outstanding shares of Mattel common stock as of March 15, 2015). In setting and recommending to stockholders the number of additional shares to authorize under the Amended Plan, the Compensation Committee and the Board considered the historical number of equity awards granted under the 2010 Plan, as well as the Company’s three-year average burn rate for the preceding three fiscal years as follows:

Year	Stock Options Granted	Full-Value Awards Granted (RSUs)	Performance Units Granted (Target)	Total Granted	Weighted Average Common Shares Outstanding	Burn Rate
2014	3,373,000	1,786,000	939,720	6,098,720	339,016,000	1.80	%(1)
2013	1,488,000	1,116,000	0	2,604,000	343,394,000	0.76%
2012	1,827,000	1,417,000	95,421	3,339,421	341,665,000	0.98%
Three-Year Average	2,229,333	1,439,667	345,047	4,014,047		1.18%

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PROPOSAL 3 – APPROVAL OF THE MATTEL, INC. AMENDED AND RESTATED 2010 EQUITY AND LONG-TERM COMPENSATION PLAN

(1) The burn rate for 2014 is higher due to the grant of Performance Units in the first year of the 2014-2016 LTIP.

The Company’s average burn rate for the preceding three fiscal years as set forth in the table above was 1.18%. The burn rate is the ratio of the number of shares underlying awards, including Performance Units at 100% of target, granted under the 2010 Plan during a fiscal year to the number of Mattel’s weighted average common shares outstanding at the corresponding fiscal year end.

Set forth below is the number of shares available for issuance pursuant to outstanding and future equity awards under the 2010 Plan and the 2005 Plan, as of March 15, 2015:

Plan Name	Shares Subject to Outstanding Stock Options(1)	Shares Subject to Outstanding Full-Value Awards (RSUs and Performance Units)(2)	Shares Remaining Available for Future Grant
2005 Plan	2,026,717	21,161	0
2010 Plan	8,353,858	4,420,453	15,441,605

(1) As of March 15, 2015, the 10.38 million stock options outstanding had a weighted average exercise price of $30.83 and a weighted average life of seven years.

(2) Includes the maximum number of Performance Units that can be earned under the 2014-2016 LTIP as of March 15, 2015, assuming maximum achievement of performance-related conditions in 2015 and 2016 and the maximum TSR adjustment that may be earned for the three-year performance cycle.

The aggregate total of the table above of approximately 30.26 million shares represents an overhang of approximately 8.2% based on Mattel common shares outstanding as of March 15, 2015. If the Amended Plan is approved, the additional 29 million shares available for issuance would increase the overhang to approximately 14.9%. Mattel calculates “overhang” as the total of (a) shares underlying outstanding awards plus shares available for issuance under future equity awards, divided by (b) the total number of shares outstanding, shares underlying outstanding awards and shares available for issuance under future equity awards.

When considering the number of additional shares to add to the 2010 Plan, the Compensation Committee and the Board reviewed, among other things, the potential dilution to Mattel’s current stockholders as measured by burn rate and overhang, projected future share usage and projected future forfeitures. The projected future usage of shares for long-term incentive awards under the 2010 Plan was reviewed under scenarios based on a variety of assumptions. Depending on assumptions, the 29 million shares to be added to the 2010 Plan pursuant to the Amended Plan, in combination with the remaining authorized shares and shares added back to the 2010 Plan from forfeitures of awards granted under the 2010 Plan and the 2005 Plan, are projected to satisfy Mattel’s equity compensation needs through at least the 2018 Annual Meeting. The Compensation Committee is committed to effectively managing the number of shares reserved for issuance under the Amended Plan while minimizing stockholder dilution.

As of March 15, 2015, approximately 2,359 of Mattel’s employees, 11 executive officers, 10 non-employee directors and no consultants were eligible to participate in the 2010 Plan. The closing price of Mattel’s common stock on March 27, 2015 was $22.61.

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PROPOSAL 3 – APPROVAL OF THE MATTEL, INC. AMENDED AND RESTATED 2010 EQUITY AND LONG-TERM COMPENSATION PLAN

Summary of the Amended Plan

The following summarizes the material features of the Amended Plan. The summary is subject to and qualified in its entirety by reference to the terms of the Amended Plan document, which is included as Appendix A to this Proxy Statement.

Persons Eligible for Grants. The Amended Plan permits the Compensation Committee to make grants to employees, non-employee directors and consultants of Mattel. Recipients of grants are referred to in this Proposal as participants.

Shares Available Under the Amended Plan. The maximum number of shares of Mattel common stock for which grants may be made under the Amended Plan is equal to the sum of (i) 77 million shares, (ii) the number of shares which as of the date of the 2010 annual stockholder meeting (the “Effective Date”) remained available for issuance under the 2005 Plan, or 6,636,782 shares and (iii) any shares subject to awards outstanding under the 2005 Plan as of the Effective Date which, on or after the Effective Date, are forfeited or otherwise terminate or expire for any reason without the issuance of shares. As of March 15, 2015, 2,026,717 shares were subject to outstanding awards under the 2005 Plan. However, the number of shares authorized for grant as incentive stock options shall be no more than the total number of shares authorized for grant under the Amended Plan. For purposes of calculating the shares that remain available for grants under the Amended Plan, each stock option or SAR will be treated as using one available share for each share actually subject to the grant, and each other type of grant (referred to in this Proposal as “full-value grants”) will be treated as using more than one available share for each share actually subject to the grant. This higher debiting rate for full-value grants is referred to in this Proposal as the “full-value share debiting rate.” The Amended Plan calls for a full-value share debiting rate of three-to-one, or a higher rate if the Compensation Committee so determines. These different debiting rates for full-value grants and stock options and SARs are designed to reflect the possibility that full-value grants may be more dilutive than stock options and SARs. Having a higher debiting rate for full-value grants is intended to protect Mattel’s existing stockholders from the possibly greater dilutive effect of full-value grants.

If a stock option or SAR expires without having been exercised, or is settled for cash in lieu of shares, the shares subject to the grant will be added back to the number of shares remaining available for future grants under the Amended Plan. If a full-value grant is forfeited or otherwise terminates without the issuance of shares or is settled for cash in lieu of shares, the number of shares remaining available for future grants under the Amended Plan will be increased by the number of shares not issued as a result, multiplied by three or, in the event that the full-value debiting rate used for such full-value award was not equal to three, then the number of shares remaining available for future grants under the Amended Plan will be increased by the full-value debiting rate actually used for such full-value award. Shares tendered by a participant or withheld by Mattel in payment of the grant price or to satisfy any tax withholding obligation of an option or other grant and shares purchased on the open market with the cash proceeds from the exercise of options will count against the number of shares available under the Amended Plan and will not be added back to the number of shares remaining available for future grants under the Amended Plan. Further, in the event that a SAR may be settled in shares, the number of shares deemed subject to the grant shall be the number of shares with respect to which such SAR may be exercised and not the number of shares that may be distributed in settlement of such exercise.

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PROPOSAL 3 – APPROVAL OF THE MATTEL, INC. AMENDED AND RESTATED 2010 EQUITY AND LONG-TERM COMPENSATION PLAN

The maximum number of shares of Mattel common stock as to which grants may be made to a single participant in a single calendar year is five million shares and the maximum aggregate amount of cash that may be paid in cash to a single participant in a single calendar year is $20,000,000. Notwithstanding any provision in the Amended Plan to the contrary, the maximum aggregate grant date fair value of grants that may be made to a single non-employee director in a single calendar year is $500,000.

The Amended Plan provides that in the event of a stock dividend, declaration of an extraordinary cash dividend, stock split, reverse stock split, share combination, recapitalization (or any similar event affecting the capital structure of Mattel), merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, disaffiliation of a subsidiary, affiliate or division (or any similar event affecting Mattel), the Compensation Committee or the Board will make substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of shares of common stock or other securities reserved for grants under the Amended Plan, (ii) the limitations described above, (iii) the number and kind of shares or other securities subject to outstanding grants and (iv) the exercise price of outstanding options and SARs.

The Amended Plan also provides that if a grant is made pursuant to the conversion, replacement or adjustment of outstanding equity awards in connection with any acquisition, merger or other business combination or similar transaction involving Mattel (this kind of grant is referred to in this Proposal as a “Substitute Grant”), then the number of shares available under the Amended Plan will not be reduced as a result, to the extent the Substitute Grant is permitted without stockholder approval by the listing standards of the Nasdaq Stock Market.

Administration of the Amended Plan. The Amended Plan is administered by the Compensation Committee, or such other committee of members of the Board as the Board may designate from time to time. The Compensation Committee is required to have at least three members, and all of its members must qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” for purposes of Section 162(m), and must meet the independence requirements of the listing standards of the Nasdaq Stock Market. The Compensation Committee may include all members of the Board, if they all meet the foregoing requirements.

The Compensation Committee is authorized to construe and interpret the Amended Plan, the rules and regulations under the Amended Plan, and all grants under the Amended Plan; to adopt, amend and rescind rules and procedures relating to the administration of the Amended Plan as, in its opinion, may be advisable in the administration of the Amended Plan; and, except as provided in the Amended Plan, to make all other determinations deemed necessary or advisable under the Amended Plan. The Compensation Committee may, except to the extent prohibited by applicable law or the listing standards of the Nasdaq Stock Market, allocate all or any portion of its responsibilities and powers to any one or more of its members or to any other person or persons selected by it, including without limitation Mattel’s Chief Executive Officer. However, the Compensation Committee may not make any delegation of its authority with regard to the granting of stock options to Mattel’s directors and executive officers, except to the extent permitted by Rule 16b-3. In addition, it may not delegate its authority with respect to qualified performance-based grants, except to the extent permitted by the performance exception discussed below under “Certain Federal Income Tax Consequences – Limits on Mattel’s Deductions.”

Types of Awards. The Amended Plan authorizes the Compensation Committee to grant stock options, SARs, restricted stock, RSUs, dividend equivalents and unrestricted stock, in each case based on Mattel common stock. The Amended Plan also authorizes the Compensation Committee to grant performance awards payable in the form of Mattel common stock or cash.

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PROPOSAL 3 – APPROVAL OF THE MATTEL, INC. AMENDED AND RESTATED 2010 EQUITY AND LONG-TERM COMPENSATION PLAN

Stock Options. The Compensation Committee may grant stock options qualifying as incentive stock options under the Internal Revenue Code (“ISOs”) and non-qualified stock options. The term of each stock option will be fixed by the Compensation Committee, but may not exceed ten years. The exercise price for each stock option will also be fixed by the Compensation Committee, but (except in the case of Substitute Grants) may not be less than the fair market value of Mattel common stock on the date of grant. ISOs may only be granted to employees of Mattel and corporations connected to it by chains of ownership of voting power representing 50 percent or more of the total outstanding voting power of all classes of stock of the lower-tier entity. Stock options will vest and become exercisable as determined by the Compensation Committee.

Stock Appreciation Rights (SARs). A SAR stock over the exercise price of the SAR. This amount may be paid in cash, in shares of Mattel common stock, or a combination, as determined by the Compensation Committee. SARs may be granted under the Amended Plan either with a stock option (“tandem SARs”) or separately (“free-standing SARs”).

Tandem SARs may be granted at the time the related stock option is granted or, in the case of a non-qualified stock option, after the grant. Tandem SARs must vest and be exercisable, and terminate, at the same time as the related stock option. The exercise of a tandem SAR will result in the termination of the related stock option to the same extent, and vice versa.

The term of each free-standing SAR will be fixed by the Compensation Committee, but may not exceed ten years. The exercise price of each free-standing SAR will also be fixed by the Compensation Committee, but (except in the case of Substitute Grants) may not be less than the fair market value of Mattel common stock on the date of grant. Free-standing SARs will vest and become exercisable as determined by the Compensation Committee.

Restricted Stock. The Compensation Committee may also award restricted stock, which consists of shares of Mattel common stock subject to such vesting requirements as the Compensation Committee may determine. These requirements may include continued services for a specified period and/or achievement of specified performance goals. The participant will not be permitted to dispose of restricted stock until it vests, but will be entitled to vote the shares and receive dividends and other distributions, although the Compensation Committee may make any and all dividends and other distributions with respect to restricted stock subject to the same or different vesting conditions as the restricted stock.

Restricted Stock Units (RSUs). The Compensation Committee may also award RSUs representing a specified number of hypothetical shares of Mattel common stock, the vesting of which is subject to such requirements as the Compensation Committee may determine. These requirements may include continued services for a specified period and/or achievement of specified performance goals. Upon or after vesting, RSUs will be settled in cash or shares of Mattel common stock or a combination, as determined by the Compensation Committee. A participant to whom RSUs are granted will not have any rights as a stockholder with respect to the units, unless and until they are settled in shares of Mattel common stock.

Dividend Equivalents. The Compensation Committee may include dividend equivalents on shares of Mattel common stock that are subject to full-value grants (such as RSUs) but dividend equivalents may not be granted or paid with respect to shares that are subject to options or SARs. In addition, dividend equivalents with respect to a grant with performance-based vesting that are based on dividends paid prior to the vesting of such grant shall be paid out to the participant only to the extent that the performance-based

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vesting conditions are subsequently satisfied and the grant vests. The Compensation Committee may make separate grants of dividend equivalents with respect to a specified number of hypothetical shares. A dividend equivalent means a right to receive payments, in cash or shares of Mattel common stock, representing the dividends and other distributions with respect to a specified number of hypothetical shares of Mattel common stock, as and when such other dividends and other distributions are actually made to holders of Mattel common stock. The Compensation Committee may specify such other terms as it deems appropriate for dividend equivalents, including when and under what conditions the dividend equivalents will be paid and whether any interest accrues on any unpaid dividend equivalents. In the case of dividend equivalents that are part of other grants, the Compensation Committee may specify that they are payable currently or only when the grant vests.

Performance Awards. Performance awards may also be granted pursuant to the Amended Plan. Performance awards are payable upon the attainment of pre-established performance goals and criteria established by the Compensation Committee. Performance awards may be paid in cash, shares of Mattel common stock or a combination of cash and shares, as determined by the Compensation Committee. The Compensation Committee may specify whether such awards are intended to constitute qualified performance-based compensation within the meaning of Section 162(m), and any such awards that are intended to qualify under Section 162(m) will be based on one or more of the performance goals. In the case of an award intended to constitute qualified performance-based compensation, such goals shall be based upon the attainment of specified levels of one or more of the following measures, with respect to Mattel, any of its subsidiaries and affiliates, or any of their respective worldwide operations, regional operations, country specific operations and/or subsidiaries, business units, affiliates, corporations, divisions or employees and/or brands, groups of brands or specific brands: net operating profit after taxes (“NOPAT”); NOPAT less a capital charge; return on capital employed; revenue; earnings per share; earnings per share before or after funding for some or all of the Company’s incentive programs; operating profit; operating profit less a charge on one or more of the following items: working capital, inventory or receivables; net income; return on equity; cash flow return on investment; return on invested capital or assets; fair market value of stock; total stockholder return; EBIT; EBITA; EBITDA; OBIT; OBITDA; operating margin, gross margin, cash margin, cash generation; free cash flow; unit volume; market share; sales; asset quality; return on assets; return on operating assets; cost-saving levels; operating income; marketing-spending efficiency; core non-interest income; change in working capital; sales and sales unit volume; and strategic partnerships and transactions and marketing initiatives, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of other companies or to market performance indicators or indices. The goals are established and evaluated by the Compensation Committee and may relate to performance over such periods as may be determined by the Compensation Committee. With regard to performance awards payable in cash, the Compensation Committee has the right to reduce (but not to increase) or eliminate the amount payable at a given level of performance to take into account additional factors that the Compensation Committee may deem relevant in determining the amount earned pursuant to such performance award.

Grants to Non-Employee Directors. The Amended Plan provides that on the date of each annual stockholders meeting, each non-employee director will receive a grant of (i) non-qualified stock options and/or (ii) restricted stock, and/or (iii) RSUs, as determined by the Compensation Committee or the Board pursuant to the written Summary of Compensation of the Non-Employee Members of the Board of Directors, or any successor summary or policy.

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Bonus Grants and Grants in Lieu of Cash Compensation. The Compensation Committee is authorized to grant shares of Mattel common stock as a bonus, or to grant shares of Mattel common stock or make other grants in lieu of Company obligations to pay cash or deliver other property under the Amended Plan or under other plans or compensatory arrangements of Mattel. Non-employee directors may also elect to receive grants of shares of Mattel common stock in lieu of all or a portion of their annual cash retainer fees.

Consequences of Severance and Change in Control.

The Amended Plan sets forth the consequences of a participant’s termination of service (called a severance) on his or her grants, unless the Compensation Committee determines otherwise or unless the participant has an individual arrangement that requires a different result. Under these general rules, except as explained below, a participant’s unvested awards are forfeited upon the participant’s severance, and vested stock options remain exercisable for 90 days or until the end of their term, whichever period is shorter.

For Cause. If the severance is for cause, all of the participant’s then-outstanding grants will be immediately forfeited, including vested stock options.

Death or Disability. If a severance results from the participant’s death or disability:

•	The participant’s stock options and SARs that were granted at least six months before such severance will vest in full and remain exercisable for the earlier of five years after the date of such severance or the remainder of their term, and any other stock options that are vested will remain exercisable for the earlier of 90 days or the remainder of their term;

•	The participant’s unvested restricted stock that was granted at least six months before such severance will vest in full and all other then-outstanding unvested restricted stock will be forfeited; and

•	The participant’s unvested RSUs that were granted at least six months before such severance will vest in full and be settled in accordance with the terms of such grant and all other then-outstanding unvested RSUs will be forfeited.

Retirement. If a severance results from retirement:

•	Involuntary or voluntary retirement. The participant’s stock options and SARs that were granted at least six months before such severance will vest in full and remain exercisable for the earlier of five years after the date of such severance or the remainder of their term, and any other stock options that are vested will remain exercisable for the earlier of 90 days or the remainder of their term; and

•	Involuntary retirement only. The participant’s unvested RSUs that were granted at least six months before such severance will vest in full and be settled in accordance with the terms of such grant and all other then-outstanding unvested RSUs will be forfeited

For purposes of the Amended Plan, “retirement” means a severance other than as a result of the participant’s death or termination by Mattel for cause, after attaining age 55 with at least five years of service, and “involuntary retirement” means a severance that is classified by Mattel as an involuntary separation and that qualifies as a retirement.

Change in Control. The Amended Plan provides that, except as the Compensation Committee specifically determines otherwise for a particular grant and unless a participant has an individual arrangement that

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requires a different result, (i) if the Compensation Committee reasonably determines in good faith, prior to the occurrence of the change in control, that any grant will not be assumed or substituted with awards with substantially similar terms, then such grant will vest upon a change in control of Mattel and any such grant of RSUs will be settled immediately and (ii) if the Compensation Committee reasonably determines in good faith, that a grant has been assumed or substituted with awards with substantially similar terms, and if the participant incurs a severance by Mattel without cause within the 24-month period immediately following the change in control, then, any such grant outstanding immediately prior to such severance will vest as of the date of such severance, and any such grant of RSUs outstanding immediately prior to such severance will be settled immediately upon such severance.

However, if a grant under the Amended Plan is treated as “deferred compensation” subject to Section 409A of the Internal Revenue Code, the foregoing rules will apply upon a change in control only to the extent specifically provided in the applicable grant agreement and consistent with the tax requirements applicable to deferred compensation. Section 409A of the Internal Revenue Code is discussed in greater detail below under “Certain Federal Income Tax Consequences – Section 409A of the Internal Revenue Code.”

In addition, unless the Compensation Committee specifically establishes otherwise for a particular stock option or SAR, the minimum period to exercise vested stock options and SARs after a severance other than for cause is two years, if the severance occurs during the 24-month period following a change in control.

Termination, Rescission and Recapture. In order to better align participants’ long-term interests with those of Mattel and its subsidiaries and affiliates, the Amended Plan provides that, subject to certain limitations, Mattel may terminate outstanding grants, rescind exercises, payments or deliveries of shares pursuant to grants, and/or recapture proceeds of a participant’s sale of shares of Mattel common stock delivered pursuant to grants if the participant violates specified confidentiality and intellectual property requirements or engages in certain activities against the interest of Mattel or any of its subsidiaries and affiliates. These provisions apply only to grants made to employees for services as such, and they do not apply to participants following any severance that occurs within 24 months after a change in control.

Compensation Recovery Policy (Clawback Policy). Grants made under the Amended Plan on or after August 29, 2013, or grants with a performance period or, in the case of long-term incentive equity awards, a performance cycle that commences on or after August 29, 2013, are subject to the terms and conditions of the Mattel, Inc. Compensation Recovery Policy, as may be amended from time to time, to the extent applicable.

Transferability. Grants under the Amended Plan are generally non-transferable other than by will or the laws of descent, and stock options and SARs generally may be exercised, during a participant’s lifetime, only by the participant. However, the Compensation Committee may allow transfers of non-qualified stock options, free-standing SARs and other grants. In no event may a grant be transferable for consideration absent stockholder approval.

Tax Withholding. Participants are required to pay to Mattel, or make arrangements satisfactory to Mattel regarding the payment of, any taxes that are required to be withheld with respect to grants under the Amended Plan. Unless otherwise determined by Mattel, the legally required minimum withholding obligations may be settled with shares of Mattel common stock, including shares that are part of the grant that gives rise to the withholding requirement.

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PROPOSAL 3 – APPROVAL OF THE MATTEL, INC. AMENDED AND RESTATED 2010 EQUITY AND LONG-TERM COMPENSATION PLAN

Amendment and Termination of the Amended Plan. The Amended Plan may be amended or terminated by the Board at any time, and outstanding grants may be amended by the Compensation Committee. Any such amendment or termination may not adversely affect any grants that are then outstanding without the consent of the affected participant, except for amendments made to cause the Amended Plan or a grant to comply with applicable law, stock exchange rules or accounting rules. Before a change in control, the Board or the Compensation Committee may cancel any outstanding grant and replace it with a new grant having a reasonably equivalent value, subject to the general provision limiting option exchanges or repricings without stockholder approval, as described below.

Except as described above under “Shares Available Under the Amended Plan” regarding adjustments to reflect changes in capitalization and corporate transactions, no stock option or SAR may be modified by reducing its exercise price, or cancelled and replaced with a new stock option or SAR with a lower exercise price without stockholder approval. Further, no stock option or SAR may be cancelled in exchange for cash or another grant when the stock option or SAR per share exercise price exceeds the fair market value of the underlying share of Mattel common stock without stockholder approval.

Any amendment to the Amended Plan must be approved by the stockholders if so required by the listing standards of the Nasdaq Stock Market or if it would affect the prohibition on option exchange or repricing described above. If it is not terminated sooner, the Amended Plan will terminate on March 26, 2025, except with respect to then-outstanding grants.

Estimate of Benefits; New Plan Benefits

Because grants under the Amended Plan to participants will be within the discretion of the Compensation Committee, it is not possible to determine the grants that will be made to participants under the Amended Plan.

The Amended Plan authorizes the grant of discretionary awards to non-employee directors, the terms and conditions of which are to be determined by the Compensation Committee. Historically, our non-employee directors have received annual equity grants under our equity incentive plans. Although grants to our non-employee directors remain discretionary, under our current Summary of Compensation of the Non-Employee Members of the Board of Directors, our non-employee directors receive annual equity grants on the date of each annual stockholders meeting in the form of RSUs that have a dollar value in an amount equal to $130,000 on the date of grant. In 2014, each of our non-employee directors received an annual equity grant of 3,341 RSUs, the grant date fair value of which equals approximately $130,000.

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The following table shows the number of shares of our common stock subject to equity awards granted or earned under the 2010 Plan since its inception through March 15, 2015 for certain individuals:

Name	Stock Options	RSUs	Performance Units(1)
2014 NEOs and Current Positions
Bryan G. Stockton – Former Chairman of the Board and CEO	1,324,968	278,652	434,525
Kevin M. Farr – Chief Financial Officer	523,303	117,869	128,022
Richard Dickson – President and Chief Operating Officer	164,916	75,564	33,717
Timothy J. Kilpin – President, Chief Commercial Officer	239,214	59,179	73,142
Robert Normile – Executive Vice President, Chief Legal Officer and Secretary	299,025	56,789	80,666
Geoff M. Massingberd – Chairman and President of MEGA Brands	299,025	61,889	86,285
All current executive officers as a group	2,130,844	604,168	576,685
Current director nominees
Michael J. Dolan	–	17,738	–
Trevor A. Edwards	–	10,400	–
Dr. Frances D. Fergusson	–	17,738	–
Ann Lewnes	–	1,611	–
Dominic Ng	–	17,738	–
Vasant M. Prabhu	–	17,738	–
Dean A. Scarborough	–	17,738	–
Christopher A. Sinclair (Currently Chairman and CEO)	–	73,500	–
Dirk Van de Put	–	13,133	–
Kathy White Loyd	–	17,738	–
All non-executive officer current directors as a group	–	131,572	–
Associate of any such directors, executive officers or nominees	–	–	–
Other persons who received or is to receive 5% of Such options or rights	–	–	–
All non-executive officer employees as a group	7,752,529	6,571,052	1,469,946

(1) Reflects shares earned under the 2011-2013 LTIP and target shares granted under the 2014-2016 LTIP.

Certain Federal Income Tax Consequences

The following is a brief description of the principal United States federal income tax consequences related to grants made under the Amended Plan and certain other United States federal income tax issues. It is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. A participant will not be subject to tax at the time a non-qualified stock option is granted, and no tax deduction will then be available to Mattel. Upon the exercise of a non-qualified stock option, an amount equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise will be included in the participant’s ordinary income and Mattel will generally be entitled to deduct the same amount. Upon disposition of shares acquired upon exercise, appreciation or depreciation after the date of exercise will generally be treated by the participant or transferee of the non-qualified stock option as either capital gain or capital loss.

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Incentive Stock Options (ISOs). A participant will not be subject to regular income tax at the time an ISO is granted or exercised, and no tax deduction will then be available to Mattel; however, the participant may be subject to the alternative minimum tax on the excess of the fair market value of the shares received upon exercise of the ISO over the exercise price. Upon disposition of the shares acquired upon exercise of an ISO, capital gain or capital loss will generally be recognized in an amount equal to the difference between the sale price and the exercise price, as long as the participant has not disposed of the shares within two years after the date of grant or within one year after the date of exercise and has been employed by Mattel at all times from the grant date until the date three months before the date of exercise (one year in the case of permanent disability). If the participant disposes of the shares without satisfying both the holding period and employment requirements, the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price but, in the case of a failure to satisfy the holding period requirement, not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss.

Mattel is not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Grants. The current federal income tax consequences of other grants authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); RSUs, dividend equivalents, unrestricted stock and performance awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid (other than employment taxes which are generally paid at the time such compensation is deferred or vested). In each of the foregoing cases, Mattel will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) with respect to covered employees.

Limits on Mattel’s Deductions. As discussed above, Section 162(m) generally places a $1,000,000 annual limit on a company’s tax deduction for compensation paid to a public company’s chief executive officer and the other three highest paid officers (other than the chief financial officer) named in its proxy statement. This limit does not apply to compensation that satisfies the applicable requirements for the “performance-based compensation” exception (“performance exception”), including approval by stockholders of the material terms of the compensation. In order to qualify for the performance exception, Section 162(m) generally requires that:

•	The compensation must be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised of two or more “outside directors”;

•	The material terms of the performance goals (including the maximum amount of compensation that could be paid to the employee) must be disclosed to and approved by the shareholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have been met prior to payment.

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Section 162(m) contains a special rule for stock options and SARs, which generally provides that stock options and SARs will satisfy the qualified performance-based compensation exception if the awards are made by a qualifying compensation committee, the plan sets forth the maximum number of shares that can be granted to any person within a specified period, the material terms of the plan are disclosed to and approved by the shareholders and the compensation is based solely on an increase in the stock price after the grant date.

The Amended Plan gives the Compensation Committee the ability to grant restricted stock, RSUs, dividend equivalents and performance awards intended to be qualified performance-based awards.

In granting qualified performance-based awards other than stock options and SARs, the Compensation Committee must establish the applicable performance measures within the time allowed by the performance exception and at a time when achievement of the goals is substantially uncertain, and it must certify the achievement of those goals before the vesting or payment of the qualified performance-based awards. In addition, in order to assure that qualified performance-based awards in fact qualify for the performance exception, the Amended Plan provides that (1) except in the event of death, disability or other events permitted by the performance exception, the achievement of the applicable performance goals may not be waived, and (2) awards may not be amended, and the Compensation Committee may not exercise discretionary authority, in a way that would cause the awards to cease to qualify for the performance exemption.

As one of the factors in its decisions regarding grants under and administration of the Amended Plan, the Compensation Committee will consider the anticipated effect of Section 162(m). These effects will depend upon a number of factors, including not only whether the grants qualify for the performance exception, but also the timing of executives’ vesting in or exercise of previously granted equity awards and receipt of other compensation. Furthermore, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control may also affect the deductibility of compensation. For these and other reasons, the Compensation Committee may make grants that do not qualify for the performance exception and Mattel’s tax deductions for those grants may be limited or eliminated as a result of the application of Section 162(m). Further, if grants vest or are paid on an accelerated basis upon a change in control or a subsequent termination of employment, some or all of the value of that acceleration may be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code, which would result in the imposition of a 20 percent federal excise tax on the recipients of the excess parachute payments and a loss of Mattel’s deduction for the excess parachute payments.

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code (“Section 409A”), which was enacted as part of the American Jobs Creation Act in late 2004, substantially changes the federal income tax law applicable to non-qualified deferred compensation, including certain equity-based compensation. The terms and conditions governing any grants that the Compensation Committee determines will be subject to Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or shares of Mattel common stock pursuant thereto, must be set forth in writing, and must comply in all respects with Section 409A. In addition, to the extent any grant is subject to Section 409A, notwithstanding any provision of the Amended Plan to the contrary, the Amended Plan does not permit the acceleration of the time or schedule of any distribution related to such grant, except as permitted by Section 409A.

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Recommendation

The Board believes that the Amended Plan, which continues to provide the ability to link participants’ pay to stockholder returns, is a critical compensation component in Mattel’s ability to attract, retain and motivate employees, non-employee directors and consultants by aligning their interests with the interests of Mattel’s stockholders.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE MATTEL, INC. AMENDED AND RESTATED 2010 EQUITY AND LONG-TERM COMPENSATION PLAN.

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PROPOSAL 4 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 4 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants is not required by our Certificate of Incorporation, our Bylaws, or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification because we believe it is a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Mattel’s best interests and that of our stockholders.

Recommendation

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS MATTEL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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PROPOSAL 5 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

PROPOSAL 5 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has requested that the following proposal be included in this Proxy Statement and has indicated that he intends to bring such proposal before the 2015 Annual Meeting of Stockholders. If Mr. Chevedden (or his “qualified representative” as determined by our Bylaws) is present at the Annual Meeting and properly submits the proposal for a vote, then the proposal will be voted upon at the Annual Meeting. Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of at least 200 shares of Mattel common stock and has advised Mattel that he intends to continue to hold the requisite amount of shares through the date of the 2015 Annual Meeting. Mr. Chevedden’s proposal and his related supporting statement are followed by a recommendation from the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

Stockholder Proposal

Proposal 5 – Independent Board Chairman

Resolved: Shareholders request that the Board of Directors adopt a policy that the Chairman of our Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the company or its CEO is the directorship. Our board would have discretion to deal with existing agreements in implementing this proposal. Our board would have discretion to encourage any person who had contract rights that might delay full implementation of this proposal to voluntarily waive such contract rights for the benefit of shareholders. This policy should allow for policy departure under extraordinary circumstances such as the unexpected resignation of the chair.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. This proposal topic, sponsored by Ray T. Chevedden, won 55% support at Sempra Energy.

A weak or compromised Lead Director is a good argument for adopting an independent board chairman policy. Lead Director Christopher Sinclair had the longest tenure of any of our directors – 18-years. Long-tenure can negatively impact director independence. Mattel’s stock losing 33% of its value in a recent one-year period is another good reason.

Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:

GMI Ratings, an independent investment research firm, gave Mattel a D in executive pay. Bryan Stockton was given $15 million in 2013 Total Summary Pay. Meanwhile Mattel’s stock lost 33% of its value in a recent one-year period. At Mattel unvested equity pay can partially or fully accelerate upon CEO

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PROPOSAL 5 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

termination. Mattel’s accelerated equity vesting allows executives to realize lucrative pay without necessarily having earned it through strong performance. Mattel had not disclosed specific, quantifiable performance objectives for our CEO. There were excessive CEO perks.

Directors with 10 to 16-years long tenure controlled 75% of the votes on our executive pay committee: Michael Dolan, Kathy White Loyd and Andrea Rich. Directors with long tenure also controlled 53% of the votes on our most important board committees. There was not one independent Mattel director who had general expertise in risk management, based on GMI’s standards. Shareholders had the prospect of 12% stock dilution.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman – Proposal 5

Board’s Statement AGAINST Stockholder Proposal

The Board of Directors recommends that stockholders vote AGAINST this stockholder proposal for the following reasons:

Mattel’s Board Leadership Structure Should Be Evaluated Periodically Instead of Dictated by the Proposal’s “One-Size-Fits-All” Approach. Part of Mattel’s directors’ fiduciary duties is to determine that the Board’s leadership structure is appropriate given Mattel’s specific characteristics or circumstances at the time. Accordingly, as discussed above under “The Board of Directors and Corporate Governance – Board Leadership Structure,” Mattel’s governing documents provide the Board with maximum flexibility to select the most appropriate leadership structure for the Company, including, when appropriate, separating the positions of Chairman of the Board and CEO (which the Board has done in the past). We believe that the Company and its stockholders benefit from this flexibility, and that the Board is best positioned to lead this evaluation since the Board has extensive knowledge of the Company’s strategic goals, opportunities and challenges. Thus, we believe that it is important for the Board to continue to determine on a case-by-case basis the most effective leadership structure for Mattel, rather than take the “one-size-fits-all” approach to Board leadership requested by this stockholder proposal. In addition, the Proposal’s “one-size-fits-all” approach is uncommon: according to the Spencer Stuart U.S. Board Index 2014, only 3% of S&P 500 companies reported having a formal policy requiring the separation of the CEO and chair roles, with the majority of other companies deciding their leadership structure on a case-by-case basis.

Mattel’s Current Board Leadership Structure Best Serves Mattel and Its Stockholders. The Board periodically evaluates Mattel’s Board leadership structure and is not committed to one particular leadership structure. The Board most recently conducted this evaluation following the termination of employment of our former Chairman and CEO in January 2015. The Board then named Mr. Sinclair as Chairman and Interim CEO. Mr. Sinclair is an experienced Company leader given his service as the Board’s Independent Lead Director from November 2011 until his appointment as Chairman and Interim CEO in January 2015. The Board believes that at the present time, Mattel and its stockholders are best served by a leadership structure in which a single person serves as Chairman and Chief Executive Officer, counterbalanced by a strong, independent Board led by an independent lead director who has specifically-enumerated powers and specified responsibilities. The Board believes that at the present time this leadership structure promotes continuity and strikes the optimal balance between unified leadership and

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PROPOSAL 5 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

effective independent oversight, as discussed in more detail above under “The Board of Directors and Corporate Governance – Board Leadership Structure.” Moreover, at Mattel’s 2014 Annual Meeting of Stockholders approximately 69% of votes cast opposed a similar stockholder proposal that requested a “one-size-fits-all” approach to the Board’s leadership structure.

Mattel’s Strong Corporate Governance Practices Provide Effective, Independent Board Oversight. Mattel’s Board is committed to good corporate governance and has adopted practices and procedures that promote Board independence and effective oversight of management:

•	All but one director on Mattel’s Board (Mr. Sinclair, our Chairman and Chief Executive Officer) are independent, as defined under Mattel’s and Nasdaq’s director independence standards. Independent directors thus compose 90% of the Board, well above the majority standard required by Nasdaq. As described in their biographies above, the Board’s independent directors possess the relevant business experience and skills to oversee management. This oversight is enhanced by the Board including both experienced members as well as three new independent directors who joined during the last four years. As a result, the average tenure of the independent directors is only approximately seven years.

•	The Audit Committee, the Governance and Social Responsibility Committee, and the Compensation Committee are each composed entirely of independent directors. This entrusts to the independent directors the oversight of critical matters, such as the integrity of Mattel’s financial statements, the evaluation of the Board and its Committees, and the compensation of Mattel’s executive officers. Mr. Sinclair does not serve on any of these Board Committees.

•	The Governance and Social Responsibility Committee annually evaluates each director and recommends to the Board whether each should be nominated for election to a one-year term.

•	The independent directors meet in executive session without the presence of management at least once every quarter.

•	The Board also recognizes the importance of strong independent Board leadership, as discussed above under “The Board of Directors and Corporate Governance – Board Leadership Structure.” Mattel’s Corporate Governance Guidelines require that the independent directors select an independent lead director when the Chairman is not independent. The independent lead director’s responsibilities mirror those typically performed by an independent Chairman and include the following:

–	Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

–	Serves as liaison between the Chairman and the independent directors;

–	Approves information sent to the Board;

–	Approves meeting agendas for the Board;

–	Approves schedules of meetings to assure that there is sufficient time for discussion of all agenda items;

–	Has the authority to call meetings of the independent directors; and

–	If requested by major stockholders, ensures that he is available for consultation and direct communication.

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PROPOSAL 5 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

Mattel’s Executive Compensation Program Incorporates Strong Corporate Governance Practices, Is Voted on Annually by Stockholders and Has Received Overwhelming Support. The stockholder proposal attempts to justify imposing a “one-size-fits-all” approach to Board leadership in part by criticizing Mattel’s executive compensation practices. As discussed in detail under “The Board of Directors and Corporate Governance – Board Committees – Compensation Committee” and “Compensation Disclosure – Compensation Discussion and Analysis” above, we have implemented strong governance standards with respect to executive compensation. Further, at Mattel’s 2014, 2013, 2012 and 2011 Annual Meetings of Stockholders, more than 98%, 96%, 95% and 93%, respectively, of the votes cast voted to approve the compensation provided to Mattel’s named executive officers.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Mattel’s directors and certain of its officers, and persons who own more than 10% of a registered class of Mattel’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Such officers, directors and greater than 10% stockholders are also required to furnish Mattel with copies of all Section 16(a) forms they file.

Based on its review of the copies of all Section 16(a) forms received by it and other information, Mattel believes that with regard to the year ended December 31, 2014, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that with respect to Dirk Van de Put, a director, one late Form 4 was filed regarding the sale of 175 shares of Mattel common stock on July 13, 2012, with respect to Mandana Sadigh, an executive officer, a late Form 4 was filed regarding the grant of 1,626 RSUs on December 12, 2014 and with respect to H. Scott Topham, an executive officer, a late Form 4 was filed regarding the grant of 1,952 RSUs on December 12, 2014.

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ANNUAL MEETING AND VOTING INFORMATION

ANNUAL MEETING AND VOTING INFORMATION

Mattel’s 2015 Annual Meeting of Stockholders will be held on May 21, 2015 at 9:00 a.m. (Los Angeles time) at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California 90266.

The Board is soliciting proxies to be voted at the Annual Meeting. As permitted by the SEC, Mattel is providing most stockholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about April 9, 2015, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access the proxy materials over the Internet to most stockholders, and mail printed copies of the proxy materials to the rest of our stockholders. A similar Notice will be sent by brokers, banks and other nominees to beneficial owners of shares of which they are the record holder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and the 2014 Annual Report. The Notice also instructs you on how you may submit your proxy to vote via the Internet. If you received the Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such printed materials contained in the Notice.

To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Mattel’s transfer agent, Computershare Trust Company, N.A., at 1-888-909-9922.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 21, 2015

This Proxy Statement and our 2014 Annual Report are available on our website at http://investor.shareholder.com/mattel/financials.cfm. This website address contains the following documents: the Notice of the Annual Meeting, this Proxy Statement and our 2014 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who is Entitled to Vote

The Board has set March 27, 2015 as the record date for the Annual Meeting. If you were a stockholder at the close of business on the record date, then you are entitled to receive notice of and to vote at the Annual Meeting.

As of the close of business on the record date, there were 338,340,597 outstanding shares of Mattel common stock held by approximately 29,816 holders of record. At the Annual Meeting, each share of common stock will be entitled to one vote on each matter.

How to Vote if You are the Record Holder of Your Stock

If you are the record holder of your stock, you may submit your proxy to vote via the Internet, by telephone or by mail.

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ANNUAL MEETING AND VOTING INFORMATION

Internet and telephone voting

To submit your proxy via the Internet, follow the instructions on the Notice or go to the Web address stated on your proxy card. To submit your proxy by telephone, call the toll-free number on your proxy card.

Voting by mail

As an alternative to submitting your proxy by telephone or via the Internet, you may submit your proxy by mail. If you received only the Notice, you may follow the procedures outlined in such Notice to request a paper copy of the proxy materials, including a proxy card to submit your proxy by mail.

If you received a paper copy of the proxy materials and wish to submit your proxy by mail, simply mark your proxy card, date, sign and return it in the postage-prepaid envelope. If you do not have the prepaid envelope, please mail your completed proxy card to the following address: Mattel, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

How to Vote if a Bank, Broker or Other Nominee is the Record Holder of Your Stock

If a bank, broker or other nominee was the record holder of your stock on the record date, you will be able to instruct your bank, broker or other nominee on how to vote by following the instructions on the voting instruction form or Notice that you receive from your bank, broker or other nominee.

Broker Voting and Broker Non-Votes

The term “broker non-votes” refers to shares held by a bank, broker or other nominee (for the benefit of its client) that are represented at the Annual Meeting, but with respect to which such bank, broker or nominee has not been instructed to vote by the beneficial holder on a particular proposal and does not have discretionary authority to vote on that proposal. Banks, brokers and nominees do not have discretionary voting authority on certain non-routine matters, including the election of directors, the say-on-pay vote, approval of the Amended and Restated 2010 Equity and Long-Term Compensation Plan, and the stockholder proposal regarding an independent Board Chairman and, accordingly, may not vote on such matters absent instructions from you, as the beneficial holder. Broker non-votes will not be counted in determining the number of votes cast on these non-routine matters. Brokers have discretionary authority to vote on the ratification of Mattel’s auditors. Broker non-votes will be counted for the purpose of determining the presence of a quorum. If you hold your shares in “street name” or through a broker, it is important that you give your broker your voting instructions.

Quorum and How Votes are Counted

In order for there to be a vote on any matter at the Annual Meeting, there must be a quorum. In order to have a quorum, the holders of a majority of the voting power of shares of stock entitled to vote at the Annual Meeting must be present in person or by proxy. In determining whether we have a quorum at the Annual Meeting, we will count shares that are voted as well as abstentions and broker non-votes. If we fail to obtain a quorum at the Annual Meeting, the chair of the Annual Meeting or the holders of a majority of the shares of stock entitled to vote, present in person or by proxy, may adjourn the meeting to another place, date or time.

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ANNUAL MEETING AND VOTING INFORMATION

Votes Required to Elect Directors and Adopt Other Proposals

Election of Directors

Under Mattel’s Bylaws, in any “uncontested election” of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected), as is the case in this election, each director will be elected by the vote of a “majority of the votes cast,” assuming a quorum is present, meaning that the number of votes cast “for” a director’s election must exceed 50% of the total votes cast (“for” plus “against”) with respect to that director’s election. Abstentions and broker non-votes do not count as votes cast “for” or “against” a director’s election and consequently will have no effect on a director’s election.

In accordance with Mattel’s Bylaws, any director nominee who fails to receive a majority of the votes cast for his or her election in an uncontested election will not be elected. Under Delaware law, however, each director holds office until his or her successor is duly elected and qualified. For this reason, any nominee currently serving on the Board who fails to receive a majority of the votes cast for his or her election in an uncontested election will not automatically cease to be a director, but instead will continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified or until his or her earlier resignation or removal. To address this situation, Mattel’s Bylaws provide that if any incumbent nominee is not elected at an annual meeting and no successor has been elected at the annual meeting, that director must tender his or her resignation to the Board promptly following the certification of the election results. The Governance and Social Responsibility Committee will make a recommendation to the Board as to whether or not to accept the tendered resignation. Taking into account the committee’s recommendation, the Board will decide whether to accept the resignation and will publicly announce its decision within 90 days from the date the election results are certified. Any director who tenders his or her resignation will not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation. The committee, in making its recommendation, and the Board, in making its decision, may consider any factors or information that they consider appropriate and relevant. If the Board declines to accept a director’s resignation, that director will continue to serve on the Board until his or her successor is elected and qualified, or until the director’s earlier resignation or removal. If the Board accepts a director’s resignation, then the Board may fill any resulting vacancy or decrease the size of the Board by majority vote of the remaining directors.

Say-on-Pay Vote, Approval of the Amended and Restated 2010 Equity and Long-Term Compensation Plan, Ratification of the Selection of PricewaterhouseCoopers LLP and Stockholder Proposal Regarding Independent Board Chairman

For the advisory say-on-pay vote, approval of the Amended and Restated 2010 Equity and Long-Term Compensation Plan, the ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm and the stockholder proposal regarding an independent Board Chairman, each proposal requires the affirmative vote of the holders of a majority of the votes cast on such proposal, meaning that the number of votes “for” such proposal must exceed 50% of the total votes cast (“for” plus “against”) with respect to that proposal. Abstentions and broker non-votes will not be counted as votes cast “for” or “against” a proposal and consequently will have no effect on the outcome of any of the proposals to be considered at the Annual Meeting.

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ANNUAL MEETING AND VOTING INFORMATION

How Your Proxy Will Be Voted

If you are a record holder and submit your proxy without instructions as to how it is to be voted, the proxy holders identified on the proxy will vote your shares as follows:

•	“FOR” the election as directors of the 10 nominees named in this Proxy Statement;

•	“FOR” proposal 2, the advisory vote to approve our named executive officer compensation (“say-on-pay”);

•	“FOR” proposal 3, the approval of the Amended and Restated 2010 Equity and Long-Term Compensation Plan;

•	“FOR” proposal 4, ratification of Mattel’s independent registered public accounting firm; and

•	“AGAINST” proposal 5, a stockholder proposal regarding an independent Board Chairman.

If you indicate voting instructions when you submit your proxy, the proxy holders will follow your instructions in casting votes.

If you hold your shares through a broker and do not instruct the broker on how to vote your shares on the election of directors, on proposal 2, proposal 3 or proposal 5, your shares will not be voted for the election of any directors and will not be voted on proposal 2, proposal 3 or proposal 5, as applicable, and instead will be considered a broker non-vote as to those proposals. If you do not instruct the broker on how to vote your shares on proposal 4, the broker has discretion to vote your shares on proposal 4.

The Board does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting. If any other matters are properly presented for consideration at the Annual Meeting, then the proxy holders will have discretion to vote on such matters as they see fit. This includes, among other things, considering any motion to adjourn the Annual Meeting to another time and/or place, including for the purpose of soliciting additional proxies for or against a given proposal.

How to Change Your Vote or Revoke Your Proxy

If you are the record holder of your stock, you may revoke your proxy at any time before it is voted by:

•	Delivering to the Secretary of Mattel, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than your proxy;

•	Signing a later-dated proxy relating to the same shares and delivering it to the Secretary of Mattel at or before the taking of the vote at the Annual Meeting;

•	If you submit your proxy by telephone or via the Internet, calling the telephone voting number or visiting the Internet voting site again and changing your voting instructions, up to 8:59 p.m. (Los Angeles time) or 11:59 p.m. (Eastern time) on May 20, 2015 (the business day before the Annual Meeting) or for holders of Mattel common stock in the Mattel, Inc. Personal Investment Plan, up to 8:59 p.m. (Los Angeles time) or 11:59 p.m. (Eastern time) on May 18, 2015 (three business days before the Annual Meeting); or

•	Attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

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ANNUAL MEETING AND VOTING INFORMATION

If you are mailing a written notice of revocation or a later proxy, send it to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012. You may also hand deliver a written notice of revocation or a later-dated proxy to the Secretary of Mattel at the Annual Meeting, at or before the taking of the vote.

If you hold your shares through a broker, you must follow directions received from the broker in order to change your voting instructions or to vote at the Annual Meeting. You need to present a valid proxy from your broker authorizing you to vote your shares at the Annual Meeting.

Admission Policy for Annual Meeting

Mattel restricts admission to the Annual Meeting to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding validly executed proxies from stockholders who held Mattel stock as of or after the close of business on March 27, 2015 and invited guests of Mattel.

You must bring certain documents with you in order to be admitted to the Annual Meeting and to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully, because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of Mattel stock as of the close of business on March 27, 2015. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent, Computershare Trust Company, N.A. (“Computershare”). Many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock as of the close of business on March 27, 2015, please call Computershare at 1-888-909-9922.

If you were a record holder of Mattel common stock as of the close of business on March 27, 2015, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport).

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 27, 2015.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 27, 2015, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you owned shares of Mattel common stock as of the close of business on March 27, 2015.

Examples of proof of ownership include the following: (i) an original or a copy of the voting instruction form from your bank or broker with your name on it, (ii) a letter from your bank or broker stating that you owned Mattel common stock as of the close of business on March 27, 2015, or (iii) a brokerage account statement indicating that you owned Mattel common stock as of the close of business on March 27, 2015.

If you acquired your shares of Mattel common stock at any time after the close of business on March 27, 2015, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

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ANNUAL MEETING AND VOTING INFORMATION

•	Proof that you own shares of Mattel common stock. Examples of proof of ownership include the following:

–	If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (i) a letter from your bank or broker stating that you acquired Mattel common stock after March 27, 2015, or (ii) a brokerage account statement as of a date after March 27, 2015 indicating that you own Mattel common stock; or

–	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation acceptable to Mattel that you bought the stock after March 27, 2015.

If you are a proxy holder for a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 27, 2015, then you must bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 27, 2015; and

•	Valid personal photo identification (such as a driver’s license or passport).

If you are a proxy holder for a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 27, 2015, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 27, 2015; and

•	Valid personal photo identification (such as a driver’s license or passport).

Shares may be voted in person at the Annual Meeting only by (i) the record holder as of the close of business on March 27, 2015 or (ii) a person holding a valid proxy executed by such record holder.

You may not use cameras, recording equipment or other electronic devices during the Annual Meeting.

Householding

The SEC rules permit us to deliver a single set of Mattel’s proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings to Mattel. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. Each record stockholder that receives paper copies of the proxy materials will receive a separate proxy card or voting instruction form. Also, householding will not in any way affect dividend check mailings.

We agree to deliver promptly, upon written or oral request, a separate copy of Mattel’s proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered, at no cost to you. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

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DEADLINE FOR FUTURE PROPOSALS, NOMINATIONS AND RECOMMENDATIONS BY STOCKHOLDERS

DEADLINE FOR FUTURE PROPOSALS, NOMINATIONS AND RECOMMENDATIONS BY STOCKHOLDERS

Stockholder Proposals and Nominations

Any proposal to conduct business (other than nominations) at a meeting of stockholders that a stockholder desires to have included in Mattel’s proxy materials for the 2016 annual meeting of stockholders of Mattel must comply with the applicable rules and regulations of the SEC, including that any such proposal must be received by our Secretary at our principal office no later than December 11, 2015 and must otherwise comply with Rule 14a-8 under the Exchange Act and the applicable procedures set forth in our Bylaws.

Our Bylaws require a stockholder to give advance notice of any proposal to conduct business, or to present a nomination of one or more candidates for election to the Board, that the stockholder wishes to bring before a meeting of our stockholders. In general, for business proposals or nominations to be brought before an annual meeting by a stockholder, written notice of the stockholder proposal or nomination must be received by our Secretary during the period beginning 120 days and ending 90 days before the anniversary of the last annual meeting (no earlier than January 22, 2016 and no later than February 21, 2016). However, if the date of the upcoming annual meeting is more than 30 days before or more than 60 days after the anniversary of the last annual meeting, notice must be received by the Secretary during the period beginning 120 days before the upcoming annual meeting and ending on the later of 90 days before the upcoming annual meeting or 10 days after the first public announcement of such meeting date. This advance notice must set forth:

•	In the case of a nomination of one or more candidates for the Board, certain information set forth in our Bylaws (generally as described below) about both the nominee(s) and the stockholder making the nomination; and

•	In all other cases:

–	A brief description of the business desired to be brought before the meeting, the text of the proposal or business and the reasons for conducting that business at the meeting; and

–	Certain other information set forth in our Bylaws and/or required by law.

If a stockholder desires to have a proposal to conduct business (other than nominations) included in Mattel’s proxy materials for the 2016 annual meeting of our stockholders and desires to have such proposal brought before the same annual meeting, the stockholder must comply with the applicable rules and regulations of the SEC and the applicable procedures set forth in our Bylaws, as described in the two immediately preceding paragraphs. Any required written notices should be sent to:

Secretary, Mail Stop M1-1516

Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245-5012

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DEADLINE FOR FUTURE PROPOSALS, NOMINATIONS AND RECOMMENDATIONS BY STOCKHOLDERS

Recommendations of Director Candidates

Under our Director Nominations Policy, stockholder recommendations of nominees to the Board must also comply with the advance notice requirements in our Bylaws, including the requirement to submit such recommendations within the timeline outlined above. Any such recommendation must include the following information:

•	Candidate Information and Requirements – name, age, business address, residence address, principal occupation, citizenship, the number of shares owned directly or beneficially, written consent to serve as a director if elected, all other information that would be required to be disclosed in a proxy statement under the Exchange Act, a description of any arrangements and material relationships during the past three years between the recommending stockholder and the nominee (or their affiliates or associates or others acting in concert therewith), and a completed and signed questionnaire, representation and agreement as may be required by the Bylaws.

•	Recommending Stockholder Information and Requirements – name, address, the number of shares beneficially owned, and certain representations and other information as may be required by the Bylaws.

Recommendations for director candidates should be sent to:

Governance and Social Responsibility Committee

c/o Secretary, Mail Stop M1-1516

Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245-5012

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OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the Board knows of no business, other than that described in this Proxy Statement, that will be presented for consideration at the Annual Meeting. If any other business comes before the Annual Meeting or any adjournment or postponement thereof, proxy holders may vote their respective proxies at their discretion.

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SOLICITATION OF PROXIES

SOLICITATION OF PROXIES

Mattel will pay the cost of soliciting proxies for the Annual Meeting. We expect that proxies will be solicited principally by mail. Officers and regular employees of Mattel may solicit proxies personally or by telephone, telegraph or special letter, but they will not receive any additional compensation for these efforts.

In addition, Mattel has retained MacKenzie Partners, Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. We estimate the cost of this solicitation to be $20,000, plus out-of-pocket costs and expenses. Representatives of Broadridge Financial Solutions, Inc. will tabulate votes and act as Inspector of Election at this year’s Annual Meeting.

Mattel will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials or the Notice of Internet Availability of Proxy Materials to the beneficial owners of the shares held by them.

By Order of the Board of Directors

Robert Normile

Secretary

El Segundo, California

April 9, 2015

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Investors should not place undue reliance on the forward-looking statements, which speak only as of the date of this Proxy Statement. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are all based on current expectations and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties disclosed in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and in our subsequent periodic reports on Form 10-Q and Form 8-K. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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APPENDIX A

APPENDIX A

MATTEL, INC.

AMENDED AND RESTATED 2010 EQUITY AND

LONG-TERM COMPENSATION PLAN

1. Purpose. The purpose of the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan (the “Plan”) is to promote the interests of Mattel, Inc., a Delaware corporation (“Mattel”), and its stockholders by enabling the Company to offer an opportunity to employees, Outside Directors, and Consultants to receive grants of equity-based and cash-based incentive awards, so as to better attract, retain, and reward them, to align the individual interests of the employees, Outside Directors and Consultants to those of Mattel stockholders and to provide such individuals with an incentive for outstanding performance to generate superior returns to Mattel stockholders.

2. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below.

(a) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with, Mattel, other than a Subsidiary. For purposes of determining eligibility for grants of Non-Qualified Stock Options and Stock Appreciation Rights or whether a Participant has experienced a “separation from service” (as such term is defined and used in Code Section 409A), an Affiliate means a “service recipient” (within the meaning of Code Section 409A); provided that such definition of “service recipient” shall be determined by (a) applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Treasury Regulations Section 1.414(c)-2, and (b) where the use of the following modified definition is based upon legitimate business criteria, by applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Treasury Regulations Section 1.414(c)-2.

(b) “Annual Cash Retainer” has the meaning given in Section 15(b).

(c) “Annual Grant” has the meaning given in Section 14(a).

(d) “Annual Meeting” means an annual meeting of stockholders of Mattel.

(e) “Board” means the Board of Directors of Mattel.

(f) “Business Combination” has the meaning given in Section 18(b)(iii).

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APPENDIX A

(g) “Cause” means (i) “Cause” as defined in the Participant’s Individual Agreement, or (ii) if the Participant does not have an Individual Agreement or if it does not define “Cause,” (A) a Participant’s neglect of significant duties he or she is required to perform or a Participant’s violation of a material Company policy; (B) the commission by a Participant of an act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (C) a Participant’s act or omission in the course of his or her employment which constitutes gross negligence; or (D) willful failure by a Participant to obey a lawful direction of the Board or the Company.

(h) “Change in Control” has the meaning given in Section 18(b), as modified by Section 18(c).

(i) “Code” means the United States Internal Revenue Code of 1986, as amended, the United States Treasury Regulations thereunder and other relevant interpretive guidance issued by the United States Internal Revenue Service or the United States Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(j) “Code Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Code Section 162(m) that is set forth in Code Section 162(m)(4)(C).

(k) “Committee” means the committee designated by the Board to administer the Plan in accordance with Section 3(a) below.

(l) “Common Stock” means the common stock of Mattel, $1.00 par value per share, or any security issued in substitution, exchange, or in lieu thereof.

(m) “Company” means Mattel or any successor corporation, together with its Subsidiaries, as well as any Affiliate that is designated for participation in the Plan pursuant to Section 3(e), collectively or individually as the context requires.

(n) “Consultant” means any consultant or adviser engaged to provide services to the Company or any Subsidiary that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

(o) “Corporate Transaction” has the meaning given in Section 17(a).

(p) “Covered Employee” means any Participant who is or may be a “covered employee” (within the meaning of Code Section 162(m)(3)) in the tax year in which the Company is expected to claim a compensation deduction with respect to any Grant, as determined by the Committee.

(q) “Disability” a Participant’s Severance will be considered to have occurred because of Disability if: (i) in the case of a Participant who was (before his or her Severance) an employee of the Company, there has been a determination that the Participant is permanently disabled and entitled to benefits under the applicable group long-term disability plan of the Company or, if there is no such applicable plan, under any government plan, program or related laws and regulations applicable to the Participant; and (ii) in the case of a Participant who was (before his or her Severance) an Outside Director or other non-employee service provider, the Committee determines that the Participant’s membership on the Board or status as a service provider has terminated as a result of his or her disability. Notwithstanding the foregoing, if a Severance that meets the foregoing definition of Disability is also a Retirement, it shall be treated for all purposes under the Plan as a Retirement and not a Disability. In addition, with respect to an Incentive Stock Option, Disability means a permanent and total disability as defined in Code Section 22(e)(3) and, with respect to all Grants, to the extent Grants are subject to Code Section 409A, “disability” within the meaning of Code Section 409A. For

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the avoidance of doubt, a Severance that occurs by reason of a Participant’s voluntary termination of his or her employment with the Company during his or her Disability shall not be considered to have occurred because of Disability.

(r) “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by Mattel, of the stock of a Subsidiary or Affiliate) or a sale of a division of the Company.

(s) “Dividend Equivalent” means a right, granted pursuant to Section 12, to receive payments, in cash or Common Stock, representing the dividends and other distributions with respect to a specified number of hypothetical shares of Common Stock, as and when such other dividends and other distributions are actually made to holders of Common Stock.

(t) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

(u) “Fair Market Value” means, unless a different method or value is determined by the Committee or required under applicable law, the closing price of the Common Stock on the Nasdaq Stock Market at the close of normal trading hours for that day, or, if the Nasdaq Stock Market is closed on that day, the last preceding day on which the Nasdaq Stock Market was open.

(v) “Free-Standing Stock Appreciation Right” means a Stock Appreciation Right not granted in conjunction with an Option.

(w) “Full-Value Grant” means any Grant other than an Option or Stock Appreciation Right.

(x) “Full-Value Share Debiting Rate” has the meaning given in Section 5(b)(i).

(y) “Grant” means an award of an Option, Restricted Stock, Restricted Stock Units, Stock Appreciation Right, Dividend Equivalents, a Performance Award or unrestricted shares of Common Stock under the Plan. All Grants shall be evidenced by, and subject to the terms of, a written agreement, which agreement may (i) include, in the Company’s discretion, restrictive covenants, where lawful, and (ii) define additional Activities Against the Company’s Interest (within the meaning of Section 19(c)). Any reference herein to an agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.

(z) “Incentive Stock Option” means an option to purchase Common Stock that is specifically designated as an incentive stock option under Code Section 422 and that qualifies as such.

(aa) “Incumbent Board” has the meaning given in Section 18(b)(ii).

(bb) “Individual Agreement” of a Participant means any individual employment or severance agreement between the Company and the Participant or a Company severance arrangement applicable to the Participant.

(cc) “Involuntary Retirement” means the Severance of a Participant that is classified by the Company in its human resources database as an involuntary separation and that qualifies as a Retirement.

(dd) “Mattel” has the meaning given in Section 1 above.

(ee) “Non-Qualified Stock Option” means an option to purchase Common Stock that is specifically designated as not being an Incentive Stock Option or that is designated as an Incentive Stock Option but fails to qualify as such.

(ff) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(gg) “Outside Director” means a director of Mattel who is not also an employee of the Company.

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(hh) “Outstanding Mattel Common Stock” has the meaning given in Section 18(b)(i).

(ii) “Outstanding Mattel Voting Securities” has the meaning given in Section 18(b)(i).

(jj) “Participant” means a person who has received a Grant.

(kk) “Performance Award” means a cash bonus award, stock bonus award, performance award or other incentive award that is paid in cash, shares of Common Stock or a combination of both, awarded under Section 13.

(ll) “Performance Goals” means performance goals established by the Committee in connection with any Grant. In the case of Qualified Performance-Based Grants, (i) such goals shall be based on one or more of the following business criteria with respect to Mattel, any Subsidiary or Affiliate or any of their respective worldwide operations, regional operations, country specific operations and/or subsidiaries, business units, affiliates, corporations, divisions or employees and/or brands, groups of brands or specific brands: net operating profit after taxes (“NOPAT”); NOPAT less a capital charge; return on capital employed; revenue; earnings per share; earnings per share before or after funding for some or all of the Company’s incentive programs; operating profit; operating profit less a charge on one or more of the following items: working capital, inventory or receivables; net income; return on equity; cash flow return on investment; return on invested capital or assets; fair market value of stock; total stockholder return; EBIT; EBITA; EBITDA; OBIT; OBITDA; operating margin, gross margin, cash margin, cash generation; free cash flow; unit volume; market share; sales; asset quality; return on assets; return on operating assets; cost-saving levels; operating income; marketing-spending efficiency; core non-interest income; change in working capital; sales and sales unit volume; and strategic partnerships and transactions and marketing initiatives, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of other companies or to market performance indicators or indices; and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Code Section 162(m) and the regulations promulgated thereunder.

(mm) “Person” has the meaning given in Section 18(b)(i).

(nn) “Plan” means this Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan, as it may be amended or amended and restated from time to time.

(oo) “Program” means any program adopted by the Committee pursuant to the Plan containing the terms and conditions intended to govern a specified type of Grant awarded under the Plan and pursuant to which such type of Grant may be awarded under the Plan.

(pp) “Qualified Performance-Based Grant” means a Grant intended to qualify for the Section 162(m) Exemption, as provided in Section 20.

(qq) “Recapture” has the meaning given in Section 19(a).

(rr) “Rescission” has the meaning given in Section 19(a).

(ss) “Restricted Stock” means shares of Common Stock issued pursuant to Section 11 below that are subject to restrictions on ownership.

(tt) “Restricted Stock Units” means a Grant denominated in hypothetical shares of Common Stock granted pursuant to Section 11 below, to be settled, subject to the terms and conditions of the Restricted Stock Units, either by delivery of shares of Common Stock or by the payment of cash based upon the Fair Market Value of a specified number of shares, or a combination.

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(uu) “Retirement” means the Severance of a Participant who is an employee of the Company or an Outside Director, other than as a result of the Participant’s death or termination by the Company for Cause, at a time when the Participant has (i) attained at least 55 years of age, and (ii) completed at least five Years of Service. Notwithstanding the foregoing, the Committee may establish such other criteria governing the occurrence of a Retirement for purposes of the Plan, in its sole discretion.

(vv) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act and as amended from time to time.

(ww) “Section 16 Officer” means a person or entity that is subject to the provisions of Section 16 of the Exchange Act.

(xx) “Section 409A Grant” has the meaning given in Section 21(d).

(yy) “Severance” of a Participant means (i) for purposes of Grants made to a Participant as compensation for services as an employee of the Company, that the Participant has ceased to be an employee of the Company for any reason, regardless of whether the Participant serves as an other service provider to the Company thereafter; provided, however, that a Participant who continues to serve as an Outside Director immediately after such Participant has ceased to be an employee of the Company shall not be considered to have had a Severance with the Company by reason of such Participant ceasing to be an employee of the Company; (ii) for purposes of Grants made to a Participant as compensation for services as an Outside Director, that the Participant has ceased to be an Outside Director for any reason, and is neither employed by, nor providing services to, the Company in any other capacity; and (iii) for purposes of Grants made to a Participant as compensation for services in any capacity other than as an employee of the Company or an Outside Director, that the Participant has ceased (in the sole and absolute judgment and discretion of the Company) to provide such services, and is neither employed by the Company nor serving as an Outside Director. Severance shall be considered to occur at the close of business on the day on which the applicable relationship to the Company ends, whether or not that day is also the Participant’s last day worked (regardless of whether or not his or her Severance is later found to be invalid or in breach of applicable laws, rules and regulations governing the Participant’s employment or the performance of services or any applicable agreement governing the Participant’s employment or the performance of services) and shall not be extended by any notice period; provided, that the Company may in its sole discretion establish in writing a different date on which a particular Participant’s Severance shall be considered to occur. If a Participant is employed by or providing services to a Subsidiary or Affiliate that ceases to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of a Subsidiary), the relationship of the Participant to the Company as an employee or service-provider, as applicable, shall be considered to have ended as a result of that cessation unless that relationship is transferred to Mattel or one of its continuing Subsidiaries or Affiliates in connection therewith. Notwithstanding the foregoing, with respect to any Grant subject to Code Section 409A (and not exempt therefrom), “Severance” of a Participant means a Participant’s “separation from service” (as such term is defined and used in Code Section 409A).

(zz) “Share Change” has the meaning given in Section 17(a).

(aaa) “Stock Appreciation Right” means a right granted pursuant to Section 8 below to receive a payment in cash, shares of Common Stock or any combination thereof with respect to a specified number of shares of Common Stock equal to the excess of the Fair Market Value of the Common Stock on the date the right is exercised over the exercise price of the Stock Appreciation Right.

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(bbb) “Subsidiary” means any corporation (other than Mattel) in an unbroken chain of corporations beginning with Mattel if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(f).

(ccc) “Substitute Grant” has the meaning given in Section 5(a). Such Substitute Grants shall be on such terms and conditions as the Committee may prescribe, subject to compliance with the Incentive Stock Option requirements of Code Section 422 and the nonqualified deferred compensation requirements of Code Section 409A, where applicable.

(ddd) “Tandem Stock Appreciation Right” means a Stock Appreciation Right granted in conjunction with an Option.

(eee) “Ten Percent Stockholder” means any person who owns (after taking into account the constructive ownership rules of Code Section 424(d)) more than ten percent of the capital stock of Mattel or of any of its Subsidiaries or “parent corporation” (as defined in Code Section 424(e)).

(fff) “Term” means the period of time from the date of grant of an Option or Stock Appreciation Right through the latest date on which it may be exercised, as determined by the Committee.

(ggg) “Termination” has the meaning given in Section 19(a).

(hhh) “2005 Plan” means the Mattel, Inc. 2005 Equity Compensation Plan, as amended.

(iii) “2010 Annual Meeting” means the Annual Meeting that occurs in 2010.

(jjj) “Years of Service” of a Participants shall mean the aggregate period of time, expressed as a number of whole years and fractions thereof, during which the Participant served without interruption as an employee of the Company and/or an Outside Director; provided, that a period of such service before an interruption shall be included in determining Years of Service to the extent such service is recognized under the Company’s applicable general policy with respect to service recognition.

3. Administration.

(a) The Plan shall be administered by the Compensation Committee of the Board, or such other committee of Board members as the Board may designate from time to time (the “Committee”); provided, that the Committee shall at all times have at least three members; that the members of the Committee shall all qualify as “non-employee directors” for purposes of Rule 16b-3 and “outside directors” for purposes of and within the meaning of Code Section 162(m), and shall meet the independence requirements of the listing standards of the Nasdaq Stock Market; and that the Committee may include all members of the Board, if they all meet the foregoing requirements, provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3(a) or otherwise provided in any charter of the Committee.

(b) The Committee may conduct its meetings in person or by telephone. Except to the extent provided in the charter of the Committee, one-third of the members of the Committee shall constitute a quorum, and any action shall constitute the action of the Committee if it is authorized by a majority of the members present at any meeting or by all of the members in writing without a meeting.

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(c) The Committee is authorized to construe and interpret the Plan, the rules and regulations under the Plan, and all Grants under the Plan; and to adopt, amend and rescind rules and procedures relating to the administration of the Plan as, in its opinion, may be advisable in the administration of the Plan; and, except as provided herein, to make all other determinations deemed necessary or advisable under the Plan. All actions of the Committee in connection with the construction, interpretation and administration of the Plan and the Grants shall be final, conclusive, and binding upon all parties.

(d) The Committee may, except to the extent prohibited by its charter, applicable laws or regulations or the listing standards of the Nasdaq Stock Market, allocate all or any portion of its responsibilities and powers to any one or more of its members or to any other person or persons selected by it, including without limitation to the Chief Executive Officer of Mattel. Any such delegation may be limited or indefinite in duration, as the Committee shall determine, but shall be subject to revocation by the Committee, at any time. Notwithstanding the foregoing, the Committee shall not make any delegation of its authority with regard to the granting of Grants to Section 16 Officers, except to the extent permitted by Rule 16b-3, nor shall it delegate its authority with respect to Qualified Performance-Based Grants, except to the extent permitted by the Code Section 162(m) Exemption.

(e) The Committee may, but need not, designate any Affiliate to participate in the Plan.

(f) The Committee, in its sole discretion, shall have the power and authority to adopt one or more Programs under the Plan from time to time containing such terms and conditions as the Committee may determine or deem appropriate in its discretion.

4. Duration of Plan.

(a) The 2010 Equity and Long-Term Compensation Plan is effective as of the date of the 2010 Annual Meeting (the “Effective Date”); the Amended and Restated 2010 Equity and Long-Term Compensation Plan shall be effective as of the date of the Annual Meeting that occurs in 2015, provided that it is approved by Mattel’s stockholders on that date.

(b) Unless terminated earlier pursuant to Section 23, the Plan shall terminate on March 26, 2025, except with respect to Grants then outstanding.

5. Shares Available.

(a) Aggregate Limit. The maximum number of shares of Common Stock for which Grants may be made under the Plan shall be equal to the sum of (x) 77 million shares, (y) the number of shares of Common Stock which as of the Effective Date remain available for issuance under the 2005 Plan and (z) any shares of Common Stock subject to awards outstanding under the 2005 Plan as of the Effective Date which, on or after the Effective Date, are forfeited or otherwise terminate or expire for any reason without the issuance of shares to the holder thereof. The number of shares authorized for grant as Incentive Stock Options shall be no more than the total number of shares authorized for grant under this Section 5(a). The foregoing shall be subject to adjustment as provided below in this Section 5 and in Section 17. Notwithstanding the foregoing, if a Grant (a “Substitute Grant”) is made pursuant to the conversion, replacement or adjustment of outstanding equity awards in connection with any acquisition, merger or other business combination or similar transaction involving the Company, the number of shares available under the Plan shall not be reduced as a result, to the extent the Substitute Grant is permitted without stockholder approval by the listing standards of the Nasdaq Stock Market.

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(b) General Share-Counting Rules.

(i) A Full-Value Grant shall reduce the number of shares available under the Plan by the Full-Value Share Debiting Rate multiplied by the number of shares that are subject to the Grant, and an Option or Stock Appreciation Right shall reduce the number of shares available under the Plan by one share for each share that is subject to the Grant (for the avoidance of doubt, in the event that a Stock Appreciation Right may be settled in shares, the number of shares deemed subject to the Grant for purposes of this sentence shall be the number of shares with respect to which such Stock Appreciation Right may be exercised and not the number of shares that may be distributed in settlement of such exercise). The “Full-Value Share Debiting Rate” means three or such higher number of shares as the Committee may determine from time to time.

(ii) Notwithstanding anything to the contrary contained herein, the following shares of Common Stock shall be counted against the number of shares available under the Plan and shall not be added back to the shares authorized for grant under this Section 5: (A) shares tendered by the Participant in payment of the grant or exercise price of an Option or other Grant, (B) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to a Grant and (C) shares purchased on the open market with the cash proceeds from the exercise of Options. To the extent that the Company grants Restricted Stock, any shares subject to the Restricted Stock repurchased by the Company under Section 11(c)(iii) at the same price paid by the Participant so that such shares are returned to the Company shall again be available for Grants.

(c) Addbacks Relating to Options and Stock Appreciation Rights. If any Option (with or without a Tandem Stock Appreciation Right) or Free-Standing Stock Appreciation Right is forfeited or otherwise terminates or expires without having been exercised, or is settled for cash, the shares subject to that Grant shall again be available for Grants under the Plan. Notwithstanding the provisions of this Section 5, no shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Code Section 422.

(d) Addbacks Relating to Full-Value Grants. To the extent that a Full-Value Grant is forfeited or otherwise terminates or expires without shares having been issued, or is settled for cash, the number of shares available under the Plan shall be increased by three times the number of shares subject to such Full-Value Grant that is forfeited, not issued or is settled in cash (or, in the event that the Full-Value Debiting Rate used for such Full-Value Award to reduce the number of shares available under the Plan was not equal to three, then the number of shares available under the Plan shall be increased by the Full-Value Debiting Rate actually used for such Full-Value Award for such reduction).

(e) Individual Limit. Notwithstanding any provision in the Plan to the contrary, subject to adjustment as provided below in Section 17, the maximum number of shares as to which Grants (i.e., Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Dividend Equivalents, Performance Awards or unrestricted shares of Common Stock) may be made to a single Participant in a single calendar year is five million, and the maximum aggregate amount of cash that may be paid in cash during any calendar year with respect to one or more cash-based Grants payable is $20,000,000. Notwithstanding any provision in the Plan to the contrary, the maximum aggregate grant date fair value of Grants that may be made to a single Outside Director in a single calendar year is $500,000. To the extent required by Section 162(m) of the Code, shares subject to awards which are canceled shall continue to be counted against this limit.

(f) Stock Distributed. Any Common Stock distributed pursuant to a Grant may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

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6. Eligibility. Persons eligible to receive Grants under the Plan shall consist of employees of the Company, Outside Directors, and Consultants. However, Incentive Stock Options may only be granted to individuals who are employees of Mattel or a Subsidiary, and Grants to Outside Directors for service as such shall be made only pursuant to Sections 14 and 15 below.

7. Options.

(a) Grants of Options under the Plan shall be made on such terms and in such form as the Committee may approve, which shall not be inconsistent with the provisions of the Plan, but which need not be identical from Option to Option.

(b) The exercise price per share of Common Stock purchasable under an Option shall be set forth in the Option. Except in the case of Substitute Grants, the per-share exercise price of a Non- Qualified Stock Option shall be no less than 100% of the Fair Market Value of a share of Common Stock on the date of grant, and the per-share exercise price of an Incentive Stock Option, shall be no less than:

(i) 110% of the Fair Market Value of a share of Common Stock on the date of grant in the case of a Ten Percent Stockholder; or

(ii) 100% of the Fair Market Value of a share of Common Stock on the date of grant in the case of any employee who is not a Ten Percent Stockholder.

(c) Except in the case of Substitute Grants, the aggregate Fair Market Value (determined as of the date of grant) of the number of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 or such other limit as may be required by Code Section 422.

(d) The timing and conditions for vesting and/or exercisability of Options shall be determined by the Committee, and may include continued services to the Company for a specified period and/or the achievement of one or more Performance Goals, or such other events or requirements as the Committee may determine.

8. Stock Appreciation Rights.

(a) Stock Appreciation Rights may be granted as Tandem Stock Appreciation Rights in conjunction with all or part of an Option granted under the Plan, or as Free-Standing Stock Appreciation Rights. Tandem Stock Appreciation Rights associated with Non-Qualified Stock Options may be granted either at the time the Non-Qualified Stock Option is granted or thereafter. Tandem Stock Appreciation Rights associated with Incentive Stock Options may be granted only at the time the Incentive Stock Option is granted.

(b) A Tandem Stock Appreciation Right shall have the same exercise price as, and shall vest, be exercisable and terminate, at the same time as the associated Option. The exercise of a Tandem Stock Appreciation Right in whole or in part shall result in the termination of the associated Option to the same extent, and vice versa.

(c) Except in the case of Substitute Grants, the per-share exercise price of a Free-Standing Stock Appreciation Right shall be no less than 100% of the Fair Market Value of a share of Common Stock on the date of grant. The timing and conditions for vesting and/or exercisability of a Free-Standing Stock Appreciation Right shall be determined by the Committee, and may be conditioned upon continued services to the Company and/or the achievement of one or more Performance Goals, or such other events or requirements as the Committee may determine.

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9. Exercise of Options and SARs.

(a) Options and Stock Appreciation Rights shall be exercised by following such procedures as may be established by Mattel from time to time, including through any automated system that Mattel may establish for itself or using the services of a third party, such as a system using an internet website or interactive voice response. Such procedures may be different for different Participants, different groups of Participants, and/or different Grants.

(b) In order to exercise an Option, the holder thereof must make full payment of the exercise price in accordance with such methods as the Committee may approve from time to time. As of the Effective Date, the following methods by which payment may be made are:

(i) cash; and

(ii) by the delivery to Mattel or its designated agent of a written or electronic notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to shares of Common Stock then issuable upon exercise of an Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, that payment of such proceeds is then made to the Company upon settlement of such sale.

(c) The Committee may establish such procedures as it deems appropriate for the exercise of Options and Stock Appreciation Rights (i) by the guardian or legal representative of a Participant who is incapacitated (regardless of whether such incapacity constitutes Disability), and (ii) by a transferee thereof as contemplated by Section 16.

10. Termination of Options and Stock Appreciation Rights; Effect of Severance.

(a) Each Option and Stock Appreciation Right shall terminate not later than the end of its Term. Unless a shorter term is specifically provided for by the Committee, the Term of an Option or Stock Appreciation Right shall end on the tenth anniversary of the date of grant or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, on the fifth anniversary of the date of grant.

(b) Except to the extent the Committee specifically establishes otherwise for an Option or Stock Appreciation Right, subject to Section 19 (including Section 19A) below, and except as otherwise required by an Individual Agreement, the consequences of the Severance of a Participant shall be as follows:

(i) in the case of the Participant’s Severance for Cause, all of the Participant’s then-outstanding Options and Stock Appreciation Rights (whether vested or unvested) shall terminate immediately;

(ii) in the case of the Participant’s Severance as a result of his or her Retirement, death or Disability (A) all of the Participant’s then-outstanding Options and Stock Appreciation Rights that were granted at least six months before the date of Severance shall become fully vested and exercisable immediately, and shall remain exercisable until the earlier of (I) the fifth anniversary of the date of Severance and (II) the end of the applicable Term, (B) all of the Participant’s other then-outstanding vested Options and Stock Appreciation Rights shall remain exercisable until the earlier of (I) the 90th day after the date of the Severance and (II) the end of the applicable Term, and (C) all of the Participant’s other then-outstanding unvested Options and Stock Appreciation Rights shall terminate immediately; and

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(iii) in the case of the Participant’s Severance for any other reason, (A) all of the Participant’s then-outstanding vested Options and Stock Appreciation Rights shall remain exercisable until the earlier of (I) the 90th day after the date of the Severance and (II) the end of the applicable Term, and (B) all of the Participant’s then-outstanding unvested Options and Stock Appreciation Rights shall terminate immediately.

(c) Notwithstanding the foregoing, except to the extent the Committee specifically establishes otherwise for an Option or Stock Appreciation Right and except as otherwise required by an Individual Agreement, the 90-day periods referred to in clauses (ii) and (iii) of Section 10(b) above shall be extended to a two-year period if the Severance occurs during the 24-month period following a Change in Control.

11. Restricted Stock and Restricted Stock Units.

(a) In General. The Committee may issue Grants of Restricted Stock and Restricted Stock Units upon such terms and conditions as it may deem appropriate, which terms need not be identical for all such Grants. The timing and conditions for vesting of such Grants shall be determined by the Committee, and may include continued services to the Company for a specified period and/or the achievement of one or more Performance Goals, or such other events or requirements as the Committee may determine.

(b) Restricted Stock in General. Restricted Stock may be sold to Participants, or it may be issued to Participants without the receipt of any consideration, to the extent permitted by applicable laws and regulations. If the Participant is required to give any consideration, the payment shall be in the form of cash or such other form of consideration as the Committee shall deem acceptable, such as the surrender of outstanding shares of Common Stock owned by the Participant. A Participant may not assign or alienate his or her interest in the shares of Restricted Stock prior to vesting. Otherwise, the Participant shall have all of the rights of a stockholder of Mattel with respect to the Restricted Stock, including the right to vote the shares and to receive any dividends. However, the Committee may make any and all dividends and distributions with respect to Restricted Stock subject to vesting conditions, which may be the same as or different from the vesting conditions applicable to the underlying Restricted Stock.

(c) Consequences of Severance for Restricted Stock. Except to the extent the Committee specifically establishes otherwise for a Grant of Restricted Stock, subject to Section 19 (including Section 19A) below, and except as otherwise required by an Individual Agreement, the consequences of the Severance of a Participant shall be as follows:

(i) in the case of the Participant’s Severance as a result of his or her death or Disability, all of the Participant’s then-outstanding unvested Restricted Stock that was granted at least six months before the date of Severance shall be immediately vested and all of the Participant’s other then-outstanding unvested Restricted Stock shall be immediately forfeited; and

(ii) in all other cases, all of the Participant’s then-outstanding unvested Restricted Stock shall be immediately forfeited.

(iii) to the extent a price was paid by the Participant for the Restricted Stock, upon the Participant’s Severance during the restriction period of the Restricted Stock, the Company shall have the right to repurchase from the Participant any unvested Restricted Stock then subject to restrictions at a cash price equal to the price per share paid by the Participant for such Restricted Stock, or such other amount as may be specified in the applicable Program or Restricted Stock agreement.

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(d) Restricted Stock Units. A Participant may not assign or alienate his or her interest in Restricted Stock Units, and shall not have any of the rights of a stockholder of Mattel with respect to the Restricted Stock Units unless and until shares of Common Stock are actually delivered to the Participant in settlement thereof. Except to the extent the Committee establishes otherwise for a Grant of Restricted Stock Units, each Restricted Stock Unit shall be settled no later than the fifteenth day of the third month after the end of the calendar year in which such Restricted Stock Unit ceases to be subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. To the extent that settlement of a Restricted Stock Unit is at a later date, the terms and conditions of the Restricted Stock Unit shall be established and interpreted in accordance with Section 21 below.

(e) Consequences of Severance for Restricted Stock Units. Except to the extent the Committee specifically establishes otherwise for a Grant of Restricted Stock Units, subject to Section 19 (including Section 19A) below, and except as otherwise required by an Individual Agreement, the consequences of the Severance of a Participant shall be as follows:

(i) in the case of the Participant’s Severance for Cause, all of the Participant’s then-outstanding unvested Restricted Stock Units shall be immediately forfeited;

(ii) in the case of the Participant’s Severance as a result of his or her Involuntary Retirement, death or Disability, all of the Participant’s then-outstanding unvested Restricted Stock Units that were granted at least six months before the date of Severance shall be immediately vested and settled in cash or Common Stock, as provided in the terms thereof; and

(iii) in all other cases, all of the Participant’s then-outstanding unvested Restricted Stock Units shall be immediately forfeited.

12. Dividend Equivalents. The Committee may include Dividend Equivalents on shares of Common Stock that are subject to Grants, and may make separate Grants of Dividend Equivalents with respect to a specified number of hypothetical shares. Notwithstanding the foregoing, Dividend Equivalents may not be granted or paid with respect to shares of Common Stock that are subject to Grants of Options or Stock Appreciation Rights. In addition, Dividend Equivalents with respect to a Grant with performance-based vesting that are based on dividends paid prior to the vesting of such Grant shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Grant vests. The Committee shall specify in the Grant such terms as it deems appropriate regarding the Dividend Equivalents, including when and under what conditions the Dividend Equivalents shall be paid, whether any interest accrues on any unpaid Dividend Equivalents, and whether they shall be paid in cash or in shares of Common Stock or a combination thereof. In the case of Dividend Equivalents that are part of other Grants, the Committee may specify that they are payable currently or only when the Grant vests. Unless the Committee otherwise specifies in the Grant, Dividend Equivalents shall be paid to the Participant at least annually, not later than the fifteenth day of the third month following the end of the calendar year in which the Dividend Equivalents are credited (or, if later, the fifteenth day of the third month following the end of the calendar year in which the Dividend Equivalents are no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A). Any Dividend Equivalents that are accumulated and paid after the date specified in the preceding sentence may be treated separately from the right to other amounts under the Grant.

13. Performance Awards.

(a) The Committee is authorized to grant Performance Awards and to determine whether such Performance Awards shall be a Qualified Performance-Based Grant. The value of Performance Awards

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may be linked to any one or more of the Performance Goals or other specific criteria determined by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Performance Awards may be paid in cash, shares of Common Stock, or a combination of both, as determined by the Committee.

(b) Without limiting Section 13(a), the Committee may grant Performance Awards in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such bonuses paid to a Participant which are intended to be Qualified Performance-Based Grants shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Section 20.

(c) With respect to Performance Awards in the form of a cash bonus payable upon the attainment of objective Performance Goals, the Committee shall have the right to reduce (but not to increase) or eliminate the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the performance period, in determining the amount earned pursuant to such Performance Award.

14. Outside Directors. Grants may be made to Outside Directors only in accordance with this Section 14 and Section 15(b). The terms and conditions of Grants to Outside Directors shall be the same as those provided for elsewhere in the Plan, except as specifically provided otherwise in this Section 14.

(a) Effective on the date of each Annual Meeting, each Outside Director shall receive a Grant (the “Annual Grant”) of (i) Non-Qualified Stock Options and/or (ii) Restricted Stock, and/or (iii) Restricted Stock Units as determined by the Committee or the Board pursuant to the written Summary of Compensation of the Non-Employee Members of the Board of Directors, or any successor summary or policy.

(b) Each Option granted to an Outside Director pursuant to this Section 14 shall have a per-share exercise price equal to the Fair Market Value of a share of Common Stock on the date of grant. The applicable Outside Director’s Option agreement shall govern the treatment of Annual Grants of Options upon an Outside Director’s Severance.

(c) The applicable Outside Director’s Restricted Stock agreement and Restricted Stock Unit agreement shall govern the treatment of Annual Grants of Restricted Stock and Restricted Stock Units, respectively, upon an Outside Director’s Severance.

(d) As of the Effective Date, (i) Grants made to Outside Directors pursuant to this Section 14 shall be in lieu of all future Grants to Outside Directors under Section 13 of the 2005 Plan, and (ii) the provisions of this Section 14 shall replace and supersede the relevant provisions of Section 13 of the 2005 Plan.

15. Bonus Grants and Grants in Lieu of Compensation.

(a) The Committee is authorized to grant shares of Common Stock as a bonus, or to make Grants in lieu of Company obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements. Such grants shall be upon such terms and conditions as the Committee may deem appropriate.

(b) Each Outside Director shall be eligible to be granted shares of Common Stock in lieu of all or a portion of his or her annual cash retainer fee for service on the Board (“Annual Cash Retainer”), subject to the following terms and conditions.

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(i) An Outside Director who has timely elected in advance, in accordance with the policies and procedures adopted by Mattel from time to time, to receive shares of Common Stock in lieu of all or a portion of such Outside Director’s Annual Cash Retainer with regard to a given year shall be granted shares of Common Stock on the date the Annual Cash Retainer would have otherwise been paid by Mattel to the Outside Director. Such an election by the Outside Director shall be irrevocable with respect to the Annual Cash Retainer for such year.

(ii) The number of shares of Common Stock granted pursuant to this Section 15(b) shall be the number of whole shares of Common Stock equal to the amount of the Outside Director’s Annual Cash Retainer which the Outside Director has elected pursuant to clause (i) above to be payable in shares of Common Stock, divided by the Fair Market Value per share on the date of grant.

16. Non-transferability of Grants.

(a) No Option or Free-Standing Stock Appreciation Right shall be transferable by a Participant other than (i) upon the death of the Participant, or (ii) in the case of a Non-Qualified Stock Option or Free-Standing Stock Appreciation Right, as otherwise expressly permitted by the Committee; provided, however, that in no event may an Option or Free-Standing Stock Appreciation Right be transferable for consideration absent stockholder approval. A Tandem Stock Appreciation Right shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of the Plan, only by the applicable Participant, the guardian or legal representative of such Participant as provided in Section 9(c), or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 16(a), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, that references to employment or other provision of services to the Company (such as the terms “Disability,” “Retirement” and “Severance”) shall continue to refer to the employment of, or provision of services by, the original Participant.

(b) No other Grant shall be transferable except as specifically provided in the Grant; provided, however, that in no event may a Grant be transferable for consideration absent stockholder approval.

(c) The Company may establish such procedures for making beneficiary designations or such other rules and procedures as may be appropriate under applicable laws and regulations for the treatment of Grants upon the death of a Participant.

17. Adjustments.

(a) In the event of (i) a stock dividend, declaration of an extraordinary cash dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of Mattel (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting Mattel or any of its Subsidiaries or Affiliates (each, a “Corporate Transaction”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of shares of Common Stock or other securities reserved for Grants under the Plan, (B) the limitations set forth in Sections 5(a) and 5(e), (C) the number and kind of shares or other securities subject to outstanding Grants, (D) the exercise price of outstanding Options and Stock Appreciation Rights.

(b) In the case of Corporate Transactions, the adjustments pursuant to Section 17(a) may include, without limitation, (1) the cancellation of outstanding Grants in exchange for payments of cash,

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property or a combination thereof having an aggregate value equal to the value of such Grants, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of Mattel and securities of entities other than Mattel) for the shares subject to outstanding Grants; and (3) in connection with any Disaffiliation, arranging for the assumption of Grants, or replacement of Grants with new awards based on other property or other securities (including, without limitation, other securities of Mattel and securities of entities other than Mattel), by the affected Subsidiary or Affiliate by the entity that controls the affected Subsidiary, Affiliate or division following such Disaffiliation (as well as any corresponding adjustments to Grants that remain based upon Company securities).

(c) Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 17(a) to Grants that are considered “deferred compensation” within the meaning of Code Section 409A shall be made in compliance with the requirements of Code Section 409A; (ii) any adjustments made pursuant to Section 17(a) to Grants that are not considered “deferred compensation” subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Grants either (A) continue not to be subject to Code Section 409A or (B) comply with the requirements of Code Section 409A; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 17(a) to the extent the existence of such authority would cause a Grant that is not intended to be subject to Code Section 409A at the time of Grant to be subject thereto.

18. Effect of Change in Control.

(a) In the event of a Change in Control, except to the extent the Committee specifically establishes otherwise for a particular Grant, and except as provided in an Individual Agreement, Program or in Section 18(c) and Section 19 (including Section 19A), (i) if the Committee reasonably determines in good faith, prior to the occurrence of the Change in Control, that any Grant will not be assumed, or new rights that substantially preserve the terms of such Grant will not be substituted therefor, by the Participant’s employer (or the direct or indirect parent entity of the employer) immediately following the Change in Control, then any such Option or Stock Appreciation Right then outstanding shall vest and be fully exercisable as of the date of the Change in Control, any such Grant of Restricted Stock or Restricted Stock Units then outstanding shall be fully vested as of the date of the Change in Control, and any such Grant of Restricted Stock Units shall be settled immediately (in cash or Common Stock, determined in the manner provided for in the terms thereof, but subject to Section 17) and (ii) if the Committee reasonably determines in good faith, that a Grant has been assumed or new rights that substantially preserve the terms of such Grant have been substituted therefor, by the Participant’s employer (or the direct or indirect parent entity of the employer) immediately following the Change in Control, then, in the event that the Participant incurs a Severance by the Company without Cause within the 24-month period immediately following the Change in Control, then, any such Grant of Options or Stock Appreciation Rights outstanding as of immediately prior to the Participant’s Severance shall become fully vested and exercisable as of the date of such Severance and remain exercisable until the earlier of (i) the second anniversary of the Severance and (ii) the end of the

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applicable Term, any such Grant of Restricted Stock or Restricted Stock Units outstanding as of immediately prior to the Participant’s Severance shall be fully vested as of the date of such Severance, and any such Grant of Restricted Stock Units shall be settled immediately upon such Severance (in cash or Common Stock, determined in the manner provided for in the terms thereof, but subject to Section 17).

(b) “Change in Control” means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding shares of Common Stock (the “Outstanding Mattel Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of Mattel entitled to vote generally in the election of directors (the “Outstanding Mattel Voting Securities”); provided, that for purposes of this subsection (i), the following shall not constitute a Change in Control: (1) any acquisition directly from Mattel, (2) any acquisition by Mattel or any corporation controlled by Mattel, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Mattel or any corporation controlled by Mattel, (4) any acquisition by a Person of 35% or more of either the Outstanding Mattel Common Stock or the Outstanding Mattel Voting Securities as a result of an acquisition of Common Stock by Mattel which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares beneficially owned by such Person to 35% or more of either the Outstanding Mattel Common Stock or the Outstanding Mattel Voting Securities; provided, that if a Person shall become the beneficial owner of 35% or more of either the Outstanding Mattel Common Stock or the Outstanding Mattel Voting Securities by reason of a share acquisition by Mattel as described above and shall, after such share acquisition by Mattel, become the beneficial owner of any additional shares of Common Stock, then such acquisition shall constitute a Change in Control or (E) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 18(b); or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Mattel’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation by Mattel of a reorganization, merger or consolidation or sale or other deposition of all or substantially all of the assets of Mattel or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Mattel Common Stock and Outstanding Mattel Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Mattel or all or substantially all of Mattel’s assets either

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directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Mattel Common Stock and Outstanding Mattel Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of Mattel or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of Mattel of a complete liquidation or dissolution of Mattel.

(c) Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Grant that provides for the deferral of compensation and is subject to Code Section 409A, the transaction or event described in Section 18(b) with respect to such Grant must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

19. Termination, Rescission and Recapture.

(a) Each Grant under the Plan is intended to align the Participant’s long-term interests with the long-term interests of the Company. If a Participant engages in certain activities discussed below, either during employment with the Company or after such employment terminates for any reason, the Participant is acting contrary to the long-term interests of the Company. Accordingly, except as otherwise expressly provided in the Grant or as otherwise required by an Individual Agreement or Program, Mattel may terminate any outstanding, unexercised, unexpired, unpaid, or deferred Grant (“Termination”), rescind any exercise, payment or delivery pursuant to the Grant (“Rescission”) or recapture any cash or any Common Stock (whether restricted or unrestricted) or proceeds from the Participant’s sale of Common Stock acquired pursuant to the Grant (“Recapture”), as more fully described below.

(b) Each Participant shall comply with any agreement or undertaking regarding inventions, intellectual property rights, and/or proprietary or confidential information or material that the Participant signed or otherwise agreed to in favor of the Company.

(c) A Participant will be acting contrary to the long-term interests of the Company if, during the restricted period set forth below, a Participant engages in any of following activities in, or directed into, any State, possession or territory of the United States of America or any country in which the Company operates, sells products or does business:

(i) while employed by the Company, the Participant renders services to or otherwise directly or indirectly engages in or assists, any organization or business that is or is working to become competitive with the Company;

(ii) while employed by the Company or at any time thereafter, the Participant (A) uses any confidential information or trade secrets of the Company to render services to or otherwise engage in or assist any organization or business that is or is working to become competitive with the Company or (B) solicits away or attempts to solicit away any customer or supplier of the Company if in doing so, the Participant uses or discloses any of the Company’s confidential information or trade secrets; or

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(iii) while employed by the Company or during a period of one year thereafter, the Participant solicits or attempts to solicit any non-administrative employee of the Company to terminate employment with the Company or to perform services for any organization or business that is or is working to become competitive with the Company.

The activities described in this Section 19(c) (and any additional activities as may be set forth in a Participant’s Grant, Individual Agreement or Program) are collectively referred to as ‘Activities Against the Company’s Interest.’

(d) If Mattel determines, in its sole and absolute discretion, that: (i) a Participant has violated any of the requirements set forth in Section 19(b) above or (ii) a Participant has engaged in any Activities Against the Company’s Interest (the date on which such violation or activity first occurred being referred to as the ‘Trigger Date’), then Mattel may, in its sole and absolute discretion, impose a Termination, Rescission and/or Recapture of any or all of the Participant’s Grants or the proceeds received by the Participant therefrom, provided that such Termination, Rescission and/or Recapture shall not apply to a Full-Value Grant to the extent that both of the following occurred earlier than six months prior to the Trigger Date: (A) such Full-Value Grant vested and (B) Common Stock was delivered and/or cash was paid pursuant to such Full-Value Grant; and provided, further, that such Termination, Rescission and/or Recapture shall not apply to an Option or a Stock Appreciation Right to the extent that such Option or Stock Appreciation Right was exercised earlier than six months prior to the Trigger Date. Within ten days after receiving notice from Mattel that Rescission or Recapture is being imposed on any Grant, the Participant shall deliver to Mattel the cash or shares of Common Stock acquired pursuant to such Grant, or, if Participant has sold such Common Stock, the gain realized, or payment received as a result of the rescinded exercise, payment, or delivery; provided, that if the Participant returns Common Stock that the Participant purchased pursuant to the exercise of an Option (or the gains realized from the sale of such Common Stock), Mattel shall promptly refund the exercise price, without earnings, that the Participant paid for the Common Stock. Any payment by the Participant to Mattel pursuant to this Section 19(d) shall be made either in cash or by returning to Mattel the number of shares of Common Stock that the Participant received in connection with the rescinded exercise, payment, or delivery. It shall not be a basis for Termination, Rescission or Recapture if after a Participant’s Severance, the Participant purchases, as an investment or otherwise, stock or other securities of such an organization or business, so long as (i) such stock or other securities are listed upon a recognized securities exchange or traded over-the-counter, and (ii) such investment does not represent more than a five percent equity interest in the organization or business.

(e) Upon exercise of an Option or Stock Appreciation Right or payment or delivery of cash or Common Stock pursuant to a Grant, the Participant shall, if requested by the Company, certify on a form acceptable to Mattel that he or she is in compliance with the terms and conditions of the Plan and, if a Severance has occurred, shall state the name and address of the Participant’s then-current employer or any entity for which the Participant performs business services and the Participant’s title, and shall identify any organization or business in which the Participant owns a greater-than-five-percent equity interest.

(f) Notwithstanding the foregoing provisions of this Section 19, Mattel has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by a particular Participant or Grant shall not in any way reduce or eliminate Mattel’s authority to require Termination, Rescission and/or Recapture with respect to any other act or Participant or Grant.

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(g) Nothing in this Section 19 shall be construed to impose obligations on any Participant to refrain from engaging in lawful competition with the Company after the termination of employment.

(h) All administrative and discretionary authority given to Mattel under this Section 19 shall be exercised by the most senior human resources executive of Mattel or such other person or committee (including without limitation the Committee) as the Committee may designate from time to time.

(i) Notwithstanding any provision of this Section 19, if any provision of this Section 19 is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Section 19 is illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law.

(j) Notwithstanding the foregoing, this Section 19 shall not be applicable: (i) to any Participant who at no time is an employee of the Company; (ii) to any Grant made to a Participant for services as an Outside Director or in any capacity other than an employee of the Company; or (iii) to any Participant from and after his or her Severance if such Severance occurs within the 24-month period after a Change in Control.

19A. Compensation Recovery Policy. Notwithstanding any provision in the Plan to the contrary, Grants under this Plan shall be subject to the terms and conditions of the Mattel, Inc. Compensation Recovery Policy, as may be amended from time to time, to the extent applicable. This Section 19A shall apply only to Grants made on or after August 29, 2013 or Grants with a performance period or, in the case of long-term incentive equity awards, a performance cycle that commences on or after August 29, 2013.

20. Code Section 162(m).

(a) The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted to Covered Employees qualify for the Code Section 162(m) Exemption, and all such Grants shall therefore be considered Qualified Performance-Based Grants, and the Plan shall be interpreted and operated consistent with that intention. When granting any Grant other than an Option or Stock Appreciation Right, the Committee may designate such Grant as a Qualified Performance-Based Grant, in which event the terms of such Grant (and of the grant thereof) shall comply with the requirements for the Code Section 162(m) Exemption.

(b) Each Qualified Performance-Based Grant (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate, and no Qualified Performance-Based Grant may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Grant under the Plan, in any manner that would cause the Qualified Performance-Based Grant to cease to qualify for the Code Section 162(m) Exemption; provided, that (i) the Committee may provide, either in connection with the grant of the applicable Grant or by amendment thereafter, that achievement of such Performance Goals will be waived upon the death or Disability of the Participant (or under any other circumstance with respect to which the existence of such possible waiver will not cause the Grant to fail to qualify for the Code Section 162(m) Exemption), and (ii) the provisions of Section 18 shall apply notwithstanding this Section 20(b).

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21. Code Section 409A.

(a) It is the intention of Mattel that no Grant shall be “nonqualified deferred compensation” subject to Code Section 409A, unless and to the extent that the Committee specifically determines otherwise as provided below, and the Plan and the terms and conditions of all Grants shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Section 409A. The Company shall have no liability to any Participant or otherwise if the Plan or any grant, vesting, exercise or payment of any Grant hereunder are subject to the additional tax and penalties under Code Section 409A. Notwithstanding any other provision of the Plan to the contrary, with respect to any Grant that is subject to Code Section 409A, if a Participant is a “specified employee” (as such term is defined in Code Section 409A and as determined by the Company) as of the Participant’s Severance, any payments (whether in cash, Common Stock or other property) to be made with respect to the Grant upon the Participant’s Severance will be accumulated and paid (without interest) on the earlier of (i) first business day of the seventh month following the Participant’s “separation from service” (as such term is defined and used in Code Section 409A) or (ii) the date of the Participant’s death.

(b) The terms and conditions governing any Grants that the Committee determines will be subject to Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or shares of Common Stock pursuant thereto and any rules regarding treatment of such Grants in the event of a Change in Control, shall be set forth in writing, and shall comply in all respects with Code Section 409A. Additionally, to the extent any Grant is subject to Code Section 409A, notwithstanding any provision of the Plan to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Grant, except as permitted by Code Section 409A.

(c) Notwithstanding any other provision of the Plan to the contrary, if a Change in Control occurs that is not a “change in control event” within the meaning of Code Section 409A, and payment or distribution of a Grant that is “nonqualified deferred compensation” subject to Code Section 409A would otherwise be made or commence on the date of such Change in Control (pursuant to the Plan, the Grant or otherwise), (i) the vesting of such Grant shall accelerate in accordance with the Plan and the Grant, (ii) such payment or distribution shall not be made or commence prior to the earliest date on which Code Section 409A permits such payment or distribution to be made or commence without additional taxes or penalties under Code Section 409A, and (iii) in the event any such payment or distribution is deferred in accordance with the immediately preceding clause (ii), such payment or distribution that would have been made prior to the deferred payment or commencement date, but for Code Section 409A, shall be paid or distributed on such earliest payment or commencement date, together, if determined by the Committee, with interest at the rate established by the Committee.

(d) Any deferral election provided to the Company or the Participant under or with respect to any Grant that constitutes, or provides for, a deferral of compensation subject to Code Section 409A (a “Section 409A Grant”) shall satisfy the requirements of Code Section 409A(a)(4)(B) and the Treasury Regulations promulgated thereunder, to the extent applicable, and any such deferral election with respect to compensation for services performed during a taxable year shall be made not later than the close of the preceding taxable year, or by such later date as may be permitted by Code Section 409A and the Treasury Regulations promulgated thereunder.

(e) In the event that a Section 409A Grant permits, under a subsequent election by the Company or the Participant, a delay in a distribution or payment of any shares of Common Stock or other property or amounts under such Section 409A Grant, or a change in the form of distribution or payment, such

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subsequent election shall satisfy the requirements of Code Section 409A(a)(4)(C) and the Treasury Regulations promulgated thereunder.

22. Notice of Disqualifying Disposition. A Participant must notify Mattel if the Participant makes a disqualifying disposition of Common Stock acquired pursuant to the exercise of an Incentive Stock Option granted under the Plan.

23. Amendments; Termination; Replacements; No Repricing.

(a) The Board may at any time amend or terminate the Plan. However, no amendment or termination of the Plan may affect an outstanding Grant, except as permitted by Section 23(b) or (c). Furthermore, stockholder approval of an amendment of the Plan shall be required to the extent that (i) the amendment would affect Section 23(e) of the Plan or (ii) the listing standards of the Nasdaq Stock Market require such approval.

(b) The Committee may adopt special rules, procedures, definitions and other provisions under the Plan, special amendments to Plan provisions, and sub-plans for purposes of complying with applicable local laws and regulations, which may be applicable to specified Grants and/or to specified Participants, as it deems appropriate in its discretion to comply with applicable local laws and regulations, and to otherwise take into account the effects of, and deal appropriately with, local laws, regulations and practices; provided, that none of the foregoing shall alter the rules regarding the shares available under the Plan set forth in Section 5, eligibility for Grants as set forth in Section 6, and the requirement that the per-share exercise price of Options and Stock Appreciation Rights generally be not less than 100% of the Fair Market Value on the date of grant set forth in Sections 7(b) and 8(c).

(c) The Board or the Committee may unilaterally modify the terms of any outstanding Grant; provided, that no such modification may be made that would impair the rights of the Participant holding the Grant without his or her consent, except to the extent the modification is made to cause the Plan or Grant to comply with applicable laws or regulations, stock exchange rules or accounting rules.

(d) Subject to Section 23(e) below, at any time before a Change in Control, the Board or the Committee may cancel any outstanding Grant and replace it with a new Grant having a reasonably equivalent value.

(e) Notwithstanding any other provision of this Plan, except as permitted by Section 17 (or an exemption therefrom) and with the approval of Mattel’s stockholders, (i) in no event may any Option or Stock Appreciation Right be modified by reducing its exercise price, (ii) in no event may any Option or Stock Appreciation Right be cancelled and replaced with a new Option or Stock Appreciation Right with a lower exercise price, and (iii) in no event may any Option or Stock Appreciation Right be cancelled in exchange for cash or another Grant when the Option or Stock Appreciate Right per share exercise price exceeds the Fair Market Value of the underlying share of Common Stock.

24. Tax Withholding. Participants shall be required to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes (or similar amounts due to any governmental or regulatory body) of any kind (if any) that are required by applicable laws or regulations to be withheld with respect to Grants. Unless otherwise determined by the Company, or as may be otherwise required by applicable laws or regulations, any such withholding obligations may be settled with Common Stock, including Common Stock that is part of the Grant that gives rise to the withholding requirement; provided, however, that not more than the legally required minimum

Mattel, Inc. 2015 Proxy Statement	A-21

APPENDIX A

withholding, unless higher withholding is permissible without adverse accounting consequences, may be settled with Common Stock. The obligations of the Company under the Plan shall be conditional on such payment or arrangements (to the extent applicable), and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

25. No Additional Rights.

(a) Neither the adoption of the Plan nor the granting of any Option or Restricted Stock shall:

(i) affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law; or

(ii) confer upon any Participant the right to continue performing services for the Company, nor shall it interfere in any way with the right of the Company to terminate the services of any Participant at any time, with or without cause, or to change all other terms and conditions of employment or engagement.

(b) No Participant shall have any rights as a stockholder with respect to any shares covered by a Grant until the date a certificate has been delivered to the Participant or book entries evidencing such shares have been recorded by the Company or its transfer agent following the exercise of an Option or the receipt of Restricted Stock.

26. Securities Law Restrictions.

(a) No securities shall be issued under the Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal, state, local and foreign securities laws.

(b) The Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.

(c) Certificates or book entries evidencing shares of Common Stock delivered under the Plan may be subject to such restrictions as the Committee may deem advisable. The Committee may cause a legend to be placed on the certificates or book entries to refer to those restrictions.

(d) All transactions involving Grants and all transactions pursuant to the Plan are subject to Mattel’s Insider Trading Policy or any similar or successor policy.

27. Indemnification. To the maximum extent permitted by law, Mattel shall indemnify each member of the Committee and of the Board, as well as any other employee of the Company with duties under the Plan, against expenses (including any amount paid in settlement) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual’s duties under the Plan, unless the losses are due to the individual’s gross negligence or lack of good faith. The Company will have the right to select counsel and to control the prosecution or defense of the suit. The Company will not be required to indemnify any person for any amount incurred through any settlement unless Mattel consents in writing to the settlement.

28. Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have employees, Outside Directors or Consultants, or in order to comply with the

A-22	Mattel, Inc. 2015 Proxy Statement

APPENDIX A

requirements of any foreign securities exchange or other law, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which employees, Outside Directors or Consultants outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Grant to such individuals outside the United States to comply with law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 5 or the individual limits contained in Section 5(e); and (e) take any action, before or after a Grant is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

29. Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

To signify its adoption of the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan, Mattel has caused its execution.

MATTEL, INC., a Delaware corporation

Alan Kaye
Executive Vice President and Chief Human
Resources Officer
Date:

Mattel, Inc. 2015 Proxy Statement	A-23

MATTEL
MATTEL, INC.
333 CONTINENTAL BLVD.
EL SEGUNDO, CA 90245-5012
VOTE BY INTERNET - www.proxyvote.com
Use the Internet for electronic delivery of information and to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or, for PIP Shares, until the PIP Shares Special Voting Cut-Off Date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. See reverse side for information on voting PIP Shares.
VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or, for PIP Shares, until the PIP Shares Special Voting Cut-Off Date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, on or before May 18, 2015 or the PIP Shares Special Voting Cut-Off Date.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Mattel, Inc. in mailing proxy materials, you can consent to receiving all future proxy materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M90418-P58229
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
MATTEL, INC.
The Board of Directors recommends a vote “FOR” all nominees listed.
1. Election of Directors.
Nominees:
For Against Abstain
1a. Michael J. Dolan
1b. Trevor A. Edwards
1c. Dr. Frances D. Fergusson
1d. Ann Lewnes
1e. Dominic Ng
1f. Vasant M. Prabhu
1g. Dean A. Scarborough
1h. Christopher A. Sinclair
1i. Dirk Van de Put
1j. Kathy White Loyd
The Board of Directors recommends a vote “FOR” Proposal 2.
For Against Abstain
2. Advisory vote to approve named executive officer compensation, as described in the Mattel, Inc. Proxy Statement.
The Board of Directors recommends a vote “FOR” Proposal 3.
3. Approval of the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan.
The Board of Directors recommends a vote “FOR” Proposal 4.
4. Ratification of the selection of PricewaterhouseCoopers LLP as Mattel, Inc.’s independent registered public accounting firm for the year ending December 31, 2015.
The Board of Directors recommends a vote “AGAINST” Proposal 5.
5. Stockholder proposal regarding an independent Board Chairman.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Yes No
Please indicate if you plan to attend this meeting.
(NOTE: Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title as such.)
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date

MATTEL, INC.
2015 ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholders:
The 2015 Annual Meeting of Stockholders of Mattel, Inc. will be held on Thursday, May 21, 2015 at 9:00 a.m. (Los Angeles time), at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, CA 90266. We will consider and act on the following items of business at the Annual Meeting:
1. Election of the ten directors named in the Proxy Statement.
2. Advisory vote to approve named executive officer compensation, as described in the Mattel, Inc. Proxy Statement.
3. Approval of the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan.
4. Ratification of the selection of PricewaterhouseCoopers LLP as Mattel, Inc.’s independent registered public accounting firm for the year ending December 31, 2015.
5. Stockholder proposal regarding an independent Board Chairman.
6. Such other business as may properly come before the Annual Meeting.
The Mattel, Inc. Proxy Statement describes each of the items of business above in more detail. The Board of Directors recommends a vote FOR each of the ten directors named in the Proxy Statement, a vote FOR the proposals described above in items 2, 3 and 4, and a vote AGAINST the proposal described above in item 5.
If you were a holder of record of Mattel, Inc. common stock at the close of business on March 27, 2015, you are entitled to notice of and to vote at the Annual Meeting. A list of record holders of Mattel, Inc. common stock entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at Mattel, Inc.’s offices at 333 Continental Boulevard, El Segundo, CA 90245-5012, during normal business hours for ten days prior to the Annual Meeting and at the Annual Meeting.
The Manhattan Beach Marriott is accessible to those who require special assistance. If you require special assistance, please call the hotel at (310) 546-7511.
By Order of the Board of Directors
Robert Normile, Secretary
El Segundo, California, April 9, 2015
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting of Stockholders & 2015 Proxy Statement, 2014 Annual Report and Admission Policy are available at www.proxyvote.com.
M90419-P58229
MATTEL, INC.
The undersigned stockholder of Mattel, Inc. hereby appoints Christopher A. Sinclair, Robert Normile and Michael J. Dolan, and each of them, as proxy holders with full power of substitution, to represent and to vote all shares of Mattel, Inc. common stock held of record by the undersigned on March 27, 2015, at Mattel, Inc.’s Annual Meeting of Stockholders, to be held on May 21, 2015, and any adjournment or postponement thereof, with all powers the undersigned would possess if personally present. The proxy holders will vote as directed by the undersigned. If the undersigned gives no directions, the proxy holders will vote in accordance with the Board’s recommendations. The proxy holders will vote in their discretion on such other matters as may properly come before the meeting and any adjournment or postponement thereof, including, among other things, any proposal to adjourn the meeting to another time or place for the purposes of soliciting additional proxies. If any of the nominees for director listed on the reverse side should be unavailable, the persons named as proxy holders named herein may vote for substitute nominees at their discretion.
The following applies only with regard to any shares of Mattel, Inc. common stock that you held as of March 27, 2015 as a participant in the Mattel, Inc. Personal Investment Plan (“PIP”), a 401(k) plan (“PIP Shares”): As a named fiduciary for voting purposes, you hereby direct Wells Fargo Bank, N.A., as Trustee for the PIP, to vote the PIP Shares. You understand that you may mail this proxy card on a confidential basis to Broadridge, acting as tabulation agent, or vote by Internet or telephone as described on the reverse side of this card, and that the voting instructions must be received by Broadridge no later than 11:59 p.m., Eastern Time, on May 18, 2015 (“PIP Shares Special Voting Cut-Off Date”). If the instructions are not received by that date, or if the instructions are invalid because this form is not properly signed and dated, the PIP Shares will be voted in accordance with the terms of the PIP.
Your telephone or Internet vote authorizes the named proxy holders and/or the PIP Trustee to vote the shares in the same manner as if you marked, signed and returned your proxy card.
If you vote your proxy via telephone or Internet, you do not need to mail back your proxy card.
(Continued, and to be marked, dated and signed on reverse side.)

ADMISSION POLICY

MATTEL, INC.

2015 Annual Meeting of Stockholders

Thursday, May 21, 2015

Manhattan Beach Marriott

1400 Parkview Avenue

Manhattan Beach, California 90266

9:00 A.M., Los Angeles time (registration will begin at 8:00 A.M., Los Angeles time)

IMPORTANT:     In order to be admitted to the Annual Meeting, you must bring with you all of the items that are required pursuant to the Admission Policy. The Admission Policy is printed below and on the reverse side of this card. In addition, please note that you may not use cameras, recording equipment or other electronic devices during the Annual Meeting.

ADMISSION POLICY FOR THE 2015 ANNUAL MEETING

Mattel restricts admission to the Annual Meeting to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding validly executed proxies from stockholders who hold Mattel stock as of or after the close of business on March 27, 2015 and invited guests of Mattel.

You must bring certain documents with you in order to be admitted to the Annual Meeting and to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully, because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of Mattel stock as of the close of business on March 27, 2015. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent, Computershare Trust Company, N.A. (“Computershare”). Many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock as of the close of business on March 27, 2015, please call Computershare at 1-888-909-9922.

If you were a record holder of Mattel common stock as of the close of business on March 27, 2015, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport).

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 27, 2015.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 27, 2015, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you owned shares of Mattel common stock as of the close of business on March 27, 2015.

(continued on reverse)

Examples of proof of ownership include the following: (i) an original or a copy of the voting instruction form from your bank or broker with your name on it, (ii) a letter from your bank or broker stating that you owned Mattel common stock as of the close of business on March 27, 2015, or (iii) a brokerage account statement indicating that you owned Mattel common stock as of the close of business on March 27, 2015.

If you acquired your shares of Mattel common stock at any time after the close of business on March 27, 2015, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you own shares of Mattel common stock. Examples of proof of ownership include the following:

•

If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (i) a letter from your bank or broker stating that you acquired Mattel common stock after March 27, 2015, or (ii) a brokerage account statement as of a date after March 27, 2015 indicating that you own Mattel common stock; or

•	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation acceptable to Mattel that you bought the stock after March 27, 2015.

If you are a proxy holder for a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 27, 2015, then you must bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 27, 2015; and

•	Valid personal photo identification (such as a driver’s license or passport).

If you are a proxy holder for a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 27, 2015, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 27, 2015; and

•	Valid personal photo identification (such as a driver’s license or passport).

Shares may be voted in person at the Annual Meeting only by (i) the record holder as of the close of business on March 27, 2015, or (ii) a person holding a valid proxy executed by such record holder.